     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 1998

                                                      REGISTRATION NO. 333-47117
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3


                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        MOBIUS MANAGEMENT SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                               7372                              13-3078745
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                               120 OLD POST ROAD
                              RYE, NEW YORK 10580
                                 (914) 921-7200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                                 MITCHELL GROSS
          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                               120 OLD POST ROAD
                              RYE, NEW YORK 10580
                                 (914) 921-7200

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

          KENNETH P. KOPELMAN, ESQ.                            MARK G. BORDEN, ESQ.
      KRAMER, LEVIN, NAFTALIS & FRANKEL                       JEFFREY A. STEIN, ESQ.
               919 THIRD AVENUE                                 HALE AND DORR LLP
           NEW YORK, NEW YORK 10022                              60 STATE STREET
                (212) 715-9100                             BOSTON, MASSACHUSETTS 02109
                                                                  (617) 526-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED APRIL 7, 1998


                                2,900,000 SHARES

                                 [MOBIUS LOGO]
                                  COMMON STOCK
                          (PAR VALUE $.0001 PER SHARE)
                            ------------------------

    Of the 2,900,000 shares of Common Stock offered hereby, 2,500,000 shares are being sold by the Company and 400,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders". The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Stockholders.

    Shares of Common Stock are being reserved for sale at the initial public offering price to employees and friends of the Company. Such employees and friends will purchase, in the aggregate, not more than 5% of the Common Stock offered hereby. See "Underwriting".

    Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price per share will be between $11.00 and $13.00. For factors to be considered in determining the initial public offering price, see "Underwriting".

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

    The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "MOBI".
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
     THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
       PROSPECTUS.
        ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                             INITIAL PUBLIC         UNDERWRITING          PROCEEDS TO              PROCEEDS TO
                             OFFERING PRICE         DISCOUNT(1)            COMPANY(2)         SELLING STOCKHOLDERS
                             --------------         ------------          -----------         --------------------
Per Share...............           $                     $                     $                        $
Total(3)................           $                     $                     $                        $

---------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

(2) Before deducting estimated expenses of $900,000 payable by the Company.

(3) The Selling Stockholders have granted the Underwriters an option for 30 days to purchase up to an additional 435,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to Selling
    Stockholders will be $         , $         , and $         , respectively.
    See "Underwriting".
                            ------------------------

    The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the shares
will be ready for delivery in New York, New York, on or about          , 1998,
against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.

                     NATIONSBANC MONTGOMERY SECURITIES LLC
                                                  BANCAMERICA ROBERTSON STEPHENS
                            ------------------------

                The date of this Prospectus is           , 1998.

Graphic and Text Appearing on inside front cover of the Prospectus:

This page contains a stylized rendering of a man sitting on a desk chair looking at a computer monitor and typing on a computer keyboard. There is a beam of light projecting from the man's eyes to the computer monitor which contains an image of a document. The beam of light projects out of the back of the computer monitor and onto a sphere. Under the computer monitor, there are three vertically stacked disks. Above the man and the computer monitor, the following textual heading is printed: "Electronic Document Warehouse." Below the heading, the following text is printed: "Storage, retrieval and presentation of diverse information in a heterogeneous computing environment." Above the sphere, the following text is printed: "Software for the Electronic Enterprise." In the upper right hand corner of the page, the Mobius Management Systems, Inc. logo appears.


Graphic and Text Appearing on the gatefold of the inside front cover of the
Prospectus:

On the top center of the gatefold the following header text appears, "Electronic Document Warehouse." On the right side of the gatefold, the following header text appears, "Customer Service Representatives" which connects by a line running down the right side of the page to a heading which contains the following text "Internal Users." On the left side of the gatefold, the following header text appears, "Customer Self-Service" which connects by a line running down the left side of the page to a heading which contains the following text: "Internal Users." The gatefold contains a stylized flow chart depicting the Company's EDW products. The center of the gatefold contains a tri-level building. On the first level of the building there are 7 images of documents which are labelled: "correspondence," "checks," "policies," "statements," "photographs," "remittances," "reports" and "images." On the second level of the building there is a sphere with the following text within it: "VIEWDIRECT." To the right of the gatefold, the "VIEWDIRECT" sphere connects by a dotted line to a heading which contains the following text:
"Network." The "Network" heading connects by a dotted line to three other headings which contain the following text, respectively, "DocumentDirect," "DocumentDirect Application Suite" and "Docuanalyzer." Above the heading "DocumentDirect", there is a woman sitting in front of a computer and computer monitor, which has an image of a document on it. Above the heading "DocumentDirect Application Suite" there is a man holding a document. An arrow extends from the man to a woman sitting in front of a computer and a computer monitor which has an image of a document on it. To the left of the gatefold, the "VIEWDIRECT" sphere connects by a dotted line to a heading which contains the following text: "DocumentDirect for the Internet." The "DocumentDirect for the Internet" heading connect by a dotted line to two headings: "intranet" (toward the top of the page) and "internet" (toward the bottom of the page).
The "intranet" heading connects by a dotted line to a heading which contains the following text: "Internet Browser." The Internet heading connects by a dotted line to two headings which contain the following text: "Internet Browser." Above each "Internet Browser" heading there is a man looking into a computer monitor which has an image of a document on it. There is a beam of light projecting from the man's eyes to the computer monitor. On the left side of the bottom of the gatefold the following header text appears: "Storage." Underneath the "Storage" header there are three bullet points which contain the following text: (1) "Wide Range of Information Types," (2) "Scalable from Desktop to Enterprise" and (3) "Device-Independent Storage." On the middle of the bottom of the gatefold the following header text appears: "Retrieval." Underneath the "Retrieval" header there are three bullet points which contain the following text: (1) "Powerful Indexing For Easy Use," (2) "No Need to Know Location or Format" and (3) "Direct Access to Disk, Tape, Optical." On the right side of the bottom of the gatefold the following header text appears:
"Presentation." Underneath the "Presentation" header there are three bullet points which contain the following text: (1) "Common Interface to Diverse Documents," (2) "Flexible Viewing Options" and (3) "Self-Service Via Internet." On the bottom left hand corner of the gatefold the following text appears:
"Mobius Management Systems, Inc." On the bottom right hand corner of the gatefold the following text appears: "Electronic Document Warehouse."

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated, all information contained in this Prospectus assumes (i) no exercise of the Underwriters' over-allotment option, (ii) the filing of the Company's Second Amended and Restated Certificate of Incorporation prior to the closing of the offering, (iii) a 100-to-one stock split of all outstanding shares of Common Stock of the Company prior to the closing of the offering and (iv) the conversion of the outstanding shares of the Company's Series A Convertible Preferred Stock and Class A Non-Voting Common Stock into an aggregate of 4,171,000 shares of Common Stock effective on the closing of the offering. All references to the "Company" and "Mobius" shall mean Mobius Management Systems, Inc. and its subsidiaries unless the context otherwise requires. All references in this Prospectus to a fiscal year are to the Company's fiscal year which ends on June 30 of that year. For example, the 1997 fiscal year ended on June 30, 1997.

                                  THE COMPANY

     Mobius is a leading provider of enterprise software products designed to optimize the storage, retrieval and presentation of large volumes of transactional information. Major financial institutions, healthcare, manufacturing, retail and telecommunications companies and government entities use the Company's software products to facilitate customer service and other mission-critical functions. These products can be used by a single department, multiple departments or centrally by an entire enterprise. More than 1,200 customers, including 58 of the Fortune 100, have licensed Mobius products.

     Organizations are faced with the need to store ever-increasing volumes of information to meet operational, regulatory and legal requirements. These static records of individual events and transactions rapidly accumulate and may result in archives containing billions of individual records, which may increase by millions of records each day. Furthermore, a single organization must often manage static information in a wide variety of formats including text, images, complex data streams and video or audio recordings.

     Static information has traditionally been stored as paper or microfiche, neither of which permits electronic archiving and rapid retrieval. Other technologies, such as relational databases and data warehouses, do not economically store and present large volumes of static information created in a wide variety of formats. The multiple computing platforms and storage devices used by enterprises further compound the difficulty of efficiently storing, retrieving and presenting large volumes of information.

     The Company's Electronic Document Warehouse ("EDW") products store and integrate documents of different formats on a wide variety of computing platforms and electronic storage devices and make these documents available to the user through a common intuitive interface, including Internet browsers. The Company's software is designed to utilize an organization's established infrastructure, thus minimizing storage costs while meeting rapid retrieval needs. Mobius software products store, retrieve and present computer and non-computer generated documents, such as text, images, video or audio recordings, customer statements, checks, external correspondence and remittance forms. EDW products operate in heterogeneous environments, supporting a broad range of hardware platforms and operating systems, including OS/390, Windows NT, Windows 95, UNIX, OS/400, NetWare and others.

     Mobius was founded in 1981 by current management to address a market need for large-scale information storage and retrieval systems. The Company's objective is to extend its market leadership by: continuing to develop innovative storage, retrieval and presentation technologies; leveraging its blue chip customer base; expanding direct and indirect sales channels; increasing its focus on vertical markets; and further penetrating international markets.

     The Company was incorporated in New York in 1981 and was reincorporated in Delaware in 1997. Its executive offices are located at 120 Old Post Road, Rye, New York 10580 and its telephone number is (914) 921-7200.


     DocumentDirect, INFOPAC, TapeSaver, ViewDirect and WriteDirect are registered trademarks of the Company in the United States. EnterpriseIndex, Mobius, ServerTransparency, UniArc and Virtual Pocket are unregistered trademarks of the Company. This Prospectus also contains other product names, trade names and trademarks of the Company and other companies.

                                  THE OFFERING

    Common Stock offered by the Company.........................  2,500,000 shares
    Common Stock offered by the Selling Stockholders............  400,000 shares
    Common Stock to be outstanding after the offering(1)........  17,580,000 shares
    Proposed Nasdaq National Market symbol......................  "MOBI"
    Use of Proceeds.............................................  General corporate purposes, including working capital,
                                                                  product development, capital
                                                                  expenditures and possible
                                                                  acquisitions. See "Use of
                                                                  Proceeds".

---------------

(1) Based upon the number of shares of Common Stock outstanding on February 28, 1998. Excludes 2,493,500 shares of Common Stock issuable pursuant to the exercise of options outstanding at February 28, 1998, at a weighted average exercise price of $4.91 per share, of which options to purchase 454,465 shares were then exercisable. Also excludes an additional 1,536,500 shares reserved for issuance under the Company's 1996 Stock Incentive Plan (the "1996 Plan"), 1998 Employee Stock Purchase Plan (the "ESPP") and 1998 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). See "Capitalization", "Management -- Benefit Plans" and Note 9 of Notes to Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                         SIX MONTHS ENDED
                                                              YEARS ENDED JUNE 30,                         DECEMBER 31,
                                               ---------------------------------------------------    ----------------------
                                                1993       1994       1995       1996       1997         1996         1997
                                                ----       ----       ----       ----       ----         ----         ----
                                                                                                      (UNAUDITED)
CONSOLIDATED STATEMENT OF INCOME DATA:
Revenues....................................   $13,104    $17,654    $22,405    $30,958    $41,327      $17,398      $23,071
Gross profit................................    11,292     15,257     19,742     27,616     37,068       15,429       20,839
Income from operations......................       537        990      1,678      5,048      4,843        1,528        3,386
License and other interest income...........       125        186        375        339        922          328          832
Income before income taxes and change in
  accounting for income taxes...............       584      1,146      2,029      5,274      5,731        1,846        4,206
Provision for income taxes..................       244        507        880      2,657      3,348        1,043        2,355
Cumulative effect of change in accounting
  for income taxes(1).......................        --        194         --         --         --           --           --
                                               -------    -------    -------    -------    -------      -------      -------
Net income..................................   $   340    $   833    $ 1,149    $ 2,617    $ 2,383      $   803      $ 1,851
                                               =======    =======    =======    =======    =======      =======      =======
Basic earnings per share(2).................   $  0.02    $  0.06    $  0.08    $  0.17    $  0.17      $  0.05      $  0.17
Basic weighted average shares
  outstanding(2)............................    15,000     15,000     15,000     15,000     14,318       15,000       10,909
Diluted earnings per share(2)...............   $  0.02    $  0.06    $  0.08    $  0.17    $  0.15      $  0.05      $  0.12
Diluted weighted average shares
  outstanding(2)............................    15,000     15,000     15,000     15,000     15,882       15,355       15,785
Pro forma data (unaudited):
Pro forma basic earnings per share(3).......                                               $  0.13                   $  0.12
Pro forma basic weighted average shares
  outstanding(3)............................                                                18,489                    15,080
Pro forma diluted earnings per share(3).....                                               $  0.12                   $  0.12
Pro forma diluted weighted average shares
  outstanding (3)...........................                                                19,371                    15,852

                                                                          DECEMBER 31, 1997
                                                              -----------------------------------------
                                                                          CONVERSION       PRO FORMA
                                                              ACTUAL     PRO FORMA(6)    ADJUSTED(6)(7)
                                                              -------    ------------    --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 7,182      $ 7,182          $34,182
Total software license installments(4)......................   16,767       16,767           16,767
Total assets................................................   34,347       34,347           61,347
Total deferred maintenance revenue(5).......................   16,116       16,116           16,116
Convertible preferred stock.................................   12,000           --               --
Stockholders' equity (deficit)..............................   (2,563)       9,437           36,437

---------------

(1) Represents cumulative effect of change in accounting for the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

(2) For a description of the basic and diluted earnings per share ("EPS") calculations and the basic and diluted weighted average shares outstanding, see Note 2 of Notes to Consolidated Financial Statements.

(3) For a description of the pro forma basic and pro forma diluted EPS calculations and the pro forma basic and pro forma diluted weighted average shares outstanding, see Note 14 of Notes to Consolidated Financial Statements. The pro forma basic and diluted earnings per share giving effect to the 2,500,000 shares in the offering would be $0.11 and $0.11 for the year ended June 30, 1997 and $0.11 and $0.10 for the six months ended December 31, 1997 based on the pro forma basic and diluted weighted average shares outstanding of 20,989,000 and 21,871,000 for the year ended June 30, 1997, respectively, and 17,580,000 and 18,352,000 for the six months ended December 31, 1997, respectively.

(4) Total software license installments include amounts classified as current and long term. See Consolidated Financial Statements and Note 3 of Notes to Consolidated Financial Statements.

(5) Total deferred maintenance revenue includes amounts classified as current and long term. See Consolidated Financial Statements and Note 2 of Notes to Consolidated Financial Statements.

(6) Gives effect to the conversion of all outstanding shares of the Company's Series A Convertible Preferred Stock and Class A Non-Voting Common Stock into Common Stock. See "Capitalization".

(7) Adjusted to give effect to the sale of 2,500,000 shares of Common Stock offered by the Company hereby, at an assumed initial public offering price of $12.00 per share, after deducting the estimated underwriting discount and offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization".

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

FLUCTUATIONS IN PERIOD TO PERIOD RESULTS; SEASONALITY; UNCERTAINTY OF FUTURE OPERATING RESULTS

     The Company's quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Quarterly revenues and operating results are expected to fluctuate as a result of a variety of factors, including lengthy product sales cycles, changes in the level of operating expenses, demand for the Company's products, introductions of new products and product enhancements by the Company or its competitors, changes in customer budgets, competitive conditions in the industry and general domestic and international economic conditions.

     The timing, size and nature of individual license transactions are important factors in the Company's quarterly operating results. Many such license transactions involve large dollar commitments by customers, and the sales cycles for these transactions are often lengthy and unpredictable. There can be no assurance that the Company will be successful in closing large license transactions within the fiscal quarter in which they are budgeted, if at all.

     The Company has often recognized a substantial portion of its revenues in the last month of the quarter and often in the last week of that month. As a result, license fees in any quarter are often substantially dependent on orders booked and shipped in the last month or last week of that quarter. Accordingly, delays in the closing of sales near the end of a quarter could cause quarterly revenues and, to a greater degree, net income, to fall substantially short of anticipated levels.

     The Company's business has experienced and is expected to continue to experience significant seasonality, with revenues typically peaking primarily in its fourth fiscal quarter and to a lesser extent in its second fiscal quarter. These fluctuations are caused primarily by customer purchasing patterns and the Company's sales force incentive programs which recognize and reward sales personnel on the basis of achievement of annual and other periodic performance quotas, as well as by the factors described above.

     The Company recognizes revenue in accordance with Statement of Position ("SOP") 91-1, "Software Revenue Recognition", issued by the American Institute of Certified Public Accountants ("AICPA"). For transactions occurring on or after July 1, 1998, the Company will be required to recognize revenue in accordance with SOP 97-2, "Software Revenue Recognition", issued by the AICPA in October 1997, which supersedes SOP 91-1. In general terms, SOP 97-2 recognizes that sales of software products may consist of multiple elements, such as additional software products, upgrades and enhancements, rights to exchange or return software, post-contract customer support, or services, including elements deliverable only on a when-and-if-available basis, and provides that a vendor's fee must be allocated to the various elements of such sale based on "vendor-specific objective evidence of fair values" allocable to each such element. If sufficient vendor-specific objective evidence of fair values does not exist, all revenue from the sale could be deferred until such sufficient evidence exists, or until all elements have satisfied the requirements for revenue recognition. SOP 97-2 is newly issued and has not yet been subject to interpretation in practice or in applicable accounting guidelines. Although the Company has reviewed, and is continuing to review, its license agreements in light of its requirement to adopt SOP 97-2 and believes such adoption will not have a material effect on its operations, there can be no assurance that the future application of, or subsequent interpretations of, SOP 97-2 will not require the Company to defer the recognition of certain elements of revenue or result in revenue patterns in periods subsequent to fiscal 1998 which are materially different than historical periods. In addition, there can be no assurance that any adjustments the Company makes to its license agreements or other contractual arrangements to accommodate the requirements of SOP 97-2 would not be negatively viewed by prospective customers and therefore have a material adverse effect on the Company's sales efforts.

     Due to all of the foregoing factors and other factors described below, revenues for any period are subject to significant variation, and the Company believes that period to period comparisons of its operating results are not necessarily meaningful and such comparisons may not be reliable indicators of future performance. Although the Company has been profitable in recent quarterly periods, there can be no assurance that the Company will remain profitable on a quarterly basis, if at all. It is also possible that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In either case, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

TECHNOLOGICAL CHANGE

     The market for the Company's software is characterized by a high degree of technological change, frequent new product introductions, evolving industry standards and changes in customer demands. The introduction of competitive products embodying new technologies and the emergence of new industry standards could render the Company's existing products obsolete and unmarketable. The Company's future success will depend in part on its ability to enhance existing products and to develop and introduce new products to meet diverse and evolving customer requirements and keep pace with technological developments and emerging industry standards such as new operating systems, hardware platforms, user interfaces and storage media. The development of new products or enhanced versions of existing products and services entails significant technical risks. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new products that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction, implementation and marketing of these products and enhancements, or that any new products and product enhancements it may introduce will achieve market acceptance. See "-- Risk of Product Defects", "-- Year 2000 Compliance", "Business -- Industry Background", "-- The Mobius Solution", "-- Research and Development" and "-- Competition".

PRODUCT CONCENTRATION

     To date, a substantial portion of the Company's revenues has been attributable to the licensing of its ViewDirect and DocumentDirect software and the provision of related maintenance services. The Company currently expects that the licensing of the ViewDirect and DocumentDirect software, and the provision of related maintenance services, will account for a substantial portion of its revenues for the foreseeable future. As a result, factors adversely affecting the pricing of, or demand for, such products and services, such as competition or technological change, could have a material adverse effect on the Company's business, operating results and financial condition.

COMPETITION

     The market for the Company's products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The Company's products are targeted at a broad range of hardware and software environments, from PC to mid-range to mainframe servers. The Company believes that the principal competitive factors affecting its market include scalability, breadth of supported operating systems and document formats, ease of use, product reputation, quality, performance, price, sales and marketing effort and customer service. The Company currently encounters direct competition from a number of public and private companies including Computer Associates International ("Computer Associates"), Computron Software, Inc. ("Computron"), FileNet Corporation ("FileNet"), International Business Machines Corp. ("IBM"), Eastman Kodak Co. ("Kodak"), New Dimension Software Ltd. ("New Dimension") and RSD S.A. ("RSD"). Due to the relatively low barriers to entry in the software market, the Company expects additional competition from other established and emerging companies as the market for storage, retrieval and presentation software continues to develop and expand. Some of the Company's current and potential competitors are substantially larger than the Company and have significantly greater financial, technical and marketing resources, and a larger installed base of customers, than the Company. Some of such competitors also have extensive direct and indirect channels of distribution. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than the Company. In addition, current and potential competitors have established or may establish cooperative relationships among themselves with prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Competition".

INTERNATIONAL SALES AND OPERATIONS

     Revenues from customers outside of the United States represented 10.8% and 7.7% of the Company's total revenues in fiscal 1996 and fiscal 1997, respectively, and 8.4% in the first six months of fiscal 1998. The Company believes that its revenues and future operating results will depend in part on its ability to increase sales in international markets. An important part of the Company's strategy is to expand its direct and indirect sales efforts in international markets. The Company's international subsidiaries have not been profitable to date, and management expects achieving profitability will require significant management attention and financial resources. There can be no assurance that the Company will be able to maintain or increase international market demand for the Company's products or hire additional qualified personnel that will successfully be able to market the Company's products internationally. The Company's international sales are subject to the general risks inherent in doing business abroad, including unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and difficulties of localizing products for foreign countries, lack of acceptance of localized products in foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences, restrictions on the repatriation of earnings, the burdens of complying with a wide variety of foreign laws and economic instability. There can be no assurance that such factors will not have a material adverse effect on the Company's future international revenues and, consequently, on the Company's business, operating results and financial condition.

     An increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products more expensive, and, therefore, potentially less competitive in those markets. Although the Company does not currently engage in international currency hedging transactions, it is exploring the possibility of doing so in the future. To the extent that the U.S. dollar strengthens against foreign currencies in international markets in which the Company maintains operations, the net assets of the Company that are denominated in such foreign currencies will be devalued, resulting in a foreign currency translation loss to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business -- Strategy",
"-- Sales and Marketing" and Notes 1, 2 and 12 of Notes to Consolidated Financial Statements.

EXPANSION OF INDIRECT CHANNELS

     As part of its growth strategy, the Company intends to increase its sales through indirect channels such as marketing partnerships, joint-selling opportunities and original equipment manufacturers. To date, sales through indirect sales channels have been immaterial. The Company intends to invest resources to develop these channels, which could adversely affect the Company's operating results if the Company's efforts do not generate sufficient license revenues. The Company's ability to achieve revenue growth in the future will be affected by its success in expanding existing and establishing additional relationships with strategic partners. In addition, if the Company is successful in selling products through indirect channels, the Company's gross margins as a percentage of revenue will be negatively affected due to the lower unit prices that the Company expects to receive when selling through indirect channels. See "Business -- Strategy".

EXTENDED PAYMENT RISK

     Terms of sale are a competitive factor in the Company's markets. The Company offers extended payment terms to some of its customers, generally three years for its server products and five years for its client products. The license revenue for such agreements is recorded at the time of sale as the present value of the contract payments expected over the life of the agreement, net of bundled maintenance fees. Interest income from these agreements is recognized over the term of the financing based on the discount rate used by the Company to determine present value. To date, the Company has experienced one bad debt as a result of a customer's bankruptcy and has established reserves against possible future bad debts. The Company expects to continue its financing activities to compete effectively in its markets. Although management believes that its installment contracts are enforceable and that ultimate collection is probable, there can be no assurances that customers will not default under such financing arrangements, or that any such default would not have a material adverse effect on the Company's business, operating results and financial condition. See Notes 2 and 3 of Notes to Consolidated Financial Statements.

PROTECTION OF INTELLECTUAL PROPERTY

     The Company's success is heavily dependent upon its confidential and proprietary intellectual property. The Company has no patents or patent applications pending covering any aspect of its software products. The Company relies primarily on a combination of confidentiality agreements, copyright, trademark and trade secret laws and confidentiality procedures to protect its proprietary rights. Trade secret and copyright laws afford only limited protection to the Company. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of attempting to protect its proprietary rights will be adequate or that the Company's competitors will not independently develop similar or competitive technology.

     The Company's products are generally provided to customers in object code format only. However, the Company generally enters into arrangements with its customers pursuant to which the Company's source code will be released to the customer upon the occurrence of certain events, such as the bankruptcy or insolvency of the Company or certain material breaches by the Company of the license agreement. In the event of any release of the source code pursuant to these arrangements, the customer's license is generally limited to use of the source code to maintain, support and configure the Company's software products. Notwithstanding such provision, the delivery of source code to customers may increase the likelihood of misappropriation or other misuse of the Company's intellectual property.

     The Company is not aware that any of its products infringes the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the

Company with respect to current or future products. The Company expects that software product developers such as itself will increasingly be subject to infringement claims as the number of products and competitors in the business applications software market grows and the functionality of products in this market overlap. Defense of any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Intellectual Property, Proprietary Rights and Licenses".

DEPENDENCE ON LICENSED TECHNOLOGY

     The Company relies on certain software and other information that it licenses from third parties, including software that is used in the Company's products to perform certain functions. Although the Company believes that there are alternatives for these products, any significant interruption in the availability of such third-party software could have a material adverse impact on the Company's sales unless and until the Company can replace the functionality provided by these products. In addition, the Company is to a certain extent dependent upon such third parties' abilities to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. There can be no assurance that the Company would be able to replace the functionality provided by the third party software currently offered in conjunction with the Company's products in the event that such software becomes obsolete or incompatible with future versions of the Company's products or is otherwise not adequately maintained or updated. The absence of or any significant delay in the replacement of that functionality could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Intellectual Property, Proprietary Rights and Licenses".

PRODUCT LIABILITY

     The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. The Company does not maintain product liability insurance. A successful product liability claim brought against the Company could have a material adverse effect on the Company's business, operating results and financial condition.

RISK OF PRODUCT DEFECTS

     Software products as complex as those offered by the Company frequently contain defects, especially when first introduced or when new versions are released. Although the Company conducts extensive product testing, the Company has in the past discovered software defects in certain of its new products and enhancements after their introduction. The Company could in the future lose, or delay recognition of, revenues as a result of software errors or defects. The Company believes that its customers and potential customers are highly sensitive to defects in the Company's software. Although the Company's business has not been materially adversely affected by any such errors to date, there can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of revenue or delay in market acceptance, diversion of development resources, damage to the Company's reputation, or increased service and warranty costs, any of which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Research and Development".

YEAR 2000 COMPLIANCE

     Many currently installed operating systems and software products are coded to accept only two digit entries in the date code field. These date code fields need additional digits to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. Other than INFOPAC-RDS for VSE, for which the Company expects to release a Year 2000 compliant version in the fourth quarter of fiscal 1998 or the first quarter of fiscal 1999, the Company believes that its products are Year 2000 compliant. There can be no assurance that the Company will successfully release a Year 2000 compliant version of INFOPAC-RDS for VSE, that its other products will not experience Year 2000 compliance difficulties, or that third-party products that are not Year 2000 compliant will not have a detrimental effect on the operation of the Company's products.

     The Company believes that the purchasing patterns of customers and potential customers may be significantly affected by Year 2000 issues. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company. Conversely, Year 2000 issues may cause other companies to accelerate purchases, thereby causing an increase in short-term demand and a consequent decrease in long-term demand for software products.

     Additionally, Year 2000 compliance issues could cause a significant number of companies, including current customers of the Company, to re-evaluate their current systems' needs, and as a result, consider switching to other systems or suppliers. This could have a material adverse effect on the Company's business, operating results and financial condition.

MANAGEMENT OF GROWTH; DEPENDENCE ON SENIOR MANAGEMENT AND OTHER KEY EMPLOYEES

     The Company's ability to effectively manage its future growth, if any, will require it to continue to improve its operational, financial and management controls, accounting and reporting systems, and other internal processes. There can be no assurance that the Company will be able to make such improvements in an efficient or timely manner or that any such improvements will be sufficient to manage its growth, if any. If the Company is unable to manage growth effectively, the Company's business, operating results and financial condition would likely be materially adversely affected.

     The Company's success depends to a significant extent upon its senior management, including Mitchell Gross, Chairman of the Board, Chief Executive Officer and President, and Joseph J. Albracht, Executive Vice President, Chief Operating Officer and Secretary, and certain other key employees of the Company, many of whom have no experience in managing a public software company. The Company has entered into employment agreements with, and is the beneficiary of, $2 million key man life insurance policies on each of, Messrs. Gross and Albracht. Notwithstanding such agreements and policies, the loss of the service of either of these individuals, other members of senior management or other key employees could have a material adverse effect on the Company. Furthermore, the Company believes that its future success will also depend to a significant extent upon its ability to attract, train and retain highly skilled technical, management, sales and marketing personnel. Competition for such personnel is intense, and the Company expects that such competition will continue for the foreseeable future. The Company has from time to time experienced difficulty in locating candidates with appropriate qualifications. There can be no assurance that the Company will be successful in attracting or retaining such personnel; the failure to attract or retain such personnel could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Sales and Marketing" and "Management".

CONCENTRATION OF SHARE OWNERSHIP AND VOTING POWER

     Based upon the number of shares of Common Stock that will be outstanding upon the completion of this offering, Mitchell Gross, the Company's Chairman, Chief Executive Officer and President, and Joseph J. Albracht, the Company's Executive Vice President, Chief Operating Officer and Secretary, together will beneficially own approximately 59.8% of the Company's outstanding Common Stock. As a result, such individuals will be able to elect the Board of Directors and will retain the voting power to approve all matters requiring approval by the stockholders of the Company, regardless of the votes of other stockholders. In addition, subject to certain limitations imposed by applicable law, Messrs. Gross and Albracht will be able to, among other things, amend the Company's Second Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") and the Amended and Restated By-Laws (the "By-Laws") and effect or preclude fundamental corporate transactions involving the Company, including the acceptance or rejection of any proposals relating to a merger of the Company or an acquisition of the Company by another entity, in each case without the approval of any of the Company's other stockholders. See "Principal and Selling Stockholders" and "Description of Capital Stock".

ANTI-TAKEOVER PROVISIONS

     The Company's Restated Certificate of Incorporation requires that any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and the Company's By-Laws require advance notice by a stockholder of a director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Pursuant to the Restated Certificate of Incorporation, special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, the President, or the Executive Vice President, or the Secretary of the Company upon the written request of two-thirds of the Board of Directors. The Restated Certificate of Incorporation provides for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least 67% of the shares of capital stock of the Company entitled to vote. In addition, shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, at a price and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of shares of Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present intent to issue any shares of Preferred Stock. The Company is also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control of the Company. The foregoing provisions, and other provisions of the Restated Certificate of Incorporation, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock -- Delaware Law and Certain Provisions of the Company's Certificate of Incorporation and By-Laws".

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POTENTIAL VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering or that the market price of the Common Stock will not decline below the initial public offering price, which will be determined by negotiations among the Company and representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Investors should be aware that market prices for securities of software companies such as Mobius are highly volatile. The market price of the Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, the gain or loss of significant contracts, announcements of technological developments or new products by the Company and its competitors, changes in earnings estimates by analysts, market conditions in the industry and general domestic and international economic conditions. In addition, the stock market has experienced volatility that has particularly affected the market prices of many companies' stock and that often has been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the market price of the Common Stock. See "-- Fluctuations in Period to Period Results; Seasonality; Uncertainty of Future Operating Results".

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Sales of significant amounts of Common Stock in the public market or the perception that such sales will occur could adversely affect the market price of the Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. Of the 17,580,000 shares of Common Stock to be outstanding upon completion of the offering, the 2,900,000 shares offered hereby will be eligible for immediate sale in the public market without restriction unless the shares are purchased by "affiliates" of the Company within the meaning of Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting".

     The remaining 14,680,000 shares of Common Stock held by existing stockholders upon completion of the offering will be "restricted" securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. The Company's directors, officers and existing stockholders (holding all of such 14,680,000 shares) have agreed that they will not sell, directly or indirectly, any Common Stock without the prior consent of the representatives of the Underwriters for a period of 180 days from the date of this Prospectus. Subject to the provisions of Rules 144, 144(k) and 701, all of such shares will be eligible for sale upon the expiration of these lock-up agreements. In addition, certain stockholders, representing approximately 14,600,000 shares of Common Stock, have the right, subject to certain conditions, to include their shares in future registration statements relating to the Company's securities and to cause the Company to register certain shares of Common Stock owned by them. See "Shares Eligible for Future Sale" and "Underwriting".

     After the date of this Prospectus, the Company intends to file a Form S-8 registration statement under the Securities Act to register all shares of Common Stock issuable under the Company's stock-based benefit plans. See
"Management -- Director Compensation" and "-- Benefit Plans". Such registration statement is expected to become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates. See "Shares Eligible for Future Sale".

NO DIVIDENDS

     The Company has never paid or declared a dividend on its Common Stock and does not anticipate doing so for the foreseeable future. The Company's current bank line prohibits payment of dividends without the bank's consent. See "Dividend Policy".

BENEFITS OF THE OFFERING TO CURRENT STOCKHOLDERS

     The completion of this offering will provide significant benefits to the current stockholders of the Company, including certain of its directors and officers. The Company will not receive any of the net proceeds from the sale of shares by the Selling Stockholders, which will be approximately $4.5 million in the aggregate, assuming a public offering price of $12.00 per share. The completion of this offering will also create a public market for the Common Stock and thereby is likely to substantially increase the market value of the Common Stock held by current stockholders in the Company. Upon the closing of this offering, assuming a public offering price of $12.00 per share, (i) the difference between the aggregate purchase price paid by all of the Company's current stockholders for their shares and the aggregate market value of such shares will be approximately $164 million; and (ii) the difference between the aggregate purchase price paid by the Company's management stockholders for their shares and the aggregate market value of such shares will be approximately $127 million.

IMMEDIATE AND SUBSTANTIAL DILUTION TO NEW INVESTORS

     The initial public offering price of Common Stock is expected to be substantially higher than the net tangible book value per outstanding share of Common Stock. Investors purchasing Common Stock in this offering will, therefore, incur immediate dilution of $9.93 in net tangible book value per share of Common Stock (based upon an assumed initial public offering price of $12.00 per share and after deducting the estimated underwriting discount and offering expenses payable by the Company) from the initial public offering price and will incur additional dilution upon the exercise of outstanding stock options. See "Dilution".

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered by the Company pursuant to this offering are estimated to be $27,000,000, after deducting the estimated underwriting discount and offering expenses payable by the Company. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders".

     The principal purposes of this offering are to increase the Company's working capital and equity base, to create a public market for the Company's Common Stock and to facilitate future access by the Company to the public capital markets. The Company expects to use the net proceeds for general corporate purposes, including working capital, product development and capital expenditures. A portion of the net proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to those of the Company. The Company may from time to time consider potential acquisitions, although there are no commitments or understandings for any material acquisitions, and no portion of the net proceeds has been allocated for any specific acquisition. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

     The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company's current loan agreement with a bank prohibits the payment of dividends without the bank's consent. The Company currently intends to retain future earnings to fund the development and growth of its business. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

     The following table sets forth, as of December 31, 1997, (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company after giving effect to the conversion of the outstanding Series A Convertible Preferred Stock and Class A Non-Voting Common Stock into shares of Common Stock and (iii) the pro forma capitalization of the Company, as adjusted to reflect the sale of 2,500,000 shares of Common Stock offered hereby by the Company at an assumed initial public offering price of $12.00 per share and after deducting the estimated underwriting discount and offering expenses payable by the Company. This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                      DECEMBER 31, 1997
                                                              ---------------------------------
                                                                         CONVERSION   PRO FORMA
                                                               ACTUAL    PRO FORMA    ADJUSTED
                                                               ------    ----------   ---------
                                                                       (IN THOUSANDS)
Capital lease obligations, less current portion.............  $     66    $    66     $     66
                                                              --------    -------     --------

Series A Convertible Preferred Stock, $.01 par value(1);
  40,910 shares authorized; 40,910 shares outstanding
  (actual); none authorized or outstanding (conversion pro
  forma and pro forma adjusted).............................    12,000         --           --
                                                              --------    -------     --------
Stockholders' equity: (1)
  Preferred Stock, $.01 par value; 159,090 shares authorized
  (actual); 1,000,000 shares authorized (conversion pro
  forma and pro forma adjusted); none outstanding (actual,
  conversion pro forma and pro forma adjusted)(2)...........        --         --           --
  Common Stock, $.0001 par value; 40,000,000 shares
     authorized; 10,909,000 shares outstanding (actual);
     15,080,000 shares outstanding (conversion pro forma)
     and 17,580,000 shares outstanding (pro forma
     adjusted)(3)...........................................         1          2            2
  Class A Non-Voting Common Stock, $.0001 par value;
     5,000,000 shares authorized (actual); none authorized
     (conversion pro forma and pro forma adjusted); 80,000
     shares outstanding (actual); none outstanding
     (conversion pro forma and pro forma adjusted)..........        --         --           --
  Additional paid-in capital................................        --     11,999       38,999
  Retained earnings.........................................     9,487      9,487        9,487
  Translation adjustment....................................       (51)       (51)         (51)
  Treasury stock, at cost (4,091,000 shares)................   (12,000)   (12,000)     (12,000)
                                                              --------    -------     --------
     Total stockholders' equity (deficit)...................    (2,563)     9,437       36,437
                                                              --------    -------     --------
          Total capitalization..............................  $  9,503    $ 9,503     $ 36,503
                                                              ========    =======     ========

---------------
     (1) See Notes 7 and 8 of Notes to Consolidated Financial Statements.

     (2) At December 31, 1997, the Company had 200,000 shares of Preferred Stock authorized, of which 40,910 shares have been designated Series A Convertible Preferred Stock and 159,090 were undesignated. Upon the completion of the offering, 1,000,000 shares of Preferred Stock will be authorized, none of which will be outstanding.

     (3) Excludes 1,786,000 shares of Common Stock issuable pursuant to the exercise of options outstanding at December 31, 1997, at a weighted average exercise price of $2.64 per share of Common Stock, of which options to purchase 411,625 shares were exercisable as of February 28, 1998. Also excludes 720,000 shares of Common Stock issuable pursuant to the exercise of options granted between January 1, 1998 and February 28, 1998 at a weighted average exercise price of $10.50 per share of Common Stock, of which options to purchase 30,000 shares were exercisable as of February 28, 1998. Also excludes an additional 1,536,500 shares reserved for issuance under the 1996 Plan, the ESPP and the Directors' Plan. See "Management -- Benefit Plans" and Note 9 of Notes to Consolidated Financial Statements.

                                    DILUTION

     The pro forma net tangible book value of the Company as of December 31, 1997, after giving effect to the conversion of the outstanding Series A Convertible Preferred Stock and Class A Non-Voting Common Stock into Common Stock, was approximately $9,437,000, or $0.63 per share of Common Stock. Pro forma net tangible book value per share is equal to the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding after giving effect to the aforementioned conversions. After giving effect to the sale by the Company of 2,500,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $12.00 per share and after deducting the estimated underwriting discount and offering expenses) the pro forma net tangible book value of the Company as of December 31, 1997 would have been approximately $36,437,000, or $2.07 per share. This represents an immediate increase in pro forma net tangible book value of $1.44 per share to existing stockholders and an immediate dilution of $9.93 per share to new investors purchasing shares in this offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share.............           $12.00
  Pro forma net tangible book value as of December 31,
     1997...................................................  $0.63
  Pro forma increase per share attributable to new
     investors..............................................   1.44
                                                              -----
Pro forma net tangible book value after offering............             2.07
                                                                       ------
Pro forma net tangible book value dilution per share to new
  investors.................................................           $ 9.93
                                                                       ======

     The following table summarizes, on a pro forma basis as of December 31, 1997, after giving effect to the conversion of the outstanding Series A Convertible Preferred Stock and Class A Non-Voting Common Stock into Common Stock, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average consideration paid per share by the existing stockholders and by the new investors (assuming an initial public offering price of $12.00 per share):

                            SHARES PURCHASED        TOTAL CONSIDERATION
                            ----------------        -------------------      AVERAGE PRICE
                            NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                            ------      -------      ------       -------    -------------
Existing
  stockholders(1).......  15,080,000      85.8%    $12,101,630      28.7%       $ 0.80
New investors(1)........   2,500,000      14.2      30,000,000      71.3         12.00
                          ----------     -----     -----------     -----        ------
  Total.................  17,580,000     100.0%    $42,101,630     100.0%       $ 2.39
                          ==========     =====     ===========     =====        ======

---------------

(1) Sales by Selling Stockholders in this offering will reduce the number of shares held by existing stockholders to 14,680,000 or approximately 83.5% of the total number of shares of Common Stock outstanding after this offering (or 14,245,000 shares and approximately 81.0% if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares held by new investors to 2,900,000 or approximately 16.5% of the total number of shares of Common Stock outstanding after this offering (or 3,335,000 shares and approximately 18.9% if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders".

     As of February 28, 1998, there were options outstanding to purchase 2,493,500 shares of Common Stock under the 1996 Plan and the Directors' Plan at a weighted average exercise price of $4.91 per share, of which options to purchase 454,465 shares were then exercisable. To the extent any such options are exercised, there will be further dilution to the new investors. An additional 1,536,500 shares in the aggregate have been reserved for issuance under the 1996 Plan, the ESPP and the Directors' Plan. See
"Management -- Benefit Plans".

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below under the captions "Consolidated Statement of Income Data" and "Consolidated Balance Sheet Data" as of and for each of the years in the five-year period ended June 30, 1997 and as of and for the six months ended December 31, 1997 are derived from the consolidated financial statements of the Company, which statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of June 30, 1996 and 1997 and December 31, 1997, and for each of the years in the three-year period ended June 30, 1997 and the six months ended December 31, 1997, and the report thereon, are included elsewhere in this Prospectus. The interim consolidated financial data set forth below for the six-month period ended December 31, 1996 has been derived from the unaudited consolidated financial statements included elsewhere in this Prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for the period. Operating results for the six-month period ended December 31, 1997 are not necessarily indicative of the results that may be expected for the entire fiscal year ending June 30, 1998. The data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto, included elsewhere in this Prospectus.

                                                                                                         SIX MONTHS ENDED
                                                              YEARS ENDED JUNE 30,                         DECEMBER 31,
                                               ---------------------------------------------------    ----------------------
                                                1993       1994       1995       1996       1997         1996         1997
                                                ----       ----       ----       ----       ----         ----         ----
                                                                                                      (UNAUDITED)
CONSOLIDATED STATEMENT OF INCOME DATA
  (IN THOUSANDS, EXCEPT PER SHARE DATA):
Revenues:
  Software license revenues.................   $ 7,821    $10,604    $12,729    $18,769    $26,112      $10,239      $14,293
  Maintenance and other revenues............     5,283      7,050      9,676     12,189     15,215        7,159        8,778
                                               -------    -------    -------    -------    -------      -------      -------
    Total revenues..........................    13,104     17,654     22,405     30,958     41,327       17,398       23,071
                                               -------    -------    -------    -------    -------      -------      -------
Costs of revenues:
  Software license revenues.................       534        841        614        626      1,336          528          678
  Maintenance and other revenues............     1,278      1,556      2,049      2,716      2,923        1,441        1,554
                                               -------    -------    -------    -------    -------      -------      -------
    Total costs of revenues.................     1,812      2,397      2,663      3,342      4,259        1,969        2,232
                                               -------    -------    -------    -------    -------      -------      -------
Gross profit................................    11,292     15,257     19,742     27,616     37,068       15,429       20,839
Operating expenses:
  Sales and marketing.......................     8,030      9,687     12,523     15,136     21,971        9,180       10,797
  Research and development..................     1,665      2,669      3,478      4,600      5,904        2,810        3,550
  General and administrative................     1,060      1,911      2,063      2,832      4,350        1,911        3,106
                                               -------    -------    -------    -------    -------      -------      -------
    Total operating expenses................    10,755     14,267     18,064     22,568     32,225       13,901       17,453
                                               -------    -------    -------    -------    -------      -------      -------
Income from operations......................       537        990      1,678      5,048      4,843        1,528        3,386
License and other interest income...........       125        186        375        339        922          328          832
Interest expense............................       (79)       (61)       (58)       (41)       (22)         (11)          (6)
Foreign currency transaction gains
  (losses)..................................         1         31         34        (72)       (12)           1           (6)
                                               -------    -------    -------    -------    -------      -------      -------
Income before income taxes and change in
  accounting for income taxes...............       584      1,146      2,029      5,274      5,731        1,846        4,206
Provision for income taxes..................       244        507        880      2,657      3,348        1,043        2,355
                                               -------    -------    -------    -------    -------      -------      -------
Income before cumulative effect of change in
  accounting for income taxes...............       340        639      1,149      2,617      2,383          803        1,851
Cumulative effect of change in accounting
  for income taxes(1).......................        --        194         --         --         --           --           --
                                               -------    -------    -------    -------    -------      -------      -------
Net income..................................   $   340    $   833    $ 1,149    $ 2,617    $ 2,383      $   803      $ 1,851
                                               =======    =======    =======    =======    =======      =======      =======
Basic earnings per share(2).................   $  0.02    $  0.06    $  0.08    $  0.17    $  0.17      $  0.05      $  0.17
Basic weighted average shares
  outstanding(2)............................    15,000     15,000     15,000     15,000     14,318       15,000       10,909
Diluted earnings per share(2)...............   $  0.02    $  0.06    $  0.08    $  0.17    $  0.15      $  0.05      $  0.12
Diluted weighted average shares
  outstanding(2)............................    15,000     15,000     15,000     15,000     15,882       15,355       15,785

                                                                                                         SIX MONTHS ENDED
                                                              YEARS ENDED JUNE 30,                         DECEMBER 31,
                                               ---------------------------------------------------    ----------------------
                                                1993       1994       1995       1996       1997         1996         1997
                                                ----       ----       ----       ----       ----         ----         ----
                                                                                                      (UNAUDITED)
PRO FORMA DATA (UNAUDITED):
Pro forma basic earnings per share(3).......                                               $  0.13                   $  0.12
Pro forma basic weighted average shares
  outstanding(3)............................                                                18,489                    15,080
Pro forma diluted earnings per share(3).....                                               $  0.12                   $  0.12
Pro forma diluted weighted average shares
  outstanding(3)............................                                                19,371                    15,852

                                                                                                      DECEMBER 31, 1997
                                                               JUNE 30,                      ------------------------------------
                                             ---------------------------------------------              CONVERSION     PRO FORMA
                                              1993     1994     1995      1996      1997     ACTUAL    PRO FORMA(6)   ADJUSTED(7)
                                              ----     ----     ----      ----      ----     ------    ------------   -----------
CONSOLIDATED BALANCE SHEET DATA
  (IN THOUSANDS):
Cash and cash equivalents..................  $  214   $3,166   $ 2,711   $ 4,447   $ 5,672   $ 7,182     $ 7,182        $34,182
Total software license installments(4).....   1,006    1,546     1,317     4,990    12,486    16,767      16,767         16,767
Total assets...............................   6,360    9,422    12,713    18,446    28,502    34,347      34,347         61,347
Total deferred maintenance revenue(5)......   3,039    3,845     5,317     7,154    11,155    16,116      16,116         16,116
Capital lease obligations, less current
  portion..................................      73       23       104       151        95        66          66             66
Convertible preferred stock................      --       --        --        --    11,898    12,000          --             --
Stockholders' equity (deficit).............     655    1,465     2,586     5,226    (4,344)   (2,563)      9,437         36,437

---------------

(1) Represents cumulative effect of change in accounting for the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

(2) For a description of the basic and diluted earnings per share ("EPS") calculations and the basic and diluted weighted average shares outstanding, see Note 2 of Notes to Consolidated Financial Statements.

(3) For a description of the pro forma basic and pro forma diluted EPS calculations and the pro forma basic and pro forma diluted weighted average shares outstanding, see Note 14 of Notes to Consolidated Financial Statements. The pro forma basic and diluted earnings per share giving effect to the 2,500,000 shares in the offering would be $0.11 and $0.11 for the year ended June 30, 1997 and $0.11 and $0.10 for the six months ended December 31, 1997 based on the pro forma basic and diluted weighted average shares outstanding of 20,989,000 and 21,871,000 for the year ended June 30, 1997, respectively, and 17,580,000 and 18,352,000 for the six months ended December 31, 1997, respectively.

(4) Total software license installments include amounts classified as current and long term. See Consolidated Financial Statements and Note 3 of Notes to Consolidated Financial Statements.

(5) Total deferred maintenance revenue includes amounts classified as current and long term. See Consolidated Financial Statements and Note 2 of Notes to Consolidated Financial Statements.

(6) Gives effect to the conversion of all outstanding shares of the Company's Series A Convertible Preferred Stock and Class A Non-Voting Common Stock into Common Stock. See "Capitalization".

(7) Adjusted to give effect to the sale of 2,500,000 shares of Common Stock offered by the Company hereby, at an assumed initial public offering price of $12.00 per share, after deducting the estimated underwriting discount and offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization".

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto, and the other financial information included elsewhere in this Prospectus. The Company's revenues and costs of operations are difficult to forecast and could differ materially from those discussed in the forward-looking statements contained in this Prospectus as a result of a number of factors, including, without limitation, those discussed under "Risk Factors" above.

OVERVIEW

     The Company is a leading provider of enterprise software products designed to optimize the storage, retrieval and presentation of large volumes of transactional information. Major financial services, healthcare, manufacturing, retail and telecommunications companies and governmental entities use the Company's products to facilitate customer service and other mission-critical functions. Founded in 1981, the Company provided information storage, retrieval and presentation products and support, as well as consulting services throughout its first decade. In 1991, the Company decided to focus primarily on developing and marketing software products and, as a result, sold its consulting services business.

     Mobius derives its revenues primarily from software license fees and related annual maintenance fees. In fiscal 1997, 63.2% of the Company's total revenues were generated by software license fees and 36.8% were generated by maintenance and other fees. The Company's total revenues have increased over each of the past five fiscal years, from $13.1 million in fiscal 1993 to $41.3 million in fiscal 1997.

     Revenue from software license contracts is recognized upon shipment of the software to the customer if no significant vendor obligations remain and collection of the resulting receivable is probable. The Company offers installment payment terms to some of its customers for the acquisition of software licenses. The license revenue for such agreements is recorded as the present value of contract payments, net of bundled maintenance fees. These installment contracts give rise to the software license installments recorded on the Company's balance sheet. License interest income represents the portion of installment contracts allocated by the Company to interest, based on a discount rate tied to relevant market indices.

     Maintenance fees are calculated as a percentage of license fees and are recognized ratably over the maintenance term, typically one year. Unearned maintenance revenue from these transactions is reflected on the Company's balance sheet as deferred maintenance revenue.

     Licenses of the Company's ViewDirect and DocumentDirect products have historically accounted for a majority of the Company's license revenues and for a significant portion of the Company's total revenues, and the Company anticipates that this trend will continue for the foreseeable future. In fiscal 1997, license fees for these products accounted for approximately 81.0% of license revenues and approximately 51.0% of total revenues. The Company's growing customer base has led to continued growth in maintenance fees. Aside from the involvement of systems engineers during the sales cycle, Mobius does not provide implementation services and has trained and certified a group of independent professional services organizations to provide such services.

     International revenues increased in absolute dollar terms in 1995 and 1996 representing 9.9% and 10.8% increases over the respective prior years while 1997 decreased 4.9% as compared to 1996. The Company intends to expand its international sales activities as part of its business strategy. The majority of Mobius' current international revenues are derived from the operations of five wholly-owned subsidiaries. In addition, international revenues include sales made directly by the Company or through agents located in the United States to international customers. The Company receives a royalty that is a percent of agent and subsidiary sales of software licenses and maintenance contracts to international customers. The Company's subsidiaries conduct business in the currency of the country in which they operate, exposing Mobius to currency fluctuations and currency transaction losses or gains which are outside of Mobius' control. To date, all of these subsidiaries have operated at a loss, which cannot be consolidated for United States income tax purposes. Consequently, the Company's effective tax rate is substantially higher than the statutory rate as no benefit has been provided for the foreign losses. To the extent that Mobius is successful at bringing these operations to profitability, the Company will have effective tax rates that are below the statutory rates as a result of realizing the benefit of the tax loss carryforwards currently being generated outside of the United States. See "Risk Factors -- International Sales and Operations" and "Strategy -- Increase Penetration of International Markets".

     Capitalization of internally developed software costs is required once technological feasibility is established. The period between achieving technological feasibility, which the Company has defined as the establishment of a working model, and the general availability of such software has been short and, therefore, software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs. The Company currently anticipates that such eligible amounts will be insignificant for the foreseeable future. Software development costs are included in research and development and are expensed as incurred. See Note 2 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

     The following table sets forth certain items from the Company's Consolidated Statement of Income as a percentage of total revenues for the periods indicated:

                                                                           SIX MONTHS ENDED
                                               YEARS ENDED JUNE 30,          DECEMBER 31,
                                              -----------------------    --------------------
                                              1995     1996     1997        1996        1997
                                              ----     ----     ----        ----        ----
                                                                         (UNAUDITED)
Revenues:
  Software license revenues.................   56.8%    60.6%    63.2%       58.9%       62.0%
  Maintenance and other revenues............   43.2     39.4     36.8        41.1        38.0
                                              -----    -----    -----       -----       -----
     Total revenues.........................  100.0    100.0    100.0       100.0       100.0
                                              -----    -----    -----       -----       -----
Costs of revenues:
  Software license revenues.................    2.8      2.0      3.2         3.0         2.9
  Maintenance and other revenues............    9.1      8.8      7.1         8.3         6.8
                                              -----    -----    -----       -----       -----
     Total costs of revenues................   11.9     10.8     10.3        11.3         9.7
                                              -----    -----    -----       -----       -----
Gross profit................................   88.1     89.2     89.7        88.7        90.3

Operating expenses:
  Sales and marketing.......................   55.9     48.9     53.2        52.8        46.8
  Research and development..................   15.5     14.9     14.3        16.1        15.4
  General and administrative................    9.2      9.1     10.5        11.0        13.4
                                              -----    -----    -----       -----       -----
     Total operating expenses...............   80.6     72.9     78.0        79.9        75.6
                                              -----    -----    -----       -----       -----
Income from operations......................    7.5     16.3     11.7         8.8        14.7
License and other interest income...........    1.7      1.1      2.3         1.9         3.5
Interest expense............................   (0.3)    (0.1)    (0.1)       (0.1)       (0.0)
Foreign currency transaction gains
  (losses)..................................    0.2     (0.2)     0.0         0.0         0.0
                                              -----    -----    -----       -----       -----
Income before income taxes..................    9.1     17.1     13.9        10.6        18.2
Provision for income taxes..................    3.9      8.6      8.1         6.0        10.2
                                              -----    -----    -----       -----       -----
Net income..................................    5.2%     8.5%     5.8%        4.6%        8.0%
                                              =====    =====    =====       =====       =====

     SIX MONTHS ENDED DECEMBER 31, 1996 COMPARED TO SIX MONTHS ENDED DECEMBER 31, 1997

     REVENUES. Total revenues, consisting principally of software license revenues and maintenance and other revenues, increased 32.6% from $17.4 million in the first six months of fiscal 1997 to $23.1 million in the first six months of fiscal 1998. Domestic revenues increased 29.0% from $15.8 million in the first six months of fiscal 1997 to $20.4 million in the same period in fiscal 1998. International revenues increased 68.6% from $1.6 million in the first six months of fiscal 1997 to $2.7 million in the same period in fiscal 1998.

     Software license revenues increased 39.6% from $10.2 million in the first six months of fiscal 1997 to $14.3 million in the comparable period of fiscal 1998. The increase was primarily attributable to increased sales of the ViewDirect and DocumentDirect products and, to a lesser extent, the INFOPAC-TapeSaver product.

     Maintenance and other revenues increased 22.6% from $7.2 million for the first six months of fiscal 1997 to $8.8 million in the first six months of fiscal 1998. The increase was primarily attributable to the growth of the installed base of customers with maintenance contracts, and, to a lesser extent, increases in the fees charged by the Company. Other revenues for both periods were not significant.

     COSTS OF REVENUES. Costs of license revenues consist primarily of royalties, amortization of purchased software and sublicense fees. The costs of license revenues increased 28.4% from $0.5 million in the first six months of fiscal 1997 to $0.7 million in the comparable period of fiscal 1998, representing 5.2% and 4.7%, respectively, of license revenues in those periods. The increase in the costs of license revenues was primarily related to increased sales of the INFOPAC-TapeSaver and DocuAnalyzer products, which require the Company to pay third party royalty fees.

     Costs of maintenance and other revenues consist primarily of customer support staff costs. The costs of maintenance revenues increased 7.8% from $1.4 million in the first six months of fiscal 1997 to $1.6 million in the first six months of fiscal 1998, representing 20.1% and 17.7% of maintenance revenues, respectively. The increase in the costs of maintenance and other revenues is primarily attributable to increased staffing and personnel-related costs.

     OPERATING EXPENSES. Sales and marketing expenses consist primarily of the cost of personnel associated with the selling and marketing of the Company's products, including salaries, commissions and travel and entertainment. Sales and marketing expenses also include the cost of branch sales offices, advertising, trade shows, marketing and promotional materials. Sales and marketing expenses increased 17.6% from $9.2 million in the first six months of fiscal 1997 to $10.8 million in the comparable period of fiscal 1998. This increase was primarily attributable to increased commissions associated with increased revenues and expenses for additional sales staff and personnel-related costs.

     Research and development expenses consist primarily of personnel costs attributable to the development of new software products and the enhancement of existing products. Research and development expenses increased 26.3% from $2.8 million in the first six months of fiscal 1997 to $3.6 million in the comparable period of fiscal 1998. The increase is primarily attributable to increased staffing and personnel-related costs. The Company believes that a significant level of research and development expenses will be required to maintain its competitive position in the future.

     General and administrative expenses primarily consist of personnel costs related to management, accounting, human resources, administration and associated overhead costs, as well as fees for professional services. General and administrative expenses increased 62.5% from $1.9 million in the first six months of fiscal 1997 to $3.1 million in the comparable period of fiscal 1998. The increase primarily reflects additional personnel-related costs as a result of the Company's expanded operations. The Company expects general and administrative expenses to increase in fiscal

1998 as a result of the costs associated with the regulatory and communication requirements applicable to public companies.

     LICENSE AND OTHER INTEREST INCOME; INTEREST EXPENSE; FOREIGN CURRENCY TRANSACTION GAINS (LOSSES). License and other interest income consists primarily of the portion of license payments under installment contracts allocated by the Company to interest based on a discount rate. License and other interest income increased from $0.3 million in the first six months of fiscal 1997 to $0.8 million in the comparable period of fiscal 1998.

     Interest expense consists primarily of costs associated with the Company's capital lease obligations. Foreign currency transaction gains (losses) consists of income or expenses associated with the valuation of the Company's non-dollar denominated assets held by its foreign subsidiaries. Both interest expense and foreign currency transaction gains (losses) were not material in the first six months of each of fiscal years 1997 and 1998.

     PROVISION FOR INCOME TAXES. The provision for income taxes was $1.0 million for the first six months of fiscal 1997 and $2.4 million for the comparable period of fiscal 1998. The effective tax rates for these respective periods were 56.5% and 56.0%. The difference between these rates and the applicable statutory rates is primarily attributable to the unrecognized tax benefit related to operating losses of the Company's foreign subsidiaries.

     YEAR ENDED JUNE 30, 1995 COMPARED TO YEAR ENDED JUNE 30, 1996 COMPARED TO YEAR ENDED JUNE 30, 1997

     REVENUES. Total revenues increased 38.2% from $22.4 million in fiscal 1995 to $31.0 million in fiscal 1996 and increased 33.5% to $41.3 million in fiscal 1997. Domestic revenues increased 36.8% from $20.2 million in fiscal 1995 to $27.6 million in fiscal 1996 and increased 38.2% to $38.2 million in fiscal 1997. International revenues increased 50.3% from $2.2 million in fiscal 1995 to $3.3 million in fiscal 1996 and decreased 4.9% to $3.2 million in fiscal 1997. The increase in total revenues is primarily attributable to increased licensing of the Company's software products by new and current customers.

     Software license revenues increased 47.5% from $12.7 million in fiscal 1995 to $18.8 million in fiscal 1996 and increased 39.1% to $26.1 million in fiscal 1997. The increases in software license revenues were primarily attributable to increased license revenues from the Company's ViewDirect and DocumentDirect products, and, to a lesser extent, the INFOPAC-TapeSaver product.

     Maintenance and other revenues increased 26.0% from $9.7 million in fiscal 1995 to $12.2 million in fiscal 1996 and increased 24.8% to $15.2 million in fiscal 1997. The increases in maintenance and other revenues during these years were primarily attributable to the growth of the installed base of customers with maintenance contracts, and, to a lesser extent, increases in the maintenance fees charged by the Company. Other revenues for all periods were not significant.

     COSTS OF REVENUES. The costs of software license revenues remained relatively constant at $0.6 million in fiscal 1995 and fiscal 1996, and increased 113.4% to $1.3 million in fiscal 1997, representing 4.8%, 3.3% and 5.1%, respectively, of software license revenues in those years. The increase in costs of software license revenue in fiscal 1997 was primarily due to increased sales of the INFOPAC-TapeSaver and DocuAnalyzer products.

     The costs of maintenance and other revenues increased 32.6% from $2.0 million in fiscal 1995 to $2.7 million in fiscal 1996 and increased 7.6% to $2.9 million in fiscal 1997, representing 21.2%, 22.3% and 19.2%, respectively, of maintenance and other revenues in those years. The increases in costs of maintenance and other revenues were primarily attributable to increased staffing and personnel-related costs.

     OPERATING EXPENSES. Sales and marketing expenses increased 20.9% from $12.5 million in fiscal 1995 to $15.1 million in fiscal 1996 and increased 45.1% to $22.0 million in fiscal 1997. The increases in sales and marketing expenses were primarily attributable to increased commissions associated with increased revenues, the hiring of additional sales personnel and increased personnel-related costs.

     Research and development expenses increased 32.3% from $3.5 million in fiscal 1995 to $4.6 million in fiscal 1996 and increased 28.3% to $5.9 million in fiscal 1997, representing 15.5%, 14.9% and 14.3%, respectively, of total revenues in those years. The increases in research and development expenses were primarily attributable to increased staffing and personnel-related costs for technical staff.

     General and administrative expenses increased 37.3% from $2.1 million in fiscal 1995 to $2.8 million in fiscal 1996 and increased 53.6% to $4.4 million in fiscal 1997. The increases were generally attributable to increased professional services fees and additional personnel costs.

     LICENSE AND OTHER INTEREST INCOME; INTEREST EXPENSE; FOREIGN CURRENCY TRANSACTION GAINS (LOSSES). License and other interest income decreased from $0.4 million in fiscal 1995 to $0.3 million in fiscal 1996 and increased to $0.9 million in fiscal 1997. The decrease in license and other interest income from fiscal 1995 to fiscal 1996 was primarily due to the reduction in the discount rate used by the Company on installment contracts in 1996 and the completion of payment obligations on higher rate contracts within fiscal 1996. The increase in license and other interest income from fiscal 1996 to fiscal 1997 was primarily due to increases in the number of installment contracts entered into by the Company, and, to a lesser extent, increased earnings on higher cash balances held by the Company during that year.

     Interest expense decreased from $58,000 in fiscal 1995 to $41,000 in fiscal 1996 and decreased to $22,000 in fiscal 1997. The decreases were primarily due to reductions in the principal balances associated with the Company's capital leases.

     Foreign currency transaction gains (losses) declined from a gain of $34,000 in fiscal 1995 to a loss of $72,000 in fiscal 1996 primarily due to unfavorable fluctuations in the Company's functional currencies. The loss diminished to $12,000 in fiscal 1997 primarily due to declining fluctuations in fiscal 1997 as compared to fiscal 1996.

     PROVISION FOR INCOME TAXES. The provision for income taxes was $0.9 million in fiscal 1995, $2.7 million in fiscal 1996 and $3.3 million in fiscal 1997. The Company had effective tax rates of approximately 43.4%, 50.4% and 58.4% in fiscal years 1995, 1996 and 1997, respectively. The difference between these rates and the applicable statutory rates is primarily attributable to the unrecognized tax benefit related to operating losses of the Company's foreign subsidiaries. The increase in the effective tax rate from fiscal 1995 to fiscal 1996 principally reflects the absence of federal research tax credits due to a temporary change in the Internal Revenue Code in 1996 and an increase in the provision for tax contingencies. The increase in the effective tax rate from fiscal 1996 to fiscal 1997 principally reflects the impact of an increase in the amount of operating losses of the Company's foreign subsidiaries. See Note 6 of Notes to Consolidated Financial Statements.

SELECTED QUARTERLY OPERATING RESULTS

     The following tables present certain consolidated statement of income data for the eight fiscal quarters in the period ended December 31, 1997. In management's opinion, this unaudited information has been prepared on the same basis as the audited Consolidated Financial Statements appearing elsewhere in this Prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented, when read in conjunction with the audited Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The results of operations for any quarter are not necessarily indicative of results for any future period.

                                                         QUARTERS ENDED
                           --------------------------------------------------------------------------
                           MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                             1996        1996         1996            1996         1997        1997
                           ---------   --------   -------------   ------------   ---------   --------
Revenues:
  Software license
    revenues.............   $3,323     $ 7,662       $3,714         $ 6,525       $5,237     $10,636
  Maintenance and other
    revenues.............    3,203       3,168        3,522           3,637        4,087       3,969
                            ------     -------       ------         -------       ------     -------
    Total revenues.......    6,526      10,830        7,236          10,162        9,324      14,605
Costs of revenues:
  Software license
    revenues.............      102         303          308             220          276         532
  Maintenance and other
    revenues.............      690         797          639             802          751         731
                            ------     -------       ------         -------       ------     -------
    Total costs of
      revenues...........      792       1,100          947           1,022        1,027       1,263
                            ------     -------       ------         -------       ------     -------
Gross profit.............    5,734       9,730        6,289           9,140        8,297      13,342

Operating expenses:
  Sales and marketing....    3,697       4,849        3,616           5,564        5,255       7,536
  Research and
    development..........    1,228       1,216        1,367           1,443        1,533       1,561
  General and
    administrative.......      649         983          722           1,189        1,136       1,303
                            ------     -------       ------         -------       ------     -------
    Total operating
      expenses...........    5,574       7,048        5,705           8,196        7,924      10,400
                            ------     -------       ------         -------       ------     -------
Income from operations...      160       2,682          584             944          373       2,942
License and other
  interest income........       64         164          140             188          223         371
Interest expense.........       (6)         (9)          (7)             (4)          (4)         (7)
Foreign currency
  transaction gains
  (losses)...............      (54)         18            1              --           (8)         (5)
                            ------     -------       ------         -------       ------     -------
Income before income
  taxes..................      164       2,855          718           1,128          584       3,301
Provision for income
  taxes..................       86       1,434          351             692          354       1,951
                            ------     -------       ------         -------       ------     -------
Net income...............   $   78     $ 1,421       $  367         $   436       $  230     $ 1,350
                            ======     =======       ======         =======       ======     =======

                                  QUARTERS ENDED
                           ----------------------------
                           SEPTEMBER 30,   DECEMBER 31,
                               1997            1997
                           -------------   ------------
Revenues:
  Software license
    revenues.............     $5,697          $8,596
  Maintenance and other
    revenues.............      4,183           4,595
                              ------          ------
    Total revenues.......      9,880          13,191
Costs of revenues:
  Software license
    revenues.............        366             312
  Maintenance and other
    revenues.............        692             862
                              ------          ------
    Total costs of
      revenues...........      1,058           1,174
                              ------          ------
Gross profit.............      8,822          12,017
Operating expenses:
  Sales and marketing....      4,700           6,097
  Research and
    development..........      1,681           1,869
  General and
    administrative.......      1,462           1,644
                              ------          ------
    Total operating
      expenses...........      7,843           9,610
                              ------          ------
Income from operations...        979           2,407
License and other
  interest income........        325             507
Interest expense.........         (4)             (2)
Foreign currency
  transaction gains
  (losses)...............         (3)             (3)
                              ------          ------
Income before income
  taxes..................      1,297           2,909
Provision for income
  taxes..................        750           1,605
                              ------          ------
Net income...............     $  547          $1,304
                              ======          ======

                                                            QUARTERS ENDED
                              --------------------------------------------------------------------------
                              MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                1996        1996         1996            1996         1997        1997
                              ---------   --------   -------------   ------------   ---------   --------
AS A PERCENTAGE OF TOTAL
  REVENUES
Revenues:
  Software license
    revenues................     50.9%      70.7%         51.3%          64.2%         56.2%      72.8%
  Maintenance and other
    revenues................     49.1       29.3          48.7           35.8          43.8       27.2
                                -----      -----         -----          -----         -----      -----
    Total revenues..........    100.0      100.0         100.0          100.0         100.0      100.0
Costs of revenues:
  Software license
    revenues................      1.6        2.8           4.3            2.2           3.0        3.6
  Maintenance and other
    revenues................     10.6        7.4           8.8            7.9           8.0        5.0
                                -----      -----         -----          -----         -----      -----
    Total costs of
      revenues..............     12.2       10.2          13.1           10.1          11.0        8.6
                                -----      -----         -----          -----         -----      -----
Gross profit................     87.8       89.8          86.9           89.9          89.0       91.4
Operating expenses:
  Sales and marketing.......     56.7       44.7          50.0           54.7          56.4       51.6
  Research and
    development.............     18.8       11.2          18.8           14.2          16.4       10.7
  General and
    administrative..........      9.9        9.1          10.0           11.7          12.2        8.9
                                -----      -----         -----          -----         -----      -----
    Total operating
      expenses..............     85.4       65.0          78.8           80.6          85.0       71.2
Income from operations......      2.4       24.8           8.1            9.3           4.0       20.2
License and other interest
  income....................      1.0        1.5           1.9            1.8           2.4        2.5
Interest expense............     (0.1)      (0.1)         (0.1)           0.0           0.0       (0.1)
Foreign currency transaction
  gains (losses)............     (0.8)       0.2           0.0            0.0          (0.1)       0.0
                                -----      -----         -----          -----         -----      -----
Income before income
  taxes.....................      2.5       26.4           9.9           11.1           6.3       22.6
Provision for income
  taxes.....................      1.3       13.3           4.8            6.8           3.8       13.4
                                -----      -----         -----          -----         -----      -----
Net income..................      1.2%      13.1%          5.1%           4.3%          2.5%       9.2%
                                =====      =====         =====          =====         =====      =====

                                     QUARTERS ENDED
                              ----------------------------
                              SEPTEMBER 30,   DECEMBER 31,
                                  1997            1997
                              -------------   ------------
AS A PERCENTAGE OF TOTAL
  REVENUES
Revenues:
  Software license
    revenues................       57.7%          65.2%
  Maintenance and other
    revenues................       42.3           34.8
                                  -----          -----
    Total revenues..........      100.0          100.0
Costs of revenues:
  Software license
    revenues................        3.7            2.4
  Maintenance and other
    revenues................        7.0            6.5
                                  -----          -----
    Total costs of
      revenues..............       10.7            8.9
                                  -----          -----
Gross profit................       89.3           91.1
Operating expenses:
  Sales and marketing.......       47.6           46.2
  Research and
    development.............       17.0           14.2
  General and
    administrative..........       14.8           12.5
                                  -----          -----
    Total operating
      expenses..............       79.4           72.9
Income from operations......        9.9           18.2
License and other interest
  income....................        3.2            3.8
Interest expense............        0.0            0.0
Foreign currency transaction
  gains (losses)............        0.0            0.1
                                  -----          -----
Income before income
  taxes.....................       13.1           22.1
Provision for income
  taxes.....................        7.6           12.2
                                  -----          -----
Net income..................        5.5%           9.9%
                                  =====          =====

     The Company's quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Quarterly revenues and operating results are expected to fluctuate as a result of a variety of factors, including lengthy product sales cycles, changes in the level of operating expenses, demand for the Company's products, introductions of new products and product enhancements by the Company or its competitors, changes in customer budgets, competitive conditions in the industry and general domestic and international economic conditions. The Company's business has experienced and is expected to continue to experience significant seasonality, with revenues typically peaking primarily in its fourth fiscal quarter and to a lesser extent in its second fiscal quarter. These fluctuations are caused primarily by customer purchasing patterns and the Company's sales force incentive programs which recognize and reward sales personnel on the basis of achievement of annual and other periodic performance quotas, as well as the factors described above. The Company expects its operating results for the third quarter of fiscal 1998 to be consistent with its historical seasonality patterns. See "Risk Factors -- Fluctuations in Period to Period Results; Seasonality; Uncertainty of Future Operating Results".

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has funded its operations principally through cash flows from operating activities and, to a lesser extent, bank financings and capital leases. As of December 31, 1997, the Company had cash and cash equivalents of $7.2 million, an increase of $1.5 million from the $5.7 million held at June 30, 1997.

     Net cash provided by operating activities was $0.3 million, $2.7 million and $2.5 million in fiscal 1995, 1996 and 1997, and $1.9 million in the first six months of each of fiscal 1997 and 1998. The Company's cash position was improved by diligent collection efforts, resulting in lower accounts receivable per dollar of revenue, offset by the increase in software license installments. Software license installments, which, in total, increased 150% from $5.0 million in at the end of fiscal 1996 to $12.5 million at the end of fiscal 1997 and 34% to $16.8 million at the six months ended December 31, 1997 represent payments due from customers for license fees that are paid over the term of the installment agreement. These payments are typically made over 3-5 year terms. Since payments are made over multiple reporting periods, software license installments will increase with the increase in license revenue if the percentage of licenses sold on this basis remains relatively stable, as it has over the past 3 years.

     The Company's cash position has also benefited from increases in deferred maintenance revenue, which has increased 56% from $7.2 million in fiscal 1996 to $11.2 million in fiscal 1997 and 44% to $16.1 million for the six months ended December 31, 1997. Deferred maintenance revenue represents the unrecognized portion of maintenance billings and the unrecognized portion of maintenance revenue unbundled from customer license agreements which are recognized ratably over the term of the agreement, or the first year of the license agreement. These increases are primarily due to increases in license fees, the increase in the number of customers covered by maintenance agreements and, to a lesser extent, increases in the fees charged to customers for maintenance.

     Cash used in investing activities, consisting of capital expenditures for the purchase of computer equipment and software used in product development and customer support, was $0.4 million, $0.6 million and $1.0 million in fiscal 1995, 1996 and 1997 and $0.3 million in the first six months of each of fiscal 1997 and 1998.

     Cash used in financing activities remained relatively consistent at $0.3 million in fiscal 1995, 1996 and 1997 and $28,000 and $26,000 for the first six months of fiscal 1997 and 1998, respectively. The cash was used primarily for the repayment of capital lease obligations and the retirement of notes payable. In addition, in 1997, the Company raised $12.0 million in a private placement of its Series A Convertible Preferred stock and repurchased $12.0 million of Common Stock.

     The Company currently has a $5.0 million line of credit for working capital purposes secured by certain assets of the Company. The line of credit requires the Company to maintain certain financial ratios and provides for certain negative covenants by the Company including, among others, restrictions, subject to the qualifications and limitations contained therein, on the Company's ability to (i) dispose of a substantial part of its business or property; (ii) change its business; (iii) materially change the Company's ownership or management; (iv) merge or consolidate with any other business organization, or acquire all or substantially all of the capital stock or property of another person; (v) incur any indebtedness or encumbrances, other than indebtedness or encumbrances specifically permitted by the line of credit; and (vi) make any other distribution with respect to any capital stock of the Company. The line of credit expires on October 20, 1998.

     The Company believes that the net proceeds from the offering, combined with its existing cash balances, its line of credit and cash flows expected from future operations, will be sufficient to meet the Company's capital requirements for at least 12 months.

INFLATION

     Inflation has not had a significant impact on the Company's operating results to date, nor does the Company expect it to have a significant impact in the future.

RECENT ACCOUNTING PRONOUNCEMENTS

     In October 1997, the AICPA issued SOP 97-2, "Software Revenue Recognition", which supersedes SOP 91-1. The Company will adopt SOP 97-2 for software transactions entered into beginning July 1, 1998. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements, such as additional software products, upgrades or enhancements, rights to exchange or return software, postcontract customer support, or services, including elements deliverable only on a when-and-if-available basis, to be allocated to the various elements of such sale based on "vendor-specific objective evidence of fair values" allocable to each such element. If sufficient vendor-specific objective evidence of fair market values does not exist, revenue from the sale could be deferred until such sufficient evidence exists, or until all elements have satisfied the requirements for revenue recognition.

     SOP 97-2 is newly issued and has not yet been subject to interpretation in practice or in applicable accounting guidelines. Although the Company has reviewed, and is continuing to review, its license agreements in light of its requirement to adopt SOP 97-2 and believes such adoption will have a material effect on its operations, there can be no assurance that the future application of or subsequent interpretations to SOP 97-2 will not require the Company to defer the recognition of certain elements of revenue or result in revenue patterns in periods subsequent to fiscal 1998 which are materially different than historical periods. In addition, there can be no assurance that any adjustments the Company makes to its license agreements or other contractual arrangements in order to accommodate the requirements of SOP 97-2 would not be negatively viewed by prospective customers and therefore have a material adverse effect on the Company's sales efforts.

     On February 11, 1998, the AICPA issued an Exposure Draft of a Proposed Statement of Position "Deferral of the Effective Date of Certain Purchase of SOP 97-2, Software Revenue Recognition, for Certain Transactions". The proposed SOP defers for one year the application of what constitutes vendor-specific objective evidence of the fair value of the delivered software element in certain multiple-element arrangements that include service elements and that are entered into by entities that never sell the software element separately. The Company believes that the provisions of the Exposure Draft do not apply to the Company.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and No. 131, "Disclosures about Segments of an Enterprise and Related Information". Commencing in 1998, SFAS No. 130 will require companies to report comprehensive income and SFAS No. 131 will require companies to report segment performance as it is used internally to evaluate segment performance.

                                    BUSINESS

     Mobius is a leading provider of enterprise software products designed to optimize the storage, retrieval and presentation of large volumes of transactional information. Major financial services, healthcare, manufacturing, retail and telecommunications companies and government entities use the Company's software to facilitate customer service and other mission-critical functions. Mobius' Electronic Document Warehouse ("EDW") products store and integrate documents of different formats on a wide variety of computing platforms and electronic storage devices, and make the documents available to the user through a common intuitive interface, including Internet browsers. These software products store, retrieve and present computer generated documents and non-computer generated documents, such as text, images, video or audio recordings, customer statements, checks, external correspondence and remittance forms. These products can be used by a single department, multiple departments or centrally by an entire enterprise. More than 1,200 customers, including 58 of the Fortune 100, have licensed Mobius products.

INDUSTRY BACKGROUND

     Organizations are faced with the need to store ever-increasing volumes of information. For example, credit card companies store a record of each charge transaction; brokerage firms store records of every trade; and telephone companies store records of individual telephone calls. These static records are transaction "snapshots" which organizations maintain to meet operational, regulatory and legal requirements. Organizations may retain vast archives of this static information for long periods of time and access these archives to satisfy customer or other inquiries. Static information rapidly accumulates and results in information archives containing billions of individual transaction records, which often increase by millions of records each day.

     The large volumes of static information that organizations maintain create significant storage, retrieval and presentation challenges. Organizations need to quickly and accurately retrieve such information to improve customer service, meet legal requirements and reach more informed business decisions. For example, customer service departments capable of routinely answering inquiries during a single telephone call are more responsive and operate more efficiently and cost effectively than those relying on manual access to information and follow-up calls. Customers have become dependent upon organizations to accurately account for transaction and other static information and increasingly demand rapid and consistent access to their records, including self-service via the Internet. Furthermore, organizations that quickly and inexpensively access customer data can incorporate a broader universe of information into their operating decisions to distinguish themselves from their competitors.

     A single organization often creates static information in a wide variety of formats, including text, images, complex data streams, video and audio recordings. This proliferation of formats has increased the complexity of information storage and retrieval. Organizations may maintain a number of discrete, non-integrated systems, each of which provides access to a portion of the organization's stored information. When the organization needs to access all information about a particular customer or transaction, these disparate systems make retrieval costly and time consuming. As a result, the Company believes there is a need for an integrated system capable of storing, retrieving and presenting all information relevant to a customer or transaction, regardless of formats or storage sites. Moreover, organizations are seeking a comprehensive solution that can accommodate rapidly evolving techology and is capable of supporting multiple computing platforms and storage media.

     Traditional approaches to the storage, retrieval and presentation of static information inadequately address the challenges inherent in developing a fully integrated, comprehensive information management system. Paper and microfiche archives ensure the integrity of the information, but make retrieval and presentation costly and slow. Relational databases, while effective for the initial capture and short-term storage of operational data for business applications, do not economically store and present large amounts of static information created in a wide variety of formats. Point storage technologies, such as imaging and computer output to laser disk, while sufficient to address departmental needs, are limited in their ability to support a wide array of data types, and typically require additional investments in information technology infrastructure and significant customization. Data warehousing technologies, such as on-line analytical processing and query and reporting tools, enable organizations to analyze certain historical financial and operational data but are not designed to cost effectively support complex information formats or high volume storage. Consequently, the Company believes that traditional approaches to static information management are inadequate in today's competitive business environment.

THE MOBIUS SOLUTION

     Mobius develops, licenses and supports software solutions that are designed to optimize the enterprise-wide storage, retrieval and presentation of transactional information. The Company's Electronic Document Warehouse products store and integrate documents of different formats on a wide variety of computing platforms and electronic storage devices, making them available to the user through a common intuitive interface, including Internet browsers. The Mobius solution offers the following advantages:

     - STORAGE OPTIMIZATION. The Company's software is designed to manage the storage of information across an organization's established infrastructure, minimizing storage costs while meeting rapid retrieval needs. For example, the software keeps the most frequently used information on a fast access medium, such as an on-line direct access storage device. Infrequently accessed data is automatically migrated to less expensive storage devices, such as tape or optical disk, for long-term retention, but remains available for direct access.

     - EFFICIENT INFORMATION RETRIEVAL. Mobius' indexing technology provides quick and easy access to the large volumes of information in EDW archives. The archiving technology retrieves information without the user knowing where the information resides in the enterprise, how or when it was created, or the information's type and format, thereby substantially enhancing information retrieval productivity. Users can automatically link disparate documents into virtual folders extending across servers, applications and formats, providing an easy-to-use path to quickly find required documents.

     - OPEN ARCHITECTURE. The Company's software supports a wide range of computing platforms and, through its UniversalArchive storage format, a variety of storage media. As a result, customers can leverage existing investments in technology and reduce the risks of storage media obsolescence. The software stores, retrieves and presents a wide range of information formats including document types such as reports, formatted statements and images, as well as raw transaction records and audio and video files. Further, the Company's software is designed to accommodate evolving formats. Developers can use the Company's application programming interfaces ("APIs") to incorporate Mobius' products into their existing application infrastructure.

     - ENTERPRISE SCALABILITY. The Mobius solution supports the enterprise-wide information storage, retrieval and presentation requirements of large organizations. The Company's solution is scalable in that it is capable of meeting the information storage needs of organizations regardless of information volume and the number and type of formats. The system can operate on PC, mid-range, mainframe or Internet servers. Due to its enterprise scalability, Mobius software can support many thousands of concurrent users and store tens of millions of transactions per day.

     - EASE OF INSTALLATION AND IMPLEMENTATION. The Company's software is a packaged solution that is designed to be easily and quickly installed by the customer. By using an organization's existing storage facilities and computer capacity, Mobius' software minimizes the need for additional capital expenditures and is easily implemented. In addition, the software is easily adapted by both users and application developers to effectively deploy applications tailored to their own business processes.

STRATEGY

     The Company's objective is to be a leading provider of enterprise software solutions that manage the storage, retrieval and presentation of large volumes of transactional information created in a wide variety of formats. To achieve this objective, the Company is pursuing the following strategies:

     - MAINTAIN AND EXTEND TECHNOLOGICAL LEADERSHIP. Mobius has focused on developing innovative storage, retrieval and presentation technologies. As document formats proliferate, computing environments evolve, Internet/intranet usage continues to grow and the storage and retrieval demands of organizations escalate, the Company will strive to strengthen its current market position by developing innovative technologies and new products, features, functions and performance improvements.

     - LEVERAGE INSTALLED BASE. More than 1,200 customers, including 58 of the Fortune 100, have licensed the Company's products. Mobius plans to use its blue chip customer base to expand existing relationships and further extend its customer base. The Company's success in meeting the technology challenges of sophisticated customers allows it to leverage its experience into broader market penetration. The Company's sales infrastructure is organized to expand penetration within existing accounts at the divisional, departmental and enterprise-wide levels.

     - EXPAND DISTRIBUTION CHANNELS. The Company's distribution strategy is to develop multiple sales channels to reach a broad customer base. Mobius expects to continue to expand both its field sales force and its telesales force. In addition, the Company is focused on growing its indirect sales channels by continuing to develop marketing partnerships and joint-selling opportunities and by expanding distribution through original equipment manufacturers ("OEMs").

     - INCREASE FOCUS ON VERTICAL MARKETS. Mobius is pursuing a strategy designed to increase its penetration of targeted vertical industries, such as financial services and telecommunications. The Company is developing application templates tailored toward specific industries, the first two of which, for the banking and brokerage industries, were recently introduced. In addition, to further enhance the effectiveness of its selling efforts, the Company has built specialized sales teams focused on selected vertical markets.

     - INCREASE PENETRATION OF INTERNATIONAL MARKETS. Mobius began directly selling its products in Europe in 1993. The Company has sales offices in five European countries and one in Australia. In addition, the Company has direct sales teams focusing on key areas of Canada, Mexico, South America, Europe, Africa and Asia Pacific. The Company's global strategy is to continue to expand its direct foreign operations as well as to enter into joint ventures and other strategic alliances to provide a sales and marketing presence for its products in key international markets. Where appropriate, the Company has introduced national language versions and double-byte character support in its products to meet the needs of its international customers.

CUSTOMERS

     More than 1,200 customers in a wide range of industries have licensed the Company's products, including approximately 1,000 customers who have licensed one or more of the Company's EDW products. No single customer accounted for 10% or more of revenues in fiscal years 1995, 1996 or 1997. The following is a list of selected customers of the Company, segmented by industry concentration.

BANKING                                FINANCIAL                              INSURANCE
ABN AMRO North America, Inc.           Chicago Board of Trade Clearing        American Family Life Insurance
The Chase Manhattan Bank               Corp.                                  Company
Lloyds Bank PLC                        Securities Industry Automation         The Equitable Life Assurance
Mellon Bank, N.A.                      Corporation                            Society of the United States
National Westminster Bank PLC          Oppenheimer Funds, Inc.                John Hancock Mutual Life
NationsBank Corporation                VISA International Service             Insurance Company
Wells Fargo Bank, N.A.                 Association                            Provident Mutual Life Insurance
TELECOMMUNICATIONS                     The Vanguard Group                     Company
Ameritech Services, Inc.               Zurich Kemper Investments, Inc.        MANUFACTURING
BellSouth Telecommunications, Inc.     HEALTH CARE SERVICES                   American Honda Motor Co. Inc.
Century Telephone Enterprises, Inc.    Abbott Laboratories                    Caterpillar Inc.
Cincinnati Bell Inc.                   Baxter Healthcare Corporation          Ford Motor Company
RETAIL                                 BlueCross BlueShield of Illinois       Nabisco Brands Company
CVS Corporation                        Eli Lilly and Company                  TRANSPORTATION
Land's End, Inc.                       Johns Hopkins University Medical       Alamo Rent-A-Car, Inc.
Nordstrom, Inc.                        Center                                 Budget Rent A Car Corporation
Safeway Inc.                           GOVERNMENT                             The Hertz Corporation
Wal-Mart Stores, Inc.                  Commonwealth of Massachusetts          US Airways Group, Inc.
UTILITIES                              Social Security Administration
British Gas plc                        The United Kingdom Ministry of
Consolidated Natural Gas               Defence
  Company                              United States Postal Service
Occidental Petroleum Corporation
Pacific Gas and Electric Company

CUSTOMER APPLICATIONS

     The following case studies illustrate applications of the Company's products. These examples are based upon information provided to the Company by the customer. The benefits achieved by the following customers may not be achieved by other customers.

     CREDIT CARDS: One of the world's largest credit card processors was storing nearly 12 million transactions per day on microfiche, generating about 700 sheets of microfiche per day. Copies of these sheets of microfiche were then distributed to locations throughout the world. Microfiche was often not available for at least five days following a transaction, and delays of up to fifteen days between transaction and record availability were common. Using Mobius' EDW software and a tape storage system to index, store and retrieve transactions, data currently representing 30 million transactions per day is available to users the next day.

     TELECOMMUNICATIONS: A major telecommunications company was storing the current and previous month's billing information for its 14 million customers on line, then moving it to microfiche. Manual retrieval of information from microfiche to satisfy a customer query could take up to two weeks. Further, neither the on-line data nor the microfiche presented the information to the customer service representative in the same format as the customer's bill. Using Mobius' EDW software and dedicated tape silos, the company has virtually eliminated microfiche for billing data for its local land-line customers. Each month, 270 million pages of customer bills -- about half a terabyte -- are archived to the system. Six thousand customer service representatives retrieve and view the bills in the same format the customer sees in an average retrieval time of under 45 seconds.

New uses for the archived data, such as fraud research and litigation-related inquiries, continue to provide added benefits.

     INSURANCE: One of the largest insurers in the U.S. chose Mobius' EDW software to enhance its remittance processing operations by implementing an on-line check image archive. Up to one million items, from three different processing centers, are imaged and stored each day. The system has reduced the time to research and resolve errors and has reduced the number of people needed to support check processing operations. Customer service representatives have timely access to check images to respond to inquiries and overpayments. Back office personnel use images to research items and handle bank reconciliation. Lookups that had taken 15 minutes per item using microfilm are now done in seconds.

     FINANCIAL SERVICES: A major brokerage firm uses mobius EDW products to store annual statements and confirmations for 4.6 million customers. The documents, originally created with Xerox DJDE, are being converted from an existing computer-output-to-laser-disk system. All documents since 1992 that have to be retained to meet either regulatory or service requirements will be available to customer service representatives for desktop viewing. SecuritiesDirect, an option of DocumentDirect Application Suite, facilitates fast, easy navigation of the archive, letting the user apply Boolean logic to locate documents that meet specified criteria. Documents can be instantaneously printed or faxed to customers.

     FINANCIAL SERVICES: A major financial services organization uses Mobius EDW products to support its 401(k) services, comprising the management of $16 billion in assets and more than 350 plans. DocumentDirect for the Internet provides 401(k) plan sponsors who subscribe to the service direct access to information about their accounts over a private network. The system, operational since mid-1997, currently has 200 internal users and over 40 plan sponsors subscribed. Previously, reports were mailed and were available to the customer three days after they were generated. Now, using Internet browsers, plan managers can view their reports immediately.

TECHNOLOGY

     The Company's technology is designed to optimize the performance of mission-critical information storage, retrieval and presentation processes on a variety of computing platforms, information formats and storage media. Mobius' Electronic Document Warehouse solutions have the following key technological attributes:

     - ENTERPRISEINDEX. Mobius' EnterpriseIndex technology provides a multi-level, multi-key index for maximum information access flexibility. EnterpriseIndex allows EDW users to create virtual folders of disparate documents. Documents can be associated across time, servers and formats and presented to the user in a consistent viewing format.

     - UNIVERSALARCHIVE. The Company's UniversalArchive storage format (trademarked as UniArc) supports a wide range of storage media from traditional disk drives to optical disk to robotically-controlled magnetic tape. As information ages and is accessed less frequently, migration utilities move the archive from direct access storage devices ("DASD") to less expensive tape or optical storage. Users view documents, and applications access information, directly from tape or optical disk devices, eliminating expensive recalls, reducing DASD use and providing low cost, direct access to long-term, infrequently-accessed data. The UniversalArchive facilitates the integration of new hardware as technology enhancements occur, and reduces the risk of media obsolescence by ensuring that as equipment ages, information can be migrated without reprocessing.

     - SERVERTRANSPARENCY. The Company's ServerTransparency architecture enables the user to retrieve documents without knowing where they are located in the heterogeneous computing environment. ServerTransparency alleviates the need for the end user to keep track of the location of documents across the supported platforms, which include OS/390, Windows NT,

       Windows 95, UNIX, OS/400, NetWare and others. In addition, the Company's archive replication facilities enable Mobius customers to position archives throughout the computing complex so as to optimize information retrieval.

     - ASSOCIATED DATATYPE. The Company's software provides a way to build EDW archives that contain application-specific data streams such as HTML, Java, Adobe PDF, word processor and spreadsheet formats. These archives can be associated with external software products that render and display the archived objects. This capability enables implementation of both Internet and "thick client" information retrieval and object processing applications.

     - VISUAL PARSER. The visual parser feature of ViewDirect for Networks provides a powerful and easy-to-use graphical interface through which customers visually define document identifiers and indexing information, prescribe access privileges and validate the proper extraction of these parameters from the data stream. Using these visually-defined parameters, the Mobius software parses defined fields within the data stream to extract and populate the ViewDirect for Networks' databases. The visual parser facility reduces the expertise level needed to set up Mobius software.

     - LPFD VIEWING. Many organizations create and store large volumes of static documents using printer definition languages. This laser printer formatted data ("LPFD") contains variable data as well as all the resources (shading, grids, logos, signatures, etc.) needed to print or view a stylized document. The Company's software, in addition to supporting traditional data streams, supports IBM AFP and Xerox DJDE/Metacode LPFD formats. A Total Resource Management facility manages the retention and caching of these resource objects throughout the network to minimize network traffic and maximize the speed of rendering complex data streams.

     - FUNCTIONAL ISOLATION. The multi-dataset architecture of the Mobius software makes it possible to isolate specific functions, such as retrieval, viewing and data migration, thereby eliminating unnecessary contention for computing resources and preventing performance degradation, even during peak usage periods.

PRODUCTS

     The following chart describes the Company's primary products and highlights the key features of each:

---------------------------------------------------------------------------------------------------
                               YEAR OF                 SUPPORTED
                                FIRST     CURRENT      OPERATING
           PRODUCT              SALE      RELEASE       SYSTEMS                DESCRIPTION
---------------------------------------------------------------------------------------------------
 EDW SERVER PRODUCTS
   ViewDirect for MVS           1983        6.1      OS/390           Information archiver and
   ViewDirect for Networks      1995        3.1      Windows, OS/2,   server
                                                     OS/400, UNIX,    - Integrates information
                                                     Netware            created in various formats
                                                                      - Direct access to disk, tape
                                                                        and optical disk
                                                                      - Flexible indexing
---------------------------------------------------------------------------------------------------
 EDW CLIENT PRODUCTS
   DocumentDirect               1992        2.1      Windows, OS/2    Viewing client
                                                                      - Common user interface to
                                                                        diverse documents
                                                                      - Easy navigation of the
                                                                        archive
                                                                      - Multiple viewing options
                                                                      - Exports data to other
                                                                        applications
   DocumentDirect for the       1997        1.1      Windows          Document viewing over
   Internet                                                           Internet/intranets
                                                                      - Access to archive via
                                                                        Internet browsers
                                                                      - Accommodates "thin client"
                                                                      - Self-service access for
                                                                        customers
   DocumentDirect Application   1997        1.1      Windows, OS/2    Vertical industry application
   Suite                                                              templates for document
                                                                      viewing
                                                                      - Options for banking and
                                                                        brokerage
                                                                      - Customizable user interface
                                                                      - Integrates with external
                                                                        applications
   DocuAnalyzer(1)              1996        2.1      Windows, OS/2    Data mining client
                                                                      - Loads text and character
                                                                        data into tables for
                                                                        analysis
                                                                      - Drill down and graphical
                                                                        analysis
---------------------------------------------------------------------------------------------------
 OTHER PRODUCTS
   INFOPAC-TapeSaver            1990        2.1      OS/390           Tape dataset consolidation
                                                                      - Conserves tape resources
                                                                      - Improves efficiency of
                                                                        robotic tape devices
                                                                      - Forecasts tape storage
                                                                        requirements
   INFOPAC-ABS                  1990        1.4      OS/390           Automated balancing
                                                                      - Ensures data integrity
                                                                        across applications
                                                                      - Confirms accuracy of Year
                                                                        2000 conversions
---------------------------------------------------------------------------------------------------

     (1) This product is owned by Datawatch Corporation and licensed to Mobius for resale to customers pursuant to a reseller agreement. The year of first sale is the date Mobius first licensed the product to a customer.

ELECTRONIC DOCUMENT WAREHOUSE

     The software components of the EDW are shown in the figure below. The EDW products consist of ViewDirect, the archiving engine and server; DocumentDirect, the document viewing client; DocumentDirect for the Internet, the viewing application which makes information available over the Internet and corporate intranets; and DocuAnalyzer, the data mining client. The Company recently introduced DocumentDirect Application Suite, a framework for vertical industry document-centric applications.

                                   [DIAGRAM]

     [The diagram portrays a network configuration of the Company's EDW products. The diagram shows icons representing the Company's ViewDirect for MVS and ViewDirect for Networks server products connecting through a network with the Company's DocumentDirect, DocumentDirect Application Suite, DocuAnalyzer and DocumentDirect for the Internet client products. The diagram shows icons representing users' Internet browsers connecting to DocumentDirect for the Internet through an Internet or corporate intranet link. Icons representing tape, optical disk and DASD storage media are shown residing on the server products.]


  SERVER PRODUCTS


     VIEWDIRECT. ViewDirect is the archiving engine and server of the EDW. It supports both host-based and client/server implementations, scaling from the desktop to the department to the largest enterprise OS/390 server. It stores and presents virtually any record of business transactions, including computer-generated reports; print-formatted documents, such as customer statements; scanned images; transparent or undefined transactions created in other environments; and associated documents, created for display devices such as generic Internet browsers. ViewDirect provides direct on-line access to information stored on disk, tape or optical devices. It supports multi-user, simultaneous random access to information stored on tape or optical devices without recall to on-line magnetic disk. Flexible indexing facilitates efficient information retrieval and enables the grouping of disparate documents.

     ViewDirect automatically indexes, stores and manages the migration and archiving of long-term retention documents. It is designed to assure data integrity and control, providing facilities for backup, off-site storage and archive duplexing. As a result, ViewDirect maintains the integrity of documents and transactions as originals while significantly reducing the costs and enhancing the service levels previously associated with older technologies such as microfiche.

     ViewDirect supports a wide range of operating environments: ViewDirect for MVS runs on the largest OS/390 servers and ViewDirect for Networks supports client/server implementations in a variety of distributed environments.

  CLIENT PRODUCTS

     DOCUMENTDIRECT. DocumentDirect, a document viewing client of the EDW, is a Windows-based full-function viewer. It provides a common dashboard through which the user is able to access any type or number of documents stored in ViewDirect archives on servers distributed across a heterogeneous computing complex. DocumentDirect provides flexibility for the most demanding user in locating and displaying documents. DocumentDirect has the ability to simultaneously display documents of diverse formats and facilitates the annotation and reformatting of document elements for viewing. DocumentDirect lets the user export documents in whole or in part to other desktop applications such as spreadsheets, analytical tools and word processors.

     DOCUMENTDIRECT FOR THE INTERNET. DocumentDirect for the Internet is designed for secure, self-service access to documents over the Internet and corporate intranets. It is a common gateway interface ("CGI") application that runs under Windows NT and manages all communications between the EDW and the Internet/intranet server. DocumentDirect for the Internet makes all the documents in EDW archives available for viewing via Internet browsers. It allows users to leverage installed Internet infrastructure and reduce the costs and administrative overhead associated with software distribution of "thick clients".

     DOCUMENTDIRECT APPLICATION SUITE. DocumentDirect Application Suite is a document viewing client designed for users with well defined requirements for document access. It comprises a framework for the development of application templates tailored for vertical industry requirements. To date, the Company has introduced versions of DocumentDirect Application Suite for the banking and brokerage industries. The DocumentDirect Application Suite user can specify Boolean logic operators to filter document selection lists, speeding access to desired documents.

     DOCUANALYZER. DocuAnalyzer is a Windows-based data-mining client that makes the data in the EDW archive available for analysis without re-keying. It simplifies the conversion of character data into a table format to facilitate "drill-down", analysis, graphing and creation of new reports. Mobius licenses DocuAnalyzer from a third party for resale.

  OTHER PRODUCTS

     Mobius also provides systems software products designed to optimize resource utilization in the data center and to ensure the accuracy and integrity of data across applications.

     INFOPAC-TAPESAVER. INFOPAC-TapeSaver is an OS/390-based software product that is designed to optimize the utilization of tape and tape devices. Following user-defined rules, the product automatically consolidates datasets, eliminating wasted space and freeing up tape cartridges. INFOPAC-TapeSaver improves the efficiency of robotic tape devices by ensuring that every cartridge is filled to its useful capacity and that high-activity datasets are available for automated mounting.

     INFOPAC-TapeSaver's forecasting facility allows data centers to proactively manage their tape storage environment. For example, the data center can make informed decisions on migrating datasets and acquiring new hardware.

     INFOPAC-ABS. INFOPAC-ABS (Automated Balancing System) is an OS/390 data integrity and quality control software tool. Data in computer systems, databases, and end user applications originates from many sources. Due to the large number of input sources, computer systems can and do become unsynchronized. INFOPAC-ABS provides cross-application balancing of numerical data resident in databases, files and reports to detect and assist in the correction of out-of-balance situations. It eliminates slow and costly manual balancing, speeding procedures such as item reconciliation and control-total balancing. INFOPAC-ABS is used in Year 2000 conversions to audit applications, verify the accuracy of output and load databases that include dates beyond 2000.

PRODUCT AND MAINTENANCE PRICING

     The Company's products are licensed under agreements requiring the payment of fees. The amount of the license fee is based on various factors, including the number of concurrent users, the functionality of the system, the number of servers on which the product is installed, and the scope of the business usage.

     Typically, the Company's server products are licensed for fifteen years and client products are licensed for five years. The Company also provides financing to some of its customers for the purchase of its software licenses; the term of these financing agreements is typically three years for server products and five years for client products.

     The Company provides product updates and enhancements and customer support services under annual maintenance agreements. Maintenance fees are calculated as a percentage of license fees and are collected annually in advance. During fiscal 1997, more than 95% of existing maintenance agreements for the Company's primary EDW products were renewed.

     During fiscal 1997 and the first six months of fiscal 1998, the average amount of revenue recognized by the Company for domestic licenses to new customers was approximately $168,000.

SALES AND MARKETING

     The Company sells and markets its products primarily through a direct sales force based in Chicago and additional sales offices in the Atlanta, Boston, Dallas, Houston, Lawrenceville (New Jersey), Los Angeles, Madison, Minneapolis, Rye (New York), St. Louis, Washington, D.C., London, Milan, Paris, Dusseldorf, Melbourne and Stockholm metropolitan areas. The Company's sales and marketing organization consisted of 156 employees as of December 31, 1997, of which 84 were direct sales representatives.

     A portion of Mobius' direct sales force focuses on sales of products to large organizations for enterprise-wide use. To support its direct sales efforts, the Company conducts a number of marketing programs, which include public relations, seminars, trade shows, product education and user group conferences, speaking engagements and white papers. Mobius' telesales staff markets the Company's products to smaller organizations and to departments of large organizations. Mobius has undertaken a vertical marketing strategy designed to target large customers in key vertical markets, such as financial services and telecommunications companies, by emphasizing certain industry-specific benefits afforded by the Company's products. In addition, the Company has entered into distribution agreements with distributors in Canada, Australia, Japan, Europe, South Africa and Latin America.

     The Company's direct sales team includes both sales personnel and systems engineers who conduct multiple presentations and demonstrations of the Company's products at customer sites as part of the direct sales effort. Systems engineers provide comprehensive on-site training and pre-sale customer support services. The Company's sales cycles generally range from three to nine months, depending on the product and the market segment.

     The Company has strategic relationships with a number of organizations that it believes enhance its worldwide sales, marketing and support activities. These relationships provide marketing and sales opportunities for the Company's direct sales team, expand the distribution of its products and broaden its product offerings through product bundling. The Company is actively seeking strategic partners with products that are complementary and provide additional functionality to the Company's products in targeted industries to further enhance the Company's vertical marketing program.

     Mobius began directly selling its products in Europe in 1993, and has since opened international sales offices in five European countries and one office in Australia. In addition, the Company has direct sales teams focusing on key areas of Canada, Mexico, South America, Europe, Africa and

Asia Pacific. The Company believes that an important part of its overall growth strategy is to expand its foreign operations and enter into joint ventures and other strategic alliances to provide a worldwide sales and marketing presence for its products.

     At the annual Mobius users group conference, Mobius meets with customers to determine their needs, ascertain their direction and mold the Company's products to fit the marketplace. At the conference, customers have the opportunity to work directly with Mobius personnel to explore new product capabilities.

CUSTOMER SATISFACTION

     Mobius provides twenty-four hour, seven-day-a-week support services for all of the Company's products through its United States and European support centers (based in New York and the United Kingdom, respectively). Complex diagnostics and product correction are provided exclusively through the United States support center. First-line support services for customers outside North America and the United Kingdom are typically provided by the Company's subsidiaries. In addition, Mobius has trained and certified five professional service organizations -- independent companies located across Europe and North
America -- to provide customers with post-sale assistance with Mobius' products and on-site implementation services, if necessary. As of December 31, 1997, the Company had 32 employees in its customer satisfaction department.

RESEARCH AND DEVELOPMENT

     The Company intends to continue to make substantial investments in research and development to maintain and enhance its product lines. The Company spent $3.5 million, $4.6 million and $5.7 million on research and development in fiscal years 1995, 1996 and 1997, respectively. The Company believes that its future success will, in large part, depend on its ability to maintain and improve current products and develop new products that meet the emerging needs of the marketplace. Mobius research and development focuses on designing and developing reliable and easy-to-use products. As of December 31, 1997, the Company's research and development organization consisted of 58 full-time employees.

     To capitalize on market opportunities and to be responsive to customer demands, the Mobius product development cycle targets shipment of new products and enhancements to the marketplace within approximately six months from the date resources are allocated to a project. Larger projects are typically disaggregated to provide specific deliverables within a six-month maximum period. The Company divides its development team into groups delineated by product functionality and employs advanced Rapid Application Development ("RAD") tools to facilitate short development cycles for functional enhancements while maintaining product reliability.

COMPETITION

     The market for the Company's products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The Company's products are targeted at a broad range of hardware and software environments from PCs to mid-range to mainframe servers. The Company currently encounters direct competition from a number of public and private companies including Computer Associates, Computron, FileNet, IBM, Kodak, New Dimension and RSD. Some of these competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than the Company. In the future, it is possible that new competitors or alliances among competitors may emerge and enter into the Company's market. See "Risk Factors -- Competition".

     The Company believes that the principal competitive factors affecting its market include product features such as scalability, breadth of supported operating systems and document formats, ease of use, product reputation, quality, performance, price, sales and marketing effort and customer service. Although the Company believes that it currently competes favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with greater financial, marketing, service, support, technical and other resources than the Company.

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND LICENSES

     The Company regards certain features of its internal operations, software and documentation as confidential and proprietary, and relies on a combination of confidentiality agreements, contractual rights, copyright, trademark and trade secret laws and other measures to protect its intellectual property. The Company has no patents, and existing trade secret and copyright laws afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. The Company believes that, because of the rapid rate of technological change in the computer software industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of the Company's employees, frequent product enhancements and the timeliness and quality of support services.

     Typically, the Company's server products are licensed for fifteen years and its client products are licensed for five years. The Company generally licenses its products solely for the customer's internal operations and only on designated computers. In certain circumstances, the Company makes available enterprise-wide licenses.

     In addition, the Company relies on certain software and other information that it licenses from third parties, including software that is used in the Company's products to perform certain functions. See Risk Factors -- "Dependence on Licensed Technology".

     The Company's products are generally provided to customers in object code format only. However, the Company generally enters into arrangements with its customers pursuant to which the Company's source code will be released to the customer upon the occurrence of certain events, such as the bankruptcy or insolvency of the Company, or certain material breaches by the Company of the license agreement. In the event of any release of the source code pursuant to these arrangements, the customer's license is generally limited to use of the source code to maintain, support and configure the Company's software products. The provision of source code may increase the likelihood of misappropriation or other misuse of the Company's intellectual property. See "Risk
Factors -- Protection of Intellectual Property".

EMPLOYEES

     As of December 31, 1997, Mobius employed 282 people. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company has experienced no work stoppages and believes its relationship with its employees is good. The Company believes that its future success will depend to a significant extent upon its ability to attract, train and retain highly skilled technical, management, sales and marketing personnel. There can be no assurance that the Company will be successful in attracting or retaining such personnel, and the failure to attract or retain such personnel could have a material adverse effect on the Company's business, operating results and financial condition.

FACILITIES

     The Company is headquartered in Rye, New York, where it leases an aggregate of approximately 43,700 square feet of space. Administrative, marketing, product development and customer support and service operations are located in the Rye space, and sales operations are based in Chicago. The Company leases an aggregate of approximately 43,559 additional square feet of space in the Atlanta, Boston, Chicago, Dallas, Houston, Lawrenceville (New Jersey), Los Angeles, Madison, Minneapolis, New Rochelle (New York), St. Louis, Washington, D.C., London, Paris,

Milan, Dusseldorf and Stockholm metropolitan areas. The annualized lease payments on the Rye Facility are currently $965,688 and the annualized lease payments on the additional 43,559 square feet of space currently range from $9.87 to $232.08 per square foot. The Company believes that these facilities are adequate to meet its current needs and that suitable additional space will be available as needed to accommodate physical expansions of corporate operations and for additional sales and service field offices.

LEGAL PROCEEDINGS

     From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's business, operating results and financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

NAME                                        AGE                        POSITION
----                                        ---                        --------
Mitchell Gross............................  48    Chairman of the Board of Directors, Chief Executive
                                                  Officer and President

Joseph J. Albracht........................  48    Executive Vice President, Chief Operating Officer,
                                                  Secretary and Director

E. Kevin Dahill...........................  50    Vice President, Finance, Chief Financial Officer
                                                  and Treasurer

Anne Ashley...............................  55    Vice President, Customer Satisfaction

Scott Gellis..............................  42    Vice President, Technical Services

Karry Kleeman.............................  35    Vice President, Sales

Robert Lawrence...........................  45    Vice President, Product Engineering

Mario Pelleschi...........................  40    Vice President, Sales (Europe, Middle East and
                                                  Africa)

Abby Pinard...............................  55    Vice President, Corporate Marketing

Joseph Tinnerello.........................  41    Vice President, Business Development

Peter J. Barris(1)(2).....................  46    Director

Edward F. Glassmeyer(1)(2)................  56    Director

Kenneth P. Kopelman(1)....................  47    Director

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     MITCHELL GROSS co-founded Mobius and has served as President and a Director since 1981 and as Chairman of the Board and Chief Executive Officer since 1996. Prior to co-founding the Company, Mr. Gross was a Senior Consultant at American Management Systems, Inc. ("AMS"), a consulting and software products organization, from 1978 to 1981. Mr. Gross was an officer in the U.S. Navy, serving on nuclear submarines, from 1971 to 1976. He holds an M.B.A. in Finance from The Wharton School, University of Pennsylvania and a B.S. in Mechanical Engineering from Columbia University School of Engineering and Applied Science.

     JOSEPH J. ALBRACHT co-founded Mobius and has served as Executive Vice President, Secretary and a Director since 1981, Treasurer from 1981 to 1996 and Chief Operating Officer since 1996. Prior to co-founding the Company, Mr. Albracht was a principal at AMS from 1978 to 1981, and held various positions at Warner-Lambert Co. and RCA Corporation from 1973 to 1977. He holds an M.B.A. and a B.S. in Operations Research from Pennsylvania State University.

     E. KEVIN DAHILL joined Mobius in December, 1996 as Vice President, Finance, Chief Financial Officer and Treasurer. From 1991 to 1996, Mr. Dahill was employed by Electronic Information Services, Inc. ("EIS"), a publicly-held corporation engaged in the supply of systems and software in the outbound call center market where he served in various capacities including as President from 1995 to 1996, Chief Operating Officer from 1994 to 1996 and Senior Vice President, Finance and Chief Financial Officer from 1991 to 1994. Mr. Dahill also served as a member of the EIS Board of Directors from 1992 to 1996. He holds an M.S. in Management from the Massachusetts Institute of Technology, Sloan School of Management, an M.S. in Mechanical Engineering from the Georgia Institute of Technology and a B.S. in Mechanical Engineering from the University of Notre Dame.

     ANNE ASHLEY joined Mobius in 1995 as Director of Customer Satisfaction and has served as Vice President, Customer Satisfaction since August 1997. Prior to joining the Company, Ms. Ashley worked from 1987 to 1995 for Syncsort, Inc. where she was responsible for support and service and pre-sales technical support for MVS products. Ms. Ashley holds a B.S. in Electrical Engineering from the University of Michigan.

     SCOTT GELLIS joined Mobius in 1994 as Director of Technical Services and has served as Vice President, Technical Services since January, 1998. From 1992 to 1994, Mr. Gellis was Vice President of Data Switch Corporation. During 1992, Mr. Gellis was employed by Microcom, Inc. as Director of Research and Development. From 1988 to 1992, he was Vice President, Product Development for Coordination Technology, Inc. Mr. Gellis holds a B.S. in Computer Sciences from Union College.

     KARRY KLEEMAN joined Mobius in 1990 and has served as Vice President, Sales since 1997. From 1995 to 1997, he served as the Company's National Sales Manager and from 1992 to 1995 as a Regional Manager. From 1988 to 1990, Mr. Kleeman was a sales representative for MUST Software Inc., a subsidiary of French based Thomson-CSF. Mr. Kleeman holds a B.A. in Marketing from Elmhurst College.

     ROBERT LAWRENCE joined Mobius in 1985 and has served as Vice President, Product Engineering since 1992. Prior to joining the Company, he was a senior developer with Time Sharing Resources, Inc. developing custom decision support applications for Fortune 500 clients from 1977 to 1983. In 1983 Mr. Lawrence joined On-Line Software International, Inc. as a consultant and later as a software developer. Mr. Lawrence graduated from the University of Massachusetts in 1974 where he earned the Hasbrook award given each year to the outstanding physics major.

     MARIO PELLESCHI joined Mobius in 1998 as Vice President, Sales (Europe, Middle East and Africa). Prior to joining the Company, Mr. Pelleschi was employed by Computer Associates from 1981 to 1997, initially as a Branch Manager, and as Managing Director of various subsidiaries as follows:
Switzerland, 1981-1985; Brazil, 1985-1987; Germany, 1987-1995; and France,
1995-1997. Mr. Pelleschi holds a Swiss Federal degree in Electronic Engineering.

     ABBY PINARD joined Mobius in 1996 as Vice President, Corporate Marketing. From 1987 to 1996, she served as Vice President of Marketing for Thomson Software Products, a subsidiary of French-based Thomson-CSF where she was responsible for corporate and product marketing of a multi-platform suite of decision support, application development and data warehousing tools. Ms. Pinard holds a B.S. degree, cum laude, in Mathematics from Brooklyn College.

     JOSEPH TINNERELLO joined Mobius in 1990 and has served as Vice President, Business Development since 1998 and as Vice President, Sales from 1995 to 1997. Following a personal leave of absence, Mr. Tinnerello left the Company from October 1, 1997 through January 14, 1998. From 1988 to 1989, he was a Regional Manager with Legent Software, prior to its acquisition by Computer Associates.

     PETER J. BARRIS has served as a director of the Company since 1997. Since 1992, Mr. Barris has served as a partner of New Enterprise Associates, a venture capital firm, and as a General Partner since 1993. Mr. Barris serves on the boards of a number of privately-held information technology companies. He holds a B.S degree in Electrical Engineering from Northwestern University and an M.B.A. from the Tuck School at Dartmouth College.

     EDWARD F. GLASSMEYER has served as a director of the Company since 1997. Since 1978, Mr. Glassmeyer has served as a general partner of Oak Investment Partners, a venture capital firm, that he co-founded in that year. Mr. Glassmeyer is a director of Aavid Thermal Technologies, Inc., and is a director of several privately-held companies in which one of the Oak investment partnerships is an investor. Mr. Glassmeyer holds a B.A. from Princeton University and an M.B.A. from the Tuck School at Dartmouth College.

     KENNETH P. KOPELMAN, a member of the New York City law firm of Kramer, Levin, Naftalis & Frankel ("Kramer Levin") since 1984, has served as a Director of the Company since 1997. He also serves as a Director of Liz Claiborne, Inc., a publicly-held apparel company. He attended Cornell University, The London School of Economics and received his J.D. from the Columbia University School of Law, and has practiced corporate and securities law for over 20 years. Kramer Levin has served as legal counsel to the Company since its founding in 1981.

     The Company's Board of Directors is divided into three classes. Messrs. Glassmeyer and Kopelman serve in the class whose term expires in 1999; Messrs. Albracht and Barris serve in the class whose term expires in 2000; and Mr. Gross serves in the class whose term expires in 2001. Upon the expiration of the term of a class of directors, directors within such class will be elected for a three-year term at the annual meeting of stockholders in the year in which such term expires. Directors will hold office until the expiration of their term and until that director's successor has been elected and qualified.

     Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until the next annual meeting of the Board of Directors and until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

BOARD COMMITTEES

     The Company's Board of Directors has recently appointed an Audit Committee and a Compensation Committee. The Audit Committee is responsible for nominating the Company's independent accountants for approval by the Board of Directors; reviewing the scope, results and costs of the audit with the Company's independent accountants; and reviewing the financial statements and accounting and control practices of the Company. The Compensation Committee is responsible for recommending compensation and benefits for the executive officers of the Company to the Board of Directors and for administering the Company's 1996 Plan and the Company's 1998 Executive Compensation Plan. The entire Board of Directors fulfilled the functions of these committees during fiscal 1997.

DIRECTOR COMPENSATION

     The Company reimburses non-employee directors for expenses incurred in attending Board meetings. Kramer Levin is paid Mr. Kopelman's standard rates for all time Mr. Kopelman devotes to the preparation for and attendance at Board Meetings. No additional compensation is paid to directors for attending Board or committee meetings. In addition, pursuant to the Directors' Plan each of Messrs. Barris, Glassmeyer and Kopelman have been granted immediately exercisable options to purchase 10,000 shares of Common Stock at an exercise price of $11.00 per share. See "-- Benefit Plans".

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the fiscal year ended June 30, 1997 by (i) the Company's Chief Executive Officer and (ii) the five most highly compensated other executive officers who received annual compensation in fiscal 1997 in excess of $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION(1)
                               -------------------------------------
                                                      OTHER ANNUAL                    LONG TERM
 NAME AND PRINCIPAL POSITION    SALARY     BONUS     COMPENSATION(2)   OTHER(3)   UNDERLYING OPTIONS
 ---------------------------    ------     -----     ---------------   --------   ------------------
Mitchell Gross...............  $200,000   $150,151            --       $62,349              --
  Chairman of the Board,
  Chief Executive Officer &
  President
Joseph J. Albracht...........   200,000    150,366            --        46,134              --
  Executive Vice President,
  Chief Operating Officer &
  Secretary
E. Kevin Dahill(4)...........    87,579     25,397            --            --         270,000
  Vice President, Finance,
  Chief Financial Officer &
  Treasurer
Karry Kleeman................   288,046     10,324       232,782            --         170,000
  Vice President, Sales
Robert Lawrence..............   156,910     32,509            --            --         360,000
  Vice President, Product
  Engineering
Joseph Tinnerello............   288,836     75,366       145,180            --       80,000(5)
  Vice President, Business
  Development

---------------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the Named Executive Officer for such year.

(2) Consists of sales commissions.

(3) Includes premiums on insurance added to compensation. Also includes the grossed up amount to cover taxes.

(4) Mr. Dahill joined Mobius in December, 1996 and the amounts presented are for the seven month period ended June 30, 1997.

(5) Mr. Tinnerello was granted options to purchase 720,000 shares during fiscal 1997. Options to purchase 640,000 of these shares lapsed when Mr. Tinnerello's employment with the Company terminated in October, 1997. Mr. Tinnerello rejoined the Company in January, 1998. See "-- Agreements with Employees".

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to options granted during the fiscal year ended June 30, 1997 by the Company to the following the Named Executive Officers.

                                         PERCENT OF                                  POTENTIAL REALIZABLE VALUE
                                           TOTAL                                      AT ASSUMED ANNUAL RATES
                            NUMBER OF     OPTIONS                                          OF STOCK PRICE
                              SHARES     GRANTED TO                                   APPRECIATION FOR OPTION
                            UNDERLYING   EMPLOYEES    EXERCISE                                TERM(2)
                             OPTIONS     IN FISCAL      PRICE                        --------------------------
           NAME              GRANTED      1997(1)     PER SHARE   EXPIRATION DATE        5%            10%
           ----             ----------   ----------   ---------   ----------------   ----------    ------------
E. Kevin Dahill...........   270,000        13.2%       $1.25     December 2, 2006    $549,752      $  875,388
Robert Lawrence...........   360,000        17.6         1.25     November 6, 2006     733,003       1,167,184
Karry Kleeman(3)..........   170,000         8.3         1.25     November 6, 2006     346,140         551,170
Joseph Tinnerello(3)(4)...    80,000         3.9         1.25     November 6, 2006     162,889         259,374

---------------
(1) In fiscal 1997, the Company granted employees options to purchase an aggregate of 2,045,500 shares of Common Stock.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation in the value of the Company's Common Stock from the fair value on the date of the grant. Actual gains, if any, will depend on stock market conditions. The amounts reflected in the table may not necessarily be achieved.

(3) Subsequent to June 30, 1997, the Company granted options to purchase shares of Common Stock to the following Named Executive Officers: Mr. Kleeman, 170,000 shares at an exercise price of $5.28 per share; and Mr. Tinnerello, 100,000 shares at an exercise price of $6.94 per share and 180,000 shares at an exercise price of $9.86 per share.

(4) Mr. Tinnerello was granted options to purchase 720,000 shares during fiscal 1997 (35% of total options granted to employees in fiscal 1997). Options to purchase 640,000 shares lapsed when Mr. Tinnerello's employment with the Company terminated in October, 1997. Mr. Tinnerello rejoined the Company in January, 1998. See "-- Agreements with Employees".

YEAR-END OPTION TABLE

     The following table sets forth certain information concerning the number and value of unexercised stock options held by each of the Named Executive Officers as of June 30, 1997. No stock options were exercisable during fiscal 1997.

                                                NUMBER OF SHARES         VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISABLE     IN-THE-MONEY OPTIONS
                  NAME                     OPTIONS AT JUNE 30, 1997(1)   AT JUNE 30, 1997(2)
                  ----                     ---------------------------   --------------------
E. Kevin Dahill..........................            270,000                  $  861,300
Robert Lawrence..........................            360,000                   1,148,400
Karry Kleeman............................            170,000                     542,300
Joseph Tinnerello(3)(4)..................             80,000                     255,500

---------------
(1) Does not include options to purchase Common Stock granted to Named Executive Officers after June 30, 1997.

(2) There was no public trading market for the Common Stock as of June 30, 1997. Accordingly, as permitted by the rules of the Commission, these values have been calculated on the basis of the fair market value of the Common Stock as of June 30, 1997 ($4.44), as determined by the Company, less the applicable exercise price.

(3) Mr. Tinnerello was granted options to purchase 720,000 shares during fiscal 1997. Options to purchase 640,000 shares lapsed when Mr. Tinnerello's employment with the Company terminated in October, 1997. Mr. Tinnerello rejoined the Company in January, 1998. See "-- Agreements with Employees".

(4) On December 30, 1997, Mr. Tinnerello exercised options to purchase 80,000 shares at an exercise price of $1.25 per share. The aggregate value realized upon such exercise, calculated on the basis of the fair value of the Common Stock on the date of exercise ($9.44), was $655,200.

AGREEMENTS WITH EMPLOYEES

     In February, 1998, the Company entered into employment agreements with each of Messrs. Gross and Albracht providing for the employment of Mr. Gross as Chairman of the Board, Chief Executive Officer and President of the Company and Mr. Albracht as Executive Vice President and Chief Operating Officer of the Company. Each employment agreement provides for a three-year term ending on the third anniversary of the consummation of the offering (the "Termination Date"). The agreements each provide for an annual base salary of not less than $200,000 as well as an annual bonus based upon the performance of the Company in an amount determined by the Board of Directors of the Company or an appropriate committee thereof in its respective sole discretion. Each agreement also prohibits the executive from using the confidential information of the Company for a period of three years following the termination of his employment (two years if he is terminated other than for cause (as defined therein)) and contains a non-competition covenant pursuant to which the executive is prohibited from competing with the Company during his employment by the Company and for two years thereafter (one year in the event the executive is terminated other than for cause). The agreements further provide that in the event that employment is terminated by the Company without cause (as defined therein) or by the executive for good reason (as defined therein), the executive is entitled to receive (i) his accrued but unpaid base salary and bonus through the Termination Date; (ii) coverages substantially identical to those provided immediately prior to the termination for twelve months following the Termination Date; and (iii) an aggregate amount, payable in equal semi-monthly installments over a one-year period following the Termination Date, equal to the aggregate of what his base salary would have been for said period plus his maximum bonus for such period, but not less than his highest annual bonus during the preceding five years. In the event of the death or disability of the executive, the Company will continue to make base salary payments to the executive or his estate for twelve months following such death or disability.

     Following a personal leave, on September 30, 1997, the Company and Mr. Joseph Tinnerello, presently the Company's Vice President, Business Development, entered into a severance agreement pursuant to which Mr. Tinnerello left the employment of the Company on October 1, 1997 and agreed to certain non-competition and non-solicitation restrictions in consideration for (i) the acceleration of 80,000 options to purchase shares of Common Stock of the Company previously granted to him and (ii) the grant of 100,000 new options to purchase shares of Common Stock at an exercise price equal to the fair market value of the shares at the time of the grant. As a result of such termination and pursuant to the terms of the 1996 Plan, Mr. Tinnerello forfeited 640,000 options to purchase shares of Common Stock that were previously granted to him in November, 1996. On December 26, 1997, Mr. Tinnerello agreed to return to the Company effective January 15, 1998. On December 28, 1997, the Company agreed to advance $160,000 to Mr. Tinnerello against certain future commissions. Such monies (net of applicable taxes) were used by Mr. Tinnerello to exercise options to purchase 80,000 shares of Common Stock. On January 15, 1998 the Company granted Mr. Tinnerello options to purchase 180,000 shares of Common Stock in accordance with, and on terms similar to, its standard hiring practices.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee of the Company's Board of Directors are Messrs. Barris and Glassmeyer. There are no compensation committee interlocks which are required to be disclosed by the rules promulgated by the Commission under the Securities Act. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

BENEFIT PLANS

  401(K) PLAN

     In fiscal 1995, the Company established a 401(k) retirement savings plan (the "401(k) Plan"). The 401(k) Plan provides that each participant may contribute from 1% to 20% of his or her pre-tax salary (up to a statutorily prescribed annual limit, $10,000 for 1998) to the 401(k) Plan, although the percentage elected by certain highly compensated participants may be required to be lower. All amounts contributed to the 401(k) Plan by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their contributions in various established funds, which include fixed income, growth and equity funds. The Company, at the discretion of the Board of Directors, may match employee contributions. No matching contributions were made in 1995, 1996 or 1997.

  1996 STOCK INCENTIVE PLAN

     The Board of Directors and stockholders of the Company have approved and adopted the 1996 Plan, the terms of which are summarized below.

     General. The 1996 Plan provides for the issuance of a total of up to 3,480,000 authorized and unissued shares of Common Stock, treasury shares and/or shares acquired by the Company for purposes of the 1996 Plan. In addition, as of any January 1 beginning with January 1, 1999, the Board of Directors, in its discretion, may increase such share limit by a number that is no more than 3% of the total number of shares of Common Stock issued and outstanding as of the date of such increase.

     Awards under the 1996 Plan may be made in the form of (i) incentive stock options, (ii) nonqualified stock options (incentive and nonqualified stock options are collectively referred to as "options"), (iii) stock appreciation rights, (iv) restricted stock, (v) restricted stock units, and (vi) other types of stock-based awards. Awards may be made to such directors, officers and key employees of the Company and its subsidiaries (including prospective employees who become employees), and to such consultants to the Company and its subsidiaries, as the Compensation Committee shall in its discretion select (collectively, "key persons").

     Administration. The 1996 Plan is administered by the Compensation Committee. The Compensation Committee is authorized to construe, interpret and implement the provisions of the 1996 Plan, to select the persons to whom awards will be granted, to determine the terms and provisions of such awards and to amend outstanding awards. The determinations of the Compensation Committee are made in its sole discretion and are binding and conclusive.

     Grants under the 1996 Plan. Unless the Compensation Committee determines otherwise, an option grant will become exercisable as to 20% of the shares subject thereto on the first anniversary of the date of grant and the remainder will vest ratably over the subsequent 16 quarters. The purchase price per share payable upon the exercise of an option will be established by the Compensation Committee.

     As of February 28, 1998 the Company had granted 2,463,500 options under the 1996 Plan. These grants were made to 141 employees of the Company (representing 49% of its total employees) at exercise prices equal to the fair market value of the Company's Common Stock at the time of each such grant, including options to purchase 270,000, 340,000, 360,000, and 360,000 (net of 640,000 shares which have lapsed) options to the following named Executive Officers, respectively: E. Kevin Dahill; Karry Kleeman; Robert Lawrence; and Joseph Tinnerello.

     Other features of the 1996 Plan. Awards granted under the 1996 Plan and shares acquired pursuant thereto are subject to a number of rights and restrictions, including provisions relating to the termination of employment or service of the grantee.

     The Board of Directors may, without stockholder approval, suspend, discontinue, revise or amend the 1996 Plan at any time, or from time to time; provided, however, that stockholder approval shall be obtained for any amendment for which such approval is required by Section 422 of the Internal Revenue Code of 1986, as amended, (the "Code") or by other provisions of applicable law. Unless sooner terminated by the Board of Directors, the provisions of the 1996 Plan relating to the grant of incentive stock options shall terminate on the tenth anniversary of the adoption of the 1996 Plan by the Board of Directors. All awards made under the 1996 Plan prior to its termination shall remain in effect until they are satisfied or terminated.


     The vesting of awards granted under the 1996 Plan will accelerate in the event of a change in control, as defined in the 1996 Plan unless otherwise provided in the individual option agreements.


  1998 EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors and stockholders of the Company have approved and adopted the ESPP. The purpose of the ESPP is to provide eligible employees who wish to acquire Common Stock of the Company the opportunity to purchase shares from the Company with accumulated payroll deductions. The ESPP is intended to constitute an "employee stock purchase plan" under section 423 of the Code.

     The ESPP provides for the issuance of an aggregate of up to 300,000 authorized and unissued shares of Common Stock, treasury shares and/or shares acquired by the Company for the purposes of the ESPP.

     The ESPP may be administered by the Board of Directors or by a committee of the Board of Directors comprised of not less than two directors.

     Any employee who has been employed at least six months by the Company, or by any subsidiary which adopts the ESPP with the consent of the Company, and who is employed more than twenty hours per week for more than five months per calendar year is eligible to participate in the ESPP.

     As of February 28, 1998, there were approximately 232 employees eligible to participate in the ESPP.

     In the event of a merger or consolidation of the Company with or into any other corporation or entity, payroll deductions will cease and all amounts previously deducted from participants' pay will be refunded immediately prior to the consummation of the action.

     The Board of Directors may suspend, discontinue, revise or amend the ESPP at any time and in any respect; provided, however, that stockholder approval will be obtained to the extent necessary to comply with section 423 of the Code and other applicable law.

  1998 EXECUTIVE INCENTIVE PLAN

     The Board of Directors and stockholders of the Company have approved and adopted the Mobius Management Systems, Inc. Executive Incentive Plan (the "Incentive Plan"). The Incentive Plan is administered by the Compensation Committee of the Board. Participation in the Incentive Plan is limited to those executives and key employees who, in the judgment of the Compensation Committee, are in a position to have a significant impact on the performance of the Company.

     Awards under the Incentive Plan are based upon the extent to which performance goals established by the Compensation Committee for a designated performance period are satisfied. Performance goals are related to criteria which include net earnings, operating income, earnings per share, cash flow, absolute and/or relative return on equity or assets, pre-tax profits, earning growth, revenue growth, comparison to peer companies, any combination of the foregoing or any other criteria as the Compensation Committee deems appropriate. The Compensation Committee may provide that the bonuses payable to participants will vary based upon different levels of achievement of the applicable goals. The Incentive Plan also provides for grants of discretionary bonuses.

  1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     The Board of Directors and stockholders of the Company have approved and adopted the Directors' Plan. The purpose of the Directors' Plan is to provide an incentive to the Company's non-employee directors to serve on the Board of Directors and to maintain and enhance the Company's long-term performance.

     The Directors' Plan provides for the issuance of a total of 250,000 authorized and unissued shares of Common Stock, treasury shares and/or shares acquired by the Company for purposes of the Directors' Plan.

     The Directors' Plan provides for initial grants (i.e. upon adoption of the Directors' Plan or upon a non-employee director's initial election to the Board of Directors) of non-qualified stock options to purchase 10,000 shares of Common Stock. At each annual meeting thereafter, each non-employee director will receive an option to purchase 10,000 shares. Each option granted under the Directors' Plan will have a term of ten years and will become exercisable upon grant. The exercise price of each option granted under the Directors' Plan will equal the fair market value of a share of Common Stock on the date of grant.

     The Board of Directors may amend the Directors' Plan at any time or from time to time; provided, that no amendment may impair any material rights or increase any material obligations under any outstanding option without the non-employee directors' consent. Stockholder approval of any amendment shall be obtained to the extent necessary to comply with any applicable law, rule or regulation.

                              CERTAIN TRANSACTIONS

     Since 1981 the Company has engaged, and plans to continue to engage, Kramer Levin to provide legal counsel to the Company. Mr. Kopelman, a member of the Company's Board of Directors, is also a member of Kramer Levin. The Company believes that fees charged by Kramer Levin are at rates and on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

     Since November, 1996, the Company has granted options to purchase shares of Common Stock to certain of its employees, including its Executive Officers. The Company believes that the exercise prices for all such grants have not been less than the fair market values of the shares at the time of their respective grants. See "Management".

     On May 12, 1997, the Company issued 40,910 shares of Series A Convertible Preferred Stock for an aggregate consideration of $12,000,130 pursuant to a Stock Purchase Agreement by and among the Company, Mitchell Gross, Joseph J. Albracht, Oak Investment Partners VI, Limited Partnership, Oak VI Affiliates Fund, Limited Partnership, NEA Ventures 1997, NEA President's Fund L.P., New Enterprise Associates VII L.P., New Venture Partners III L.P. and Glynn Ventures III, L.P. Mr. Peter Barris, a member of Mobius' Board of Directors, is affiliated with NEA Ventures 1997, NEA President's Fund L.P. and New Enterprise Associates VII L.P. and Mr. Edward Glassmeyer, a member of Mobius' Board of Directors, is affiliated with the aforementioned Oak entities. Simultaneously therewith and as a condition thereof, the Company repurchased 2,045,500 shares of Common Stock from Mr. Gross, the Company's Chairman of the Board, Chief Executive Officer and President and 2,045,500 shares of Common Stock from Mr. Albracht, the Company's Executive Vice President, Chief Operating Officer, Secretary and a member of the Board of Directors, for an aggregate purchase price of $12,000,130.

     From time to time the Company has advanced salaries and/or commissions to its employees. In particular, in December, 1997 the Company advanced against certain commissions $160,000 to Mr. Joseph Tinnerello, the Company's Vice President, Business Development. See "Management -- Agreements with Employees".

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of February 28, 1998 and as adjusted to reflect the sale of the shares offered hereby by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and Named Executive Officer of the Company,
(iii) all directors and executive officers of the Company as a group, and (iv) each Selling Stockholder. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                          SHARES BENEFICIALLY OWNED    NUMBER OF    SHARES BENEFICIALLY OWNED
5% STOCKHOLDERS, NAMED                      PRIOR TO OFFERING(1)        SHARES        AFTER OFFERING(1)(2)
EXECUTIVE OFFICERS, DIRECTORS             -------------------------     OFFERED     -------------------------
AND SELLING STOCKHOLDERS                    NUMBER      PERCENTAGE    FOR SALE(2)     NUMBER      PERCENTAGE
-----------------------------             -----------   -----------   -----------   -----------   -----------
Mitchell Gross(3).......................   6,204,500       41.1%        200,000      6,004,500       34.2%
Joseph J. Albracht(4)...................   4,704,500       31.2         200,000      4,504,500       25.6
Oak Investment Partners VI, Limited
  Partnership(5)........................   2,045,500       13.6          --          2,045,500       11.6
New Enterprise Associates VII L.P.(6)...   1,943,200       12.9          --          1,943,200       11.1
E. Kevin Dahill(7)......................      67,500       *             --             67,500       *
Karry Kleeman(8)........................      42,500       *             --             42,500       *
Robert Lawrence(9)......................      90,000       *             --             90,000       *
Joseph Tinnerello(10)...................     180,000        1.2          --            180,000        1.0
Peter J. Barris(11).....................   1,953,200       12.9          --          1,953,200       11.1
Edward F. Glassmeyer(12)................   2,055,500       13.6          --          2,055,500       11.7
Kenneth P. Kopelman(13).................      10,000       *             --             10,000       *
All Executive Officers and Directors as
  a group (13 persons)(3)(11)(12)(14)...  15,325,200       99.3%        400,000     15,005,200       83.3%

---------------
  *  Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of February 28, 1998 ("Currently Exercisable Options") are deemed outstanding for computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.

 (2) Assumes no exercise of the Underwriters' over-allotment option.

 (3) Includes 4,100,000 shares of Common Stock held by HARMIT, LP, of which Mitchell Gross and Harriet Gross, the spouse of Mr. Gross, are general partners. Mr. Gross's address is c/o the Company at 120 Old Post Road, Rye, New York 10580.

 (4) Mr. Albracht's address is c/o the Company at 120 Old Post Road, Rye, New York 10580.

 (5) Includes 46,600 shares of Common Stock held by Oak VI Affiliates Fund, Limited Partnership. The address of such stockholders is 1 Gorham Island, Westport, Connecticut 06880.

 (6) Includes 1,700 shares of Common Stock held by NEA Ventures 1997, 27,300 shares held by NEA President's Fund L.P. and 102,300 shares held by New Venture Partners III L.P. The address of such stockholders is 1911 Freedom Drive, Reston, Virginia 20190.

 (7) Represents 67,500 shares issuable pursuant to Currently Exercisable
     Options.

 (8) Represents 42,500 shares issuable pursuant to Currently Exercisable
     Options.

 (9) Represents 90,000 shares issuable pursuant to Currently Exercisable
     Options.

(10) Includes 100,000 shares issuable pursuant to Currently Exercisable Options.

(11) Includes 1,811,900 shares of Common Stock held by New Enterprise Associates VII L.P., 1,700 shares held by NEA Ventures 1997, 27,300 shares held by NEA President's Fund L.P. and 102,300 shares held by New Venture Partners III L.P. Mr. Barris disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein arising from his affiliation with such entities. Also includes 10,000 shares issuable pursuant to Currently Exercisable Options.

(12) Includes 1,998,900 shares of Common Stock held by Oak Investment Partners VI, Limited Partnership and 46,600 shares held by Oak VI Affiliates Fund, Limited Partnership. Mr. Glassmeyer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein arising from his affiliation with such entities. Also includes 10,000 shares issuable pursuant to Currently Exercisable Options.

(13) Includes 10,000 shares issuable pursuant to Currently Exercisable Options.

(14) Includes 347,500 shares issuable pursuant to Currently Exercisable Options.

                          DESCRIPTION OF CAPITAL STOCK

     Effective upon the filing of the Restated Certificate of Incorporation and the conversion of the Series A Convertible Preferred Stock and Class A Non-Voting Common Stock upon the closing of the offering, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, $.0001 par value per share, and 1,000,000 shares of Preferred stock, $.01 par value per share (the "Preferred Stock"), which may be issued in one or more series.

COMMON STOCK

     As of February 28, 1998 there were 10,909,000 shares of Common Stock outstanding and held of record by three stockholders. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the shares of Common Stock offered by the Company hereby and the conversion of the outstanding Series A Convertible Preferred Stock and Class A Non-Voting Common Stock into shares of Common Stock upon consummation of the offering, there will be 17,580,000 shares of Common Stock outstanding upon the closing of the offering.

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election (other than those directors, if any, who are to be elected by the holders of any series of preferred stock, if any). Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. Upon the closing of this offering, there will be no shares of Preferred Stock outstanding.

PREFERRED STOCK

     The Board of Directors is authorized, without further stockholder approval, subject to certain limitations prescribed by law, to issue from time to time up to an aggregate of 1,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares of Preferred Stock constituting any series or designations of such series of Preferred Stock.

     The purpose of authorizing the Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Risk
Factors -- Anti-Takeover Provisions".

DELAWARE LAW AND CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Company is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, Section 203 of the

Delaware Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect, including attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

     The Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management". In addition, the Restated Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of 67% of the shares of capital stock of the corporation entitled to vote. Under the Company's By-Laws, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may be filled by the stockholders only if the Board has not filled such vacancy. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

     The Restated Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Restated Certificate of Incorporation further provides that special meeting of the stockholders may only be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President or the Executive Vice President of the Company, or by the Secretary upon the written request of two-thirds of the Board of Directors. Under the By-Laws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholders' actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

     The Restated Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Restated Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is the American Stock Transfer and Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the closing of this offering, the Company will have an aggregate of 17,580,000 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options to purchase Common Stock. Of these Shares, the 2,900,000 shares sold in this offering are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares held by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

     The remaining 14,680,000 shares of Common Stock are deemed "Restricted Shares" under Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 175,800 shares immediately after this offering) or
(ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed. In addition, under Rule 144(k), a person who is not an affiliate of the Company and has not been an affiliate of the Company for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one-and two-year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an affiliate. See "Risk
Factors -- Shares Eligible for Future Sale; Registration Rights".

     Rule 701 under the Securities Act provides that the shares of Common Stock acquired upon the exercise of currently outstanding options may be resold by persons, other than affiliates of the Company, beginning 90 days after the date of the Company's initial public offering, subject only to the manner of sale provisions of Rule 144, and by affiliates of the Company under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations.

OPTIONS

     Upon completion of this offering, it is anticipated that options to purchase a total of 2,493,500 shares of Common Stock will be outstanding. As of February 28, 1998, an additional approximately 1,536,500 shares of Common Stock were available for future issuance under the Company's 1996 Plan, 1998 ESPP and the 1998 Directors' Plan. See "Management -- Benefit Plans".

     After the date of this Prospectus, the Company intends to file a Form S-8 registration statement under the Securities Act to register all shares of Common Stock issuable under the Company's stock-based benefit plans. See
"Management -- Director Compensation" and "-- Benefit Plans". Such registration statement is expected to become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates. See "Risk Factors -- Shares Eligible for Future Sale; Registration Rights".

LOCK-UP AGREEMENTS

     Certain stockholders, who upon the closing of this offering will hold in the aggregate approximately 14,680,000 shares of Common Stock and options to purchase additional 1,624,000 shares of Common Stock, have agreed, pursuant to the Lock-Up Agreements, that they will not, without the prior written consent of the representatives of the Underwriters, directly or indirectly offer to sell, sell, or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 180 days after the date of this Prospectus, subject to certain exceptions. Subject to the provisions of Rules 144, 144(k) and 701, all of such shares will be eligible for sale upon the expiration of these lock-up agreements.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered by this Prospectus will be passed upon for the Company and the Selling Stockholders by Kramer, Levin, Naftalis & Frankel, New York, New York. Mr. Kopelman, a partner at Kramer Levin, is a director of the Company and owns options to purchase 10,000 shares of Common Stock that were granted to him pursuant to the Directors' Plan. Certain legal matters will be passed upon for the Underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company as of June 30, 1996, 1997 and as of December 31, 1997 and for each of the years in the three-year period ended June 30, 1997, and the six months ended December 31, 1997 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (including all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the offer and sale of shares of Common Stock pursuant to this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Registration Statement, including the exhibits and schedules thereto, may also be inspected, without charge, and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois, and 7 World Trade Center, Suite 1300, New York, New York. This material may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                        MOBIUS MANAGEMENT SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report................................  F-2
Consolidated Balance Sheets as of June 30, 1996 and 1997 and
  December 31, 1997.........................................  F-3
Consolidated Statements of Income for the Years Ended June
  30, 1995, 1996 and 1997, and for the Six Month Periods
  Ended December 31, 1996 (Unaudited) and 1997..............  F-4
Consolidated Statements of Stockholders' Equity for the
  Years Ended June 30, 1995, 1996, and 1997, and for the Six
  Month Period Ended December 31, 1997......................  F-5
Consolidated Statements of Cash Flows for the Years Ended
  June 30, 1995, 1996, and 1997, and for the Six Month
  Periods Ended December 31, 1996 (Unaudited) and 1997......  F-6
Notes to Consolidated Financial Statements..................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Mobius Management Systems, Inc.:

     We have audited the accompanying consolidated balance sheets of Mobius Management Systems, Inc. and subsidiaries as of June 30, 1996 and 1997 and December 31, 1997 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997 and the six month period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mobius Management Systems, Inc. and subsidiaries as of June 30, 1996 and 1997 and December 31, 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997 and the six month period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

February 23, 1998
Stamford, CT

                        MOBIUS MANAGEMENT SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
              (IN THOUSANDS, EXCEPT SHARE DATA AND PER SHARE DATA)

                                                                                        PRO FORMA
                                                                                       DECEMBER 31,
                                                        JUNE 30,                           1997
                                                   ------------------   DECEMBER 31,   (UNAUDITED-
                                                    1996       1997         1997         NOTE 1)
                                                   -------   --------   ------------   ------------
                                       ASSETS
Current assets:
  Cash and cash equivalents......................  $ 4,447   $  5,672     $  7,182       $ 7,182
  Accounts receivable, net of allowance for
    doubtful accounts of $423, $308, $611 and
    $611 respectively............................    7,328      7,793        6,238         6,238
  Software license installments, current
    portion......................................    1,614      4,615        5,158         5,158
  Other current assets...........................      251        474        1,655         1,655
                                                   -------   --------     --------       -------
         Total current assets....................   13,640     18,554       20,233        20,233
Software license installments, non-current
  portion, net of allowance for doubtful accounts
  of $0, $413, $577 and $577 respectively........    3,376      7,871       11,609        11,609
Property and equipment, net......................    1,356      1,990        2,007         2,007
Other assets.....................................       74         87          498           498
                                                   -------   --------     --------       -------
         Total assets............................  $18,446   $ 28,502     $ 34,347       $34,347
                                                   =======   ========     ========       =======
               LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses..........  $ 4,479   $  6,593     $  4,689       $ 4,689
  Deferred maintenance revenue...................    6,494      7,494       10,669        10,669
  Deferred income taxes..........................      286      1,551        1,593         1,593
  Other liabilities..............................      322        134           59            59
                                                   -------   --------     --------       -------
         Total current liabilities...............   11,581     15,772       17,010        17,010
                                                   -------   --------     --------       -------
Deferred maintenance revenue, non-current
  portion........................................      660      3,661        5,447         5,447
Deferred income taxes............................      828      1,420        2,387         2,387
Capital lease obligations, less current
  portion........................................      151         95           66            66
Convertible preferred stock, $.01 par value;
  40,910 shares outstanding......................       --     11,898       12,000            --
Stockholders' equity (deficit):
  Common stock $.0001 par value; authorized
    40,000,000 shares; issued 16,727,200,
    15,000,000, 15,000,000 and 19,171,000 (Pro
    Forma), shares, respectively; outstanding
    15,000,000, 10,909,000, 10,909,000 and
    15,080,000 (Pro Forma) shares,
    respectively.................................        2          1            1             2
  Additional paid-in capital.....................       77         --           --        11,999
  Retained earnings..............................    5,306      7,636        9,487         9,487
  Cumulative foreign currency translation
    adjustment...................................      (28)        19          (51)          (51)
  Treasury stock, at cost, 1,727,200, 4,091,000,
    4,091,000 and 4,091,000 shares,
    respectively.................................     (131)   (12,000)     (12,000)      (12,000)
                                                   -------   --------     --------       -------
         Total stockholders' equity (deficit)....    5,226     (4,344)      (2,563)        9,437
                                                   -------   --------     --------       -------
Total liabilities, preferred stock and
  stockholders' equity...........................  $18,446   $ 28,502     $ 34,347       $34,347
                                                   =======   ========     ========       =======

          See accompanying notes to consolidated financial statements.

                        MOBIUS MANAGEMENT SYSTEMS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          SIX MONTHS ENDED
                                             YEARS ENDED JUNE 30,           DECEMBER 31,
                                          ---------------------------   ---------------------
                                           1995      1996      1997        1996        1997
                                           ----      ----      ----        ----        ----
                                                                        (UNAUDITED)
Revenues:
  Software license revenues.............  $12,729   $18,769   $26,112     $10,239     $14,293
  Maintenance and other revenues........    9,676    12,189    15,215       7,159       8,778
                                          -------   -------   -------     -------     -------
     Total revenues.....................   22,405    30,958    41,327      17,398      23,071
                                          -------   -------   -------     -------     -------
Costs of revenues:
  Software license revenues.............      614       626     1,336         528         678
  Maintenance and other revenues........    2,049     2,716     2,923       1,441       1,554
                                          -------   -------   -------     -------     -------
     Total costs of revenues............    2,663     3,342     4,259       1,969       2,232
                                          -------   -------   -------     -------     -------
Gross profit............................   19,742    27,616    37,068      15,429      20,839
                                          -------   -------   -------     -------     -------
Operating expenses:
  Sales and marketing...................   12,523    15,136    21,971       9,180      10,797
  Research and development..............    3,478     4,600     5,904       2,810       3,550
  General and administrative............    2,063     2,832     4,350       1,911       3,106
                                          -------   -------   -------     -------     -------
     Total operating expenses...........   18,064    22,568    32,225      13,901      17,453
                                          -------   -------   -------     -------     -------
Income from operations..................    1,678     5,048     4,843       1,528       3,386
License and other interest
  income................................      375       339       922         328         832
Interest expense........................      (58)      (41)      (22)        (11)         (6)
Foreign currency transaction gains
  (losses)..............................       34       (72)      (12)          1          (6)
                                          -------   -------   -------     -------     -------
Income before income taxes..............    2,029     5,274     5,731       1,846       4,206
Provision for income taxes..............      880     2,657     3,348       1,043       2,355
                                          -------   -------   -------     -------     -------
Net income..............................  $ 1,149   $ 2,617   $ 2,383     $   803     $ 1,851
                                          =======   =======   =======     =======     =======
Basic earnings per share................  $  0.08   $  0.17   $  0.17     $  0.05     $  0.17
Basic weighted average shares
  outstanding...........................   15,000    15,000    14,318      15,000      10,909
Diluted earnings per share..............  $  0.08   $  0.17   $  0.15     $  0.05     $  0.12
Diluted weighted average shares
  outstanding...........................   15,000    15,000    15,882      15,355      15,785
Pro forma data (unaudited):
  Pro forma basic earnings per share....                      $  0.13                 $  0.12
  Pro forma basic weighted average
     shares outstanding.................                       18,489                  15,080
  Pro forma diluted earnings per
     share..............................                      $  0.12                 $  0.12
  Pro forma diluted weighted average
     shares outstanding.................                       19,371                  15,852

          See accompanying notes to consolidated financial statements.

                        MOBIUS MANAGEMENT SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                         CUMULATIVE
                                                                                                           FOREIGN
                                                              COMMON STOCK       ADDITIONAL               CURRENCY
                                                          --------------------    PAID-IN     RETAINED   TRANSLATION
                                                            SHARES      AMOUNT    CAPITAL     EARNINGS   ADJUSTMENT
                                                          -----------   ------   ----------   --------   -----------
Balance at June 30, 1995................................   16,727,200     $2        $ 77       $2,689       $(51)
Net income..............................................           --     --          --        2,617         --
Unrealized translation gain.............................           --     --          --           --         23
                                                          -----------     --        ----       ------       ----
Balance at June 30, 1996................................   16,727,200      2          77        5,306        (28)
Net income..............................................           --     --          --        2,383         --
Unrealized translation gain.............................           --     --          --           --         47
Retirement of treasury stock............................   (1,727,200)    (1)        (77)         (53)        --
Share repurchase in connection with issuance of
  preferred stock.......................................   (4,091,000)    --          --           --         --
                                                          -----------     --        ----       ------       ----
Balance at June 30, 1997................................   10,909,000      1          --        7,636         19
Net Income..............................................           --     --          --        1,851         --
Unrealized translation loss.............................           --     --          --           --        (70)
                                                          -----------     --        ----       ------       ----
Balance at December 31, 1997............................   10,909,000     $1        $ --       $9,487       $(51)
                                                          ===========     ==        ====       ======       ====


                                                              TREASURY STOCK            TOTAL
                                                          ----------------------    STOCKHOLDERS'
                                                            SHARES       AMOUNT    EQUITY (DEFICIT)
                                                          -----------   --------   ----------------
Balance at June 30, 1995................................    1,727,200   $   (131)      $  2,586
Net income..............................................           --         --          2,617
Unrealized translation gain.............................           --         --             23
                                                          -----------   --------       --------
Balance at June 30, 1996................................    1,727,200       (131)         5,226
Net income..............................................           --         --          2,383
Unrealized translation gain.............................           --         --             47
Retirement of treasury stock............................   (1,727,200)       131             --
Share repurchase in connection with issuance of
  preferred stock.......................................    4,091,000    (12,000)       (12,000)
                                                          -----------   --------       --------
Balance at June 30, 1997................................    4,091,000    (12,000)        (4,344)
Net Income..............................................           --         --          1,851
Unrealized translation loss.............................           --         --            (70)
                                                          -----------   --------       --------
Balance at December 31, 1997............................    4,091,000   $(12,000)      $ (2,563)
                                                          ===========   ========       ========

          See accompanying notes to consolidated financial statements.

                        MOBIUS MANAGEMENT SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         SIX MONTHS ENDED
                                            YEARS ENDED JUNE 30,           DECEMBER 31,
                                        ----------------------------   ---------------------
                                         1995      1996       1997        1996        1997
                                        -------   -------   --------   -----------   -------
                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income..........................  $ 1,149   $ 2,617   $  2,383     $   803     $ 1,851
                                        -------   -------   --------     -------     -------
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Deferred income taxes...............      139       700      1,857         372       1,009
  Depreciation and amortization.......      416       381        406         220         305
  Accretion of Preferred Stock........       --        --         --          --         102
  Change in operating assets and
     liabilities:
     Accounts receivable, net.........   (3,434)      (56)      (465)       (537)      1,555
     Software license installments....      229    (3,673)    (7,497)     (1,803)     (4,281)
     Other assets.....................      (59)      (21)      (235)       (635)     (1,592)
     Accounts payable and accrued
       expenses.......................      333     1,059      2,112        (322)     (1,904)
     Other liabilities................       37      (179)       (94)         99         (78)
     Deferred maintenance revenue.....    1,472     1,837      4,002       3,722       4,961
                                        -------   -------   --------     -------     -------
          Total adjustments...........     (867)       48         86       1,116          77
                                        -------   -------   --------     -------     -------
          Net cash provided by
            operating activities......      282     2,665      2,469       1,919       1,928
                                        -------   -------   --------     -------     -------
Cash flows used in investing
  activities:
  Capital expenditures................     (434)     (628)    (1,039)       (348)       (322)
                                        -------   -------   --------     -------     -------
Cash flows from financing activities:
  Cash received from sale of preferred
     stock, net of issuance costs.....       --        --     11,898          --          --
  Cash payment for repurchase of
     common stock.....................       --        --    (12,000)         --          --
  Payments on capital lease
     obligations......................     (185)      (55)      (150)        (28)        (26)
  Payments on notes payable...........      (89)     (269)        --          --          --
                                        -------   -------   --------     -------     -------
          Net cash used by financing
            activities................     (274)     (324)      (252)        (28)        (26)
                                        -------   -------   --------     -------     -------
Effect of exchange rate changes on
  cash and cash equivalents...........      (29)       23         47         153         (70)
                                        -------   -------   --------     -------     -------
Net change in cash and cash
  equivalents.........................     (455)    1,736      1,225       1,696       1,510
Cash and cash equivalents at beginning
  of period...........................    3,166     2,711      4,447       4,447       5,672
                                        -------   -------   --------     -------     -------
Cash and cash equivalents at end of
  period..............................  $ 2,711   $ 4,447   $  5,672     $ 6,143     $ 7,182
                                        =======   =======   ========     =======     =======
Supplemental disclosure of cash flow
  information:
  Cash paid during the period for:
     Interest.........................  $    58   $    41   $     22     $    11     $     6
     Income taxes.....................      612     1,779      1,544         948       1,756
  Capital lease obligations
     incurred.........................      464       219         --          --          --

          See accompanying notes to consolidated financial statements.

                        MOBIUS MANAGEMENT SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

(1) ORGANIZATION

     Mobius Management Systems, Inc., together with its wholly-owned subsidiaries (the "Company"), is a provider of enterprise software products designed to optimize the storage, retrieval and presentation of large volumes of transactional information.

     The Company was incorporated in the State of New York in 1981 and in 1997 the Company was reincorporated in the State of Delaware. In March 1993, the Company established its first wholly-owned subsidiary, Mobius U.K., in Basingstoke, England and subsequently relocated to Shepperton, England. The purpose of this subsidiary is to provide direct sales within the U.K. In fiscal 1995, the Company established wholly-owned subsidiaries in Nogent sur Marne, France, Dusseldorf, Germany, and Assago, Italy, and in fiscal 1998, the Company established an additional wholly-owned subsidiary in Upplands Vasby, Sweden, to broaden the reach of its direct sales force in Europe.

(2) SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The Company and its subsidiaries are consolidated for financial statement purposes after the elimination of all significant intercompany transactions.

  PRO FORMA BALANCE SHEET

     In connection with the proposed closing of an initial public offering of the Company's Common Stock, all of the outstanding shares of the Convertible Preferred Stock will convert into newly issued shares of Common Stock (see note
8). The Pro Forma Balance Sheet at December 31, 1997 reflects the conversion of $12,000,000 of Convertible Preferred Stock into Common Stock ($1,000 credit to Common Stock and $11,999,000 credit to Additional paid-in capital) and the issuance of 80,000 shares of Common Stock upon conversion of 80,000 shares of Class A Non-Voting Common Stock.

  REVENUE RECOGNITION

     Revenue from software license contracts includes license fees related to long-term licenses, typically 5 or 15 years, and fees for term license contracts, which are generally 3 to 5 years. Such license revenue and maintenance and service revenue are recognized in accordance with Statement of Position 91-1 Software Revenue Recognition.

     Revenue from executed software license contracts is recognized upon delivery of the software to the customer if no significant vendor obligations remain and collection of the resulting receivable is probable. Software license revenue includes the present value of future payments under non-cancelable license arrangements which provide for payment in installments generally over periods from 3 to 5 years. A portion of the discount is recognized as interest income over the term of the arrangement.

     Revenue on maintenance contracts is recognized on a straight-line basis over the term of the maintenance contract, generally twelve months, except for maintenance on term license contracts, which extends to the contract term. The unearned portion of maintenance revenue is classified as deferred maintenance revenue.

     When the software license contract includes maintenance, the Company unbundles maintenance revenue from the initial license fee and recognizes it ratably over the maintenance period,

                        MOBIUS MANAGEMENT SYSTEMS, INC.

starting from the inception of the software license agreement. The unearned portion of such maintenance revenue is classified as deferred maintenance revenue with amounts extending beyond one-year reported as non-current.

  SOFTWARE DEVELOPMENT COSTS

     Statement of Financial Accounting Standards No. 86 (SFAS No. 86) requires the capitalization of certain software development costs once technological feasibility is established. The capitalized costs are then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater.

     The Company determines technological feasibility based on the working model method. The period between establishment of a working model and the general availability of its software has historically been short and, accordingly, software development costs qualifying for capitalization have been insignificant. As a result, the Company has expensed all software development costs.

  PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost. Depreciation is computed on a straight-line basis over the estimated life of the related asset, ranging from five to seven years. Assets acquired under capital leases are depreciated on a straight-line basis over the shorter of the asset's life or the respective lease.

  INCOME TAXES

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). SFAS No. 109 requires using the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets are recognized for deductible temporary differences, net operating loss carryforwards, and tax credit carryforwards if it is more likely than not that the tax benefits will be realized. A valuation allowance is established if it is not more likely than not that a deferred tax asset will be realized.

  FOREIGN CURRENCY TRANSLATION

     Balance sheet accounts of the Company's foreign subsidiaries are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Revenues, costs and expenses are translated into U.S. dollars at average rates for the year. Gains or losses that result from translation are shown as a separate component of stockholders' equity. Net gains and losses resulting from foreign exchange transactions are included in the determination of net income.

  CASH EQUIVALENTS

     The Company considers investments with maturities at the date of purchase of three months or less to be cash equivalents.

  CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of substantially all of the trade accounts receivables and software license installments. The

                        MOBIUS MANAGEMENT SYSTEMS, INC.

Company sells its products to a large number of customers in diversified industries across many domestic and international geographies.

  USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS 107) defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The fair value of the Company's cash and cash equivalents, accounts receivable, software license installments and accounts payable and accrued expenses and deferred maintenance amounts approximates their carrying value.

  EARNINGS PER SHARE

     Effective December 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share". SFAS No. 128 stipulates that the calculation of earnings per share (EPS) be shown for all historical periods as Basic EPS and Diluted EPS. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. The computation of Diluted EPS is similar to the computation of Basic EPS except that it gives effect to all potentially dilutive instruments that were outstanding during the period. Such dilutive instruments include stock options, the conversion of Series A Convertible Preferred Stock, and the conversion of the Class A Non-Voting Common Stock.

     The following is a reconciliation of the numerators and denominators for the basic and diluted EPS calculations (in thousands, except per share data):

                                                                               SIX MONTHS ENDED DECEMBER 31,
                                                                          ---------------------------------------
                                       YEAR ENDED JUNE 30, 1997                            1996
                                ---------------------------------------   ---------------------------------------
                                NET INCOME       SHARES       PER SHARE   NET INCOME       SHARES       PER SHARE
                                (NUMERATOR)   (DENOMINATOR)    AMOUNT     (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                -----------   -------------   ---------   -----------   -------------   ---------
Basic EPS:
Net income....................    $2,383                                     $803
                                  ======                                     ====
Weighted average shares
 outstanding..................                   14,318                                    15,000
Basic EPS.....................                                  $0.17                                     $0.05
                                                                =====                                     =====
Diluted EPS:
Net income....................    $2,383                                     $803
                                  ======                                     ====
Dilutive effect of convertible
 securities...................                      682
Dilutive effect of stock
 options......................                      882                                       355
                                                 ------                                    ------
Diluted EPS...................                   15,882         $0.15                      15,355         $0.05
                                                 ======         =====                      ======         =====

                                     SIX MONTHS ENDED DECEMBER 31,
                                ---------------------------------------
                                                 1997
                                ---------------------------------------
                                NET INCOME       SHARES       PER SHARE
                                (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                -----------   -------------   ---------
Basic EPS:
Net income....................    $1,851
                                  ======
Weighted average shares
 outstanding..................                   10,909
Basic EPS.....................                                  $0.17
                                                                =====
Diluted EPS:
Net income....................    $1,851
                                  ======
Dilutive effect of convertible
 securities...................                    4,104
Dilutive effect of stock
 options......................                      772
                                                 ------
Diluted EPS...................                   15,785         $0.12
                                                 ======         =====

                        MOBIUS MANAGEMENT SYSTEMS, INC.

  STOCK BASED COMPENSATION

     The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation", and elected to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25 in determining measurement of compensation expense and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair value-based method, as defined in SFAS No. 123, had been applied. As such, compensation expense is generally recorded on the date of grant only if the current fair market value of the underlying stock exceeded the exercise price.

  IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     During the third quarter of 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The adoption of SFAS 121 had no effect on the Company's financial statements.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In October 1997, the AICPA issued SOP 97-2, "Software Revenue Recognition", which supersedes SOP 91-1. The Company will adopt SOP 97-2 for software transactions entered into beginning July 1, 1998. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements, such as additional software products, upgrades or enhancements, rights to exchange or return software, postcontract customer support, or services, including elements deliverable only on a when-and-if-available basis, to be allocated to the various elements of such sale based on "vendor-specific objective evidence of fair values" allocable to each such element. If sufficient vendor-specific objective evidence of fair market values does not exist, revenue from the sale could be deferred until such sufficient evidence exists, or until all elements have satisfied the requirements for revenue recognition.

     SOP 97-2 is newly issued and has not yet been subject to interpretation in practice or in applicable accounting guidelines. Although the Company has reviewed, and is continuing to review, its license agreements in light of its requirement to adopt SOP 97-2 and believes such adoption will not have a material effect on its operations, there can be no assurance that the future application of or subsequent interpretations to SOP 97-2 will not require the Company to defer the recognition of certain elements of revenue or result in revenue patterns in periods subsequent to fiscal 1998 which are materially different than historical periods. In addition, there can be no assurance that any adjustments the Company makes to its license agreements or other contractual arrangements in order to accommodate the requirements of SOP 97-2 would not be negatively viewed by prospective customers and therefore have a material adverse effect on the Company's sales efforts.

     On February 11, 1998, the AICPA issued an Exposure Draft of a Proposed Statement of Position "Deferral of the Effective Date of Certain Purchase of SOP 97-2, Software Revenue Recognition, for Certain Transactions". The proposed SOP defers for one year the application of what constitutes vendor-specific objective evidence of the fair value of the delivered software element in certain multiple-element arrangements that include service elements and that are entered into by entities that never sell the software element separately. The Company believes that the provisions of the Exposure Draft do not apply to the Company.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and No. 131, "Disclosures about Segments of an Enterprise and Related Information". Commencing in 1998, SFAS No. 130 will require companies to report comprehensive

                        MOBIUS MANAGEMENT SYSTEMS, INC.

income and SFAS No. 131 will require companies to report segment performance as it is used internally to evaluate segment performance. These statements merely provide for additional disclosure requirements.

  INTERIM RESULTS

     The financial statements for the six-month period ended December 31, 1996 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) that management considers necessary for a fair presentation of the Company's operating results and cash flows for such period. Results for interim periods are not necessarily indicative of results for the entire year or for future periods.

(3) SOFTWARE LICENSE INSTALLMENTS

     The Company offers extended payment terms to some of its customers. For software license contracts of 15 years, the related financing period is generally 5 years. For software installment contracts of 3 to 5 years, the payments are generally spread ratably over the term. Software license installments are discounted at a market rate of interest at the date the software license contract revenue is recognized. At June 30, 1996 and 1997 and at December 31, 1997 the effective weighted average discount rate used for software license installments was 8.25%, 7.59% and 7.51%, respectively. Associated interest income is earned using the interest method over the term of the license contract.

     The present values of software license installments to be received after December 31, 1997 are as follows (in thousands):

Six months ended June 30, 1998..............................  $ 1,998
Year ended June 30, 1999....................................    6,442
Year ended June 30, 2000....................................    5,347
Year ended June 30, 2001....................................    3,871
Year ended June 30, 2002....................................    2,370
                                                              -------
Total minimum payments to be received.......................   20,028
Less unearned interest income...............................   (2,684)
Less allowance for doubtful accounts........................     (577)
                                                              -------
Present value of software license installments, net.........   16,767
Less current portion, net...................................   (5,158)
                                                              -------
Non-current portion, net....................................  $11,609
                                                              =======

                        MOBIUS MANAGEMENT SYSTEMS, INC.

(4) PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):

                                                        JUNE 30,
                                                   ------------------    DECEMBER 31,
                                                    1996       1997          1997
                                                   -------    -------    ------------
Furniture, fixtures and office equipment.........  $   860    $   700      $   868
Computer equipment...............................    1,789      2,985        3,140
Leasehold improvements...........................      311        315          314
                                                   -------    -------      -------
                                                     2,960      4,000        4,322
Less accumulated depreciation and amortization...   (1,604)    (2,010)      (2,315)
                                                   -------    -------      -------
Property and equipment, net......................  $ 1,356    $ 1,990      $ 2,007
                                                   =======    =======      =======

     Depreciation and amortization expense on property and equipment, including capital leases, was $416,000, $381,000 and $406,000 for the twelve months ended June 30, 1995, 1996 and 1997, respectively, and $220,000 (unaudited) and $305,000 for the six-month periods ended December 31, 1996 and December 31, 1997, respectively. The net book value of equipment under capital leases included in property and equipment at June 30, 1996 and 1997 and December 31, 1997 was $278,000, $175,000 and $159,000, respectively.

(5) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                         JUNE 30,
                                                     ----------------    DECEMBER 31,
                                                      1996      1997         1997
                                                     ------    ------    ------------
Accounts payable...................................  $  615    $1,002       $1,054
Compensation and related benefits..................   2,924     4,196        1,334
Royalty payable....................................     351       680        1,097
Other..............................................     589       715        1,204
                                                     ------    ------       ------
                                                     $4,479    $6,593       $4,689
                                                     ======    ======       ======

(6) INCOME TAXES

     Income before provision for income taxes is as follows (in thousands):

                                                                      SIX MONTHS ENDED
                                          YEARS ENDED JUNE 30,          DECEMBER 31,
                                        -------------------------   ---------------------
                                         1995     1996     1997        1996        1997
                                         ----     ----     ----        ----        ----
                                                                    (UNAUDITED)
Domestic income.......................  $2,612   $6,072   $ 7,923     $2,554      $ 5,467
Foreign losses........................    (583)    (798)   (2,192)      (708)      (1,261)
                                        ------   ------   -------     ------      -------
                                        $2,029   $5,274   $ 5,731     $1,846      $ 4,206
                                        ======   ======   =======     ======      =======

                        MOBIUS MANAGEMENT SYSTEMS, INC.

     The components of the provision for income taxes for the years ended June 30, 1995, 1996 and 1997 and the six-month periods ended December 31, 1996 (unaudited) and December 31, 1997, are as follows (in thousands):

                                                        YEARS ENDED JUNE 30,
                       --------------------------------------------------------------------------------------
                                  1995                         1996                          1997
                       --------------------------   ---------------------------   ---------------------------
                       CURRENT   DEFERRED   TOTAL   CURRENT   DEFERRED   TOTAL    CURRENT   DEFERRED   TOTAL
                       -------   --------   -----   -------   --------   -----    -------   --------   -----
Federal..............   $450       $160     $610    $1,577      $573     $2,150   $1,200     $1,521    $2,721
State................    195        (21)     174       336       127        463      276        336       612
Foreign..............     96         --       96        44        --         44       15         --        15
                        ----       ----     ----    ------      ----     ------   ------     ------    ------
                        $741       $139     $880    $1,957      $700     $2,657   $1,491     $1,857    $3,348
                        ====       ====     ====    ======      ====     ======   ======     ======    ======

                                                   SIX MONTHS ENDED DECEMBER 31,
                                  ---------------------------------------------------------------
                                              1996                              1997
                                  -----------------------------    ------------------------------
                                  CURRENT    DEFERRED    TOTAL     CURRENT    DEFERRED     TOTAL
                                  -------    --------    -----     -------    --------     -----
                                           (UNAUDITED)
Federal.........................   $534        $305      $  839    $1,126      $  827     $1,953
State...........................    129          67         196       208         182        390
Foreign.........................      8          --           8        12          --         12
                                   ----        ----      ------    ------      ------     ------
                                   $671        $372      $1,043    $1,346      $1,009     $2,355
                                   ====        ====      ======    ======      ======     ======

     The following table reconciles the Federal statutory corporate rate to the effective income tax rate for the years ended June 30, 1995, 1996 and 1997 and the six-month periods ended December 31, 1996 (unaudited) and 1997:

                                                YEARS ENDED          SIX MONTHS ENDED
                                                  JUNE 30,             DECEMBER 31,
                                            --------------------    -------------------
                                            1995    1996    1997       1996        1997
                                            ----    ----    ----    -----------    ----
                                                                    (UNAUDITED)
Federal statutory corporate rate..........   34%     34%     34%        34%         34%
State income taxes, net of Federal
  benefit.................................    6       6       6          6           6
Losses of foreign subsidiaries............   10       6      14         14          13
Research credit...........................  (5)      --     (1)         --          --
Other.....................................  (2)       4       5          3           3
                                             --      --      --         --          --
                                             43%     50%     58%        57%         56%
                                             ==      ==      ==         ==          ==

                        MOBIUS MANAGEMENT SYSTEMS, INC.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

                                                        JUNE 30,
                                                    -----------------    DECEMBER 31,
                                                     1996      1997          1997
                                                    ------    -------    ------------
Deferred tax assets:
  Accounts receivable, principally due to
     allowance for doubtful accounts..............  $  163    $   216      $   325
  Foreign net operating loss carryforwards........     708      1,677        2,172
                                                    ------    -------      -------
                                                       871      1,893        2,497
Valuation allowance...............................    (708)    (1,677)      (2,172)
                                                    ------    -------      -------
  Net deferred tax assets.........................     163        216          325
Deferred tax liabilities:
  Software license installments...................   1,277      3,111        4,196
  Depreciation....................................      --         76          109
                                                    ------    -------      -------
  Net deferred tax liability......................  $1,114    $ 2,971      $ 3,980
                                                    ======    =======      =======

     The valuation allowance increased by $380,000, $328,000 and $969,000 for the years ended June 30, 1995, 1996 and 1997 and $495,000 for the six months ended December 31, 1997 primarily due to uncertainty of realization of net operating losses incurred by certain foreign subsidiaries. The Company will reduce the valuation allowance when it is concluded that it is more likely than not that these deferred tax assets will be realized.

     The expiration of net operating loss carryforwards varies by foreign jurisdiction; some begin to expire in fiscal 2000 and others extend indefinitely.

(7) COMMON STOCK

  COMMON STOCK

     The Company has authorized 40,000,000 shares of Common Stock with a $.0001 par value. This includes 1,727,200 shares of Common Stock that were retired during 1997, having previously been held in treasury stock.

     On May 12, 1997, as part of the Preferred Stock Agreement (see note 8) the Company repurchased 4,091,000 shares of Common Stock, $.0001 par value, from its founders for $12,000,130. Such amount is being held in treasury stock at December 31, 1997.

  CLASS A NON-VOTING COMMON STOCK

     The Company has authorized 5,000,000 shares of Class A Non-Voting Common Stock with a $.0001 par value. As of December 31, 1997, 80,000 shares have been issued and are outstanding and 1,786,000 shares have been reserved for issuance to officers, employees or directors of, or consultants to the Company in connection with the Company's stock incentive plan. Upon the completion of the offering, all shares of the Class A Non-Voting Common Stock will be converted to Common Stock.

  STOCK SPLIT

     The Board of Directors authorized a 100-to-one stock split of the Company's common stock which was approved by the stockholders on February 19, 1998. All common share and per share amounts have been retroactively adjusted in the accompanying consolidated financial statements to reflect the stock split.

                        MOBIUS MANAGEMENT SYSTEMS, INC.

(8) PREFERRED STOCK

     The Company has authorized 200,000 shares of Preferred Stock with a par value of $.01. Before any shares are issued, the Board of Directors shall fix the specific provisions of the shares including the designation of series, voting rights, dividend features, redemption and liquidation provision and other features.

     On May 12, 1997, the Company entered into a Stock Purchase Agreement (the "Agreement") whereby certain investors purchased 40,910 shares of the Preferred Stock that the Board of Directors designated as Series A Convertible Preferred Stock ("Convertible Preferred Stock") for $12,000,130.

     On or after May 8, 2002, each holder of Convertible Preferred Stock can at their option, request redemption of their Convertible Preferred Stock at a price equal to the original issuance price per share plus any accrued dividends on such Convertible Preferred Stock. In addition, Preferred Stockholders are entitled to receive dividends and other distributions equivalent to those declared or paid on Common Stock as if all Convertible Preferred Stock had been converted into Common Stock. At December 31, 1997, no dividends have been declared on the Convertible Preferred Stock.

     Each share of Convertible Preferred Stock is convertible at the option of the holder and is mandatorily converted into Common Stock upon the following:
(i) a sale of substantially all of the assets of the Company at an aggregate purchase price of not less than $100,000,000 up until the first anniversary of the Agreement, $125,000,000 from the first anniversary of the Agreement to the second anniversary of the Agreement and $150,000,000 thereafter, (ii) a merger of the Company with or into another Company in which the Stockholders receive aggregate consideration having value of not less than $100,000,000 up until the first anniversary of the Agreement, $125,000,000 from the first anniversary of the Agreement to the second anniversary of the Agreement and $150,000,000 thereafter, (iii) a designated public offering which results in aggregate net proceeds of not less than $20,000,000 to the Corporation at an offering price per share of not less than $5.87, and (iv) a private sale of substantially all of the Common Stock of the Company at a price per share of not less than $5.87 up until the first anniversary of the Agreement, $7.33 from the first anniversary of the Agreement to the second anniversary of the Agreement and $8.80 thereafter. Such Convertible Preferred Stock is convertible into 4,091,000 shares of the Company's Common Stock and will so convert upon consummation of the offering.

(9) STOCK INCENTIVE PLAN

     In November 1996, the Company adopted a stock incentive plan (the "Plan") pursuant to which the Company's Board of Directors may grant stock options to officers, employees, directors and consultants. The Plan authorizes grants of options to purchase up to 3,480,000 shares of authorized but unissued Common Stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant as determined by the Company's Board of Directors. Stock options generally vest as to 20% of the shares subject thereto on the first anniversary of the date of grant and the remainder vest ratably over the subsequent 16 quarters.

                        MOBIUS MANAGEMENT SYSTEMS, INC.

     Stock option activity during the periods indicated was as follows:

                                                         NUMBER OF    WEIGHTED AVERAGE
                                                          SHARES       EXERCISE PRICE
                                                         ---------    ----------------
Balance at June 30, 1996...............................         --            --
  Granted..............................................  2,045,500         $1.25
  Exercised............................................         --            --
  Forfeited............................................         --            --
  Expired..............................................         --            --
                                                         ---------         -----
Balance at June 30, 1997...............................  2,045,500          1.25
  Granted..............................................    485,500          6.36
  Exercised............................................    (80,000)         1.25
  Forfeited............................................   (665,000)         1.25
  Expired..............................................         --            --
                                                         ---------         -----
Balance at December 31, 1997...........................  1,786,000         $2.64
                                                         =========         =====

     At June 30, 1997 and December 31, 1997, the range of exercise price was $1.25 and $1.25 - $6.94, respectively. At June 30, 1997 and December 31, 1997, the weighted average remaining contractual life of outstanding options was 8.92 and 9.13 years, respectively.

     At June 30, 1997 and December 31, 1997, the number of options exercisable was 0 and 360,100, respectively, and the weighted average exercise price of the exercisable options was $0.00 and $2.83, respectively.

     At December 31, 1997, there were 1,134,000 shares available for grant under the plan. In January and February 1998, the Company granted a total of 720,000 options, with exercise prices from $9.86 to $11.00 per share.

     The Company applies APB Opinion No. 25 in measuring compensation expense for options issued under the Plan. Had the Company determined compensation cost based on the fair value on the grant date for its stock options under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the amounts indicated below.

                                                 YEAR ENDED    SIX MONTHS ENDED
                                                  JUNE 30,       DECEMBER 31,
                                                    1997             1997
                                                 ----------    ----------------
Net income and earnings per share as would be
  reported under SFAS No. 123:
  Net income...................................    $2,317           $1,758
  Basic earnings per share.....................    $ 0.16           $ 0.16
  Diluted earnings per share...................    $ 0.15           $ 0.11

     The per share weighted average fair value of stock options granted during the year ended June 30, 1997 and the six months ended December 31, 1997 was $0.84 and $4.31 on the date of grant using the modified Black Scholes option pricing model, excluding volatility assumption, with the following weighted average assumptions: expected dividend yield of 0.0%, risk free interest rate of 6.5%, and an expected life of 7 years.

(10) EMPLOYEE SAVINGS PLAN

     In fiscal 1995, the Company established a savings plan that qualifies under
Section 401(k) of the Internal Revenue Code. Under the plan, participating U.S. employees may defer up to 20% of

                        MOBIUS MANAGEMENT SYSTEMS, INC.

their pre-tax compensation, but not more than Internal Revenue Code limitations. The Company, at the discretion of the Board of Directors, may match the employee contributions. No matching contributions were made in the years ended June 30, 1995, 1996 and 1997 or for the six months ended December 31, 1997.

(11) LEASE COMMITMENTS

     The Company has operating leases for its office facilities which expire on various dates through fiscal 2008 and provide for escalation and additional payments relating to operating expenses. The Company leases some of its computer and office equipment under capital leases expiring on various dates through fiscal 2000.

     The following is a schedule of future minimum lease payments for capital and operating leases as of December 31, 1997 (in thousands):

                                                       CAPITAL LEASES    OPERATING LEASES
                                                       --------------    ----------------
Six months Ended June 30, 1998.......................       $ 33             $   744
Year Ended June 30, 1999.............................         65               1,690
Year Ended June 30, 2000.............................         37               1,580
Year Ended June 30, 2001.............................         --               1,525
Year Ended June 30, 2002.............................         --               1,258
Year Ended June 30, 2003.............................         --               1,154
Thereafter...........................................         --               5,264
                                                            ----             -------
Total minimum lease payments.........................        135             $13,215
                                                                             =======
Less interest component..............................        (12)
                                                            ----
Present value of minimum lease payments..............        123
Less current portion.................................        (57)
                                                            ----
Non-current portion..................................       $ 66
                                                            ====

     Rental expense for all operating leases was approximately $520,000, $873,000 and $1,046,000 for the years ended June 30, 1995, 1996 and 1997, respectively, and $498,000 (unaudited) and $697,000 for the six months ended December 31, 1996 and 1997, respectively.

                        MOBIUS MANAGEMENT SYSTEMS, INC.

(12) GEOGRAPHIC AREA INFORMATION AND FOREIGN OPERATIONS

                                                     UNITED
                                                    STATES(a)     FOREIGN(b)   ELIMINATIONS    TOTAL
                                                  -------------   ----------   ------------   -------
YEAR ENDED JUNE 30, 1995:
Revenue:
  From unaffiliated customers(c)................     $21,209         1,196            --      $22,405
  Between geographic areas(d)...................         455           579        (1,024)          --
                                                     -------       -------       -------      -------
Total Revenue...................................     $21,664         1,775        (1,024)     $22,405
                                                     =======       =======       =======      =======
Net income......................................     $ 1,733          (584)           --      $ 1,149
Identifiable assets.............................     $13,850         1,080        (2,218)     $12,712
YEAR ENDED JUNE 30, 1996:
Revenue:
  From unaffiliated customers(c)................     $28,348         2,610            --      $30,958
  Between geographic areas(d)...................         899            --          (899)          --
                                                     -------       -------       -------      -------
Total Revenue...................................     $29,247         2,610          (899)     $30,958
                                                     =======       =======       =======      =======
Net income......................................     $ 3,417          (800)           --      $ 2,617
Identifiable assets.............................     $19,169         2,695        (3,418)     $18,446
YEAR ENDED JUNE 30, 1997:
Revenue:
  From unaffiliated customers(c)................     $38,716         2,611            --      $41,327
  Between geographic areas(d)...................         942            --          (942)          --
                                                     -------       -------       -------      -------
Total Revenue...................................     $39,658         2,611          (942)     $41,327
                                                     =======       =======       =======      =======
Net income......................................     $ 4,600        (2,217)           --      $ 2,383
Identifiable assets.............................     $31,434         3,628        (6,560)     $28,502
SIX MONTHS ENDED DECEMBER 31, 1996 (UNAUDITED):
Revenue:
  From unaffiliated customers(c)................     $16,086         1,312            --      $17,398
  Between geographic areas(d)...................         449            --          (449)          --
                                                     -------       -------       -------      -------
Total Revenue...................................     $16,535         1,312          (449)     $17,398
                                                     =======       =======       =======      =======
Net income......................................     $ 1,511          (708)           --      $   803
Identifiable assets.............................     $24,227         3,913        (4,895)     $23,245
SIX MONTHS ENDED DECEMBER 31, 1997:
Revenue:
  From unaffiliated customers(c)................     $21,407         1,664            --      $23,071
  Between geographic areas(d)...................         586            --          (586)          --
                                                     -------       -------       -------      -------
Total Revenue...................................     $21,993         1,664          (586)     $23,071
                                                     =======       =======       =======      =======
Net income......................................     $ 3,133        (1,282)           --      $ 1,851
Identifiable assets.............................     $38,238         4,747        (8,638)     $34,347

---------------
(a) Includes international sales through agents located in the United States.

(b) The Company operates wholly owned subsidiaries in the United Kingdom, Italy, Germany, France and Sweden.

(c) Includes royalties paid to the Company and to its subsidiaries by agents. Royalties from agents are a percentage of the license and maintenance fees paid by customers to such agents.

                        MOBIUS MANAGEMENT SYSTEMS, INC.

(d) Represents royalties from foreign subsidiaries. Royalties from foreign subsidiaries are a percentage of the license and maintenance fees paid by customers to such foreign subsidiaries.

(13) COMMITMENTS AND CONTINGENCIES

  REVOLVING LINE OF CREDIT

     The Company has available as of December 31, 1997 with Silicon Valley Bank a revolving line of credit of $5,000,000 for working capital purposes, bearing interest at the prime rate. At December 31, 1997 there were no borrowings on the line and the agreement expires on October 20, 1998. The line of credit is secured by certain assets of the Company.

     The agreement contains certain financial restrictions and covenants which, among other things, includes provisions for maintaining a minimum amount of cash, net worth and profitability.

  LETTER OF CREDIT

     At December 31, 1997, the Company has established a letter of credit for $500,000 under the above line of credit with Silicon Valley Bank in connection with the lease on its corporate office.

                        MOBIUS MANAGEMENT SYSTEMS, INC.

(14) PRO FORMA EARNINGS PER SHARE (UNAUDITED)

     Pro forma basic earnings per share is calculated by dividing income available to common stockholders by the pro forma weighted average number of common shares outstanding for the period. Pro forma diluted earnings per share is calculated by dividing income available to common stockholders by the pro forma weighted average number of common shares and potential common shares outstanding for the period. Both the pro forma basic and diluted weighted average shares include the conversion of the Series A Convertible Preferred Stock and the Class A Non-Voting Common Stock into Common Stock. The following is a reconciliation of the numerators and denominators for the pro forma basic and pro forma diluted EPS calculation (in thousands, except per share data):

                                                                                SIX MONTHS ENDED
                                    YEAR ENDED JUNE 30, 1997                    DECEMBER 31, 1997
                              -------------------------------------   -------------------------------------
                                  NET                         PER         NET                         PER
                                 INCOME         SHARES       SHARE       INCOME         SHARES       SHARE
                              (NUMERATOR)    (DENOMINATOR)   AMOUNT   (NUMERATOR)    (DENOMINATOR)   AMOUNT
                              ------------   -------------   ------   ------------   -------------   ------
Pro forma basic EPS: Net
  income....................     $2,383                                  $1,851
                                 ======                                  ======
Weighted average shares
  outstanding...............                    14,318                                  10,909
Common shares expected to be
  issued for conversion of
  Preferred Stock...........                     4,091                                   4,091
Common shares expected to be
  issued for conversion of
  Class A Non-Voting Common
  Stock.....................                        80                                      80
                                                ------                                  ------
Pro forma basic EPS.........                    18,489       $0.13                      15,080       $0.12
                                                             =====                                   =====
Pro forma diluted EPS.......
  Net income................     $2,383                                  $1,851
                                 ======                                  ======
  Dilutive effect of stock
    options.................                       882                                     772
                                                ------                                  ------
Pro forma diluted EPS.......                    19,371       $0.12                      15,852       $0.12
                                                ======       =====                      ======       =====

     If the assumed conversion of the Series A Convertible Preferred Stock and the Class A Non-Voting Common Stock into Common Stock had occurred as of December 31, 1997, total stockholder's equity would have increased to $9,437,000.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., NationsBanc Montgomery Securities LLC and BancAmerica Robertson Stephens are acting as representatives, has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                               NUMBER OF
                                                               SHARES OF
                        UNDERWRITER                           COMMON STOCK
                        -----------                           ------------
Goldman, Sachs & Co. .......................................
NationsBanc Montgomery Securities LLC.......................
BancAmerica Robertson Stephens..............................
                                                               ---------
          Total.............................................   2,900,000
                                                               =========

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $          per share. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $          per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the initial public offering price and other selling terms may from time to time be varied by the representatives.

     The Selling Stockholders have granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 435,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 2,900,000 shares of Common Stock offered.

     The Company, its directors and officers, and certain of its stockholders have agreed that, subject to certain exceptions, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or of any other securities of the Company (other than, in the case of the Company, pursuant to stock incentive plans existing on the date of this Prospectus) which are substantially similar to the shares of Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Common Stock without the prior written consent of the representatives, except for the shares of Common Stock offered in connection with the offering.

     Prior to the offering, there has been no public market for the shares of Common Stock. The initial public offering price will be negotiated among the Company and the representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects for the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed 5% of the total number of shares of Common Stock offered hereby.

     At the request of the Company, the Underwriters have reserved shares of the Common Stock offered hereby for sale at the initial public offering price, to employees and friends of the Company. Such employees and friends will purchase, in the aggregate, not more than 5% of the Common Stock offered hereby of which approximately 3% are expected to be purchased by employees. The number of shares available to the general public will be reduced to the extent that such person purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered by this Prospectus.

     In connection with the offering, the Underwriters may purchase and sell Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions created by the Underwriters involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise, and these activities, if commenced, may be discontinued at any time.

     The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "MOBI".

     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

Graphic and Text Appearing on the inside back cover of the Prospectus:

This page contains a stylized rendering of a tri-level building. On the first level of the building there is a man standing next to a computer monitor which has images of documents on it and coming out of it, projecting upward within the building. Next to the man projecting toward the right of the page is a strip of film. On the second level of the building there is a sphere. From the sphere there are two beams of light projecting to the right and the left sides of the page. To the right of the sphere, the beam of light projects onto a computer and a computer monitor. The computer monitor has an image of a document on it. The beam of light projects from the computer monitor to a woman sitting on a desk chair in front of the monitor and typing on the computer keyboard. Above the woman are 5 cartridges stacked on top of each other. To the left of the sphere, the beam of light projects onto a computer and a computer monitor. The computer monitor has an image of a document on it. The beam of light projects from the computer monitor to a man sitting on a desk chair in front of the monitor and typing on the computer keyboard. On the left side of the page below the man and the computer, there are three disks going toward the bottom of the page. Above the man there is a sphere and an image of a document. Above the building: on the left side of the page there is a magnifying glass and an image of a document; on the middle of the page there is a scale with the images of documents upon it; and on the right side of the page there is a pie chart, a bar graph and a line graph. In the upper right hand corner of the page, the Mobius Management Systems, Inc. logo appears.

==========================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                             ----------------------
                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary.......................     3
Risk Factors.............................     6
Use of Proceeds..........................    15
Dividend Policy..........................    15
Capitalization...........................    16
Dilution.................................    17
Selected Consolidated Financial Data.....    18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................    20
Business.................................    29
Management...............................    42
Certain Transactions.....................    51
Principal and Selling Stockholders.......    52
Description of Capital Stock.............    53
Shares Eligible For Future Sale..........    55
Legal Matters............................    56
Experts..................................    56
Additional Information...................    56
Index to Consolidated Financial
  Statements.............................   F-1
Underwriting.............................   U-1

  THROUGH AND INCLUDING           , 1998 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

==========================================================
==========================================================

                                2,900,000 SHARES

                               MOBIUS MANAGEMENT
                                 SYSTEMS, INC.

                                  COMMON STOCK
                          (PAR VALUE $.0001 PER SHARE)
                             ----------------------


                                 [MOBIUS LOGO]

                             ----------------------

                              GOLDMAN, SACHS & CO.

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                             BANCAMERICA ROBERTSON
                                    STEPHENS

                      REPRESENTATIVES OF THE UNDERWRITERS

==========================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:

SEC Registration fee........................................  $ 12,790
NASD filing fee.............................................     4,836
Nasdaq National Market fee..................................    95,000
Printing and engraving expenses.............................   175,000
Legal fees and expenses.....................................   300,000
Accounting fees and expenses................................   200,000
Blue Sky fees and expenses (including legal fees)...........    10,000
Transfer agent and registrar fees and expenses..............     7,500
Miscellaneous...............................................    94,874
                                                              --------
          Total.............................................  $900,000
                                                              ========

     The Registrant will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article EIGHTH of the Registrant's Second Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

     Article NINTH of the Registrant's Restated Certificate of Incorporation provides that the Registrant shall to the fullest extent permitted by Delaware law, as in effect from time to time, indemnify each director or officer of the Registrant or of any of its wholly-owned subsidiaries who was or is a party or is threatened to be made a party to any litigation or other legal proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or of any of its subsidiaries (provided that such person's actions subject to such proceeding were taken in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful) against all expense, liability and loss (including, but not limited to, attorneys' fees, judgments, fines, excise taxes or penalties with respect to any employee benefit plan or otherwise, and amounts paid or to be paid in settlement) incurred or suffered by such director or officer in connection with such proceeding; provided, however, that, except for proceedings to recover claims made by a director or officer against the Registrant pursuant to such Article NINTH, the Registrant shall not be obligated to indemnify a director or officer in connection with a proceeding not authorized by the Board of Directors of the Registrant and initiated by such director or officer against (i) the Registrant or any of its subsidiaries, (ii) any person who is or was a director, officer, employee or agent of the Registrant or any of its subsidiaries and/or (iii) any person or entity which is or was controlled, controlled by, or under common control with the Registrant or has or had business relations with the Registrant or any of its subsidiaries.

     The right to indemnification conferred by such Article NINTH includes the right to be paid by the Registrant the expenses incurred in connection with the defense or investigation of any such proceeding in advance of its final disposition; provided, however, that if and to the extent that Delaware law so requires, the payment of such expense in advance of the final disposition of a proceeding shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer or former director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer or former director or officer is not entitled to be indemnified by the Registrant.

     Article NINTH of the Registrant's Restated Certificate of incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made by a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Under the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify the Company, directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

     The Company has obtained directors and officers liability insurance for the benefit of its directors and certain of its officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years preceding the filing of this registration statement, the Company has granted the following options (and shares issued upon the exercise thereof) to employees and non-employee directors and Series A Convertible Preferred Stock to certain investors that were not registered under the Securities Act:

     Since November 1, 1996, the Company has granted options under the 1996 Plan to purchase an aggregate of 2,438,000 shares of Common Stock at various exercise prices ranging from $1.25 to $11.00 per share to certain employees of the Registrant, including 270,000, 340,000, 360,000 and 360,000 (net of 640,000
having lapsed) options for each of the following Named Executive Officers, respectively: E. Kevin Dahill, Karry Kleeman, Robert Lawrence and Joseph Tinnerello. These options were granted pursuant to option agreements subject to certain vesting requirements (other than a September 30, 1997 grant to Mr. Tinnerello to purchase 100,000 shares of Common Stock, all of which were exercisable immediately upon the grant). The Company believes that such issuances were made based upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), contained in
Section 3(b) of the Securities Act because the subject securities issued pursuant to a compensatory benefit plan pursuant to Rule 701 under the Securities Act. Restrictive legends were placed in the agreements relating to the right to purchase such shares.

     On May 12, 1997, pursuant to a Stock Purchase Agreement, the Company issued an aggregate of 40,910 shares of the Company's Series A Convertible Preferred Stock, $.01 par value (the

"Series A Preferred Stock") for an aggregate purchase price of $12,000,130 to Oak Investment Partners VI, L.P., Oak VI Affiliates Fund, L.P., NEA Ventures 1997, NEA President's Fund L.P., New Enterprise Associates VII, New Venture Partners III L.P. and Glynn Ventures III, L.P. Upon consummation of this offering, each of such shares will convert into 100 shares of Common Stock. The Company believes that such issuance was made based upon the exemption from the registration requirements of the Securities Act contained in Section 4(2) of the Securities Act because the subject securities were sold to a limited group of persons, each of whom was believed to have been a sophisticated investor. Restrictive legends were placed on the stock certificates evidencing such shares of Series A Preferred Stock.

     On December 30, 1997, the Company issued 80,000 shares of Class A Non-Voting Common Stock to Mr. Tinnerello upon the exercise of certain vested options (granted in November, 1996). Upon consummation of this offering, such shares automatically convert into shares of Common Stock on a one to one basis. The Company believes that such issuance was made based upon the exemption for the registration requirements of the Securities Act contained in Section 3(b) of the Securities Act because the subject securities were issued pursuant to a compensatory benefit plan pursuant to Rule 701 under the Securities Act. Restrictive legends were placed on the stock certificates evidencing such shares of Class A Non-Voting Stock.

     On February 25, 1998, the Company's stockholders approved the Company's Directors' Plan. Effective upon such approval, each of Messrs. Barris, Glassmeyer and Kopelman, non-employee members of the Company's Board of Directors, were granted immediately exercisable options to purchase 10,000 shares at an exercise price of $11.00 per share. The Company believes that such issuance was made based upon the exemption from the registration requirements of the Securities Act contained in Section 3(b) of the Securities Act because the subject securities were issued pursuant to a compensatory benefit plan pursuant to Rule 701 under the Securities Act. Restrictive legends were placed in the agreements relating to the right to purchase such shares.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


EXHIBIT NO.                              DESCRIPTION
-----------                              -----------
   1.1      --   Form of Underwriting Agreement.
   3.1**    --   Form of Second Amended and Restated Certificate of
                 Incorporation of the Registrant.
   3.2**    --   Form of Restated By-Laws of the Registrant.
   4.1**    --   Specimen certificate representing the Common Stock.
   5.1*     --   Opinion of Kramer, Levin, Naftalis & Frankel.
  10.1**    --   Mobius Management Systems, Inc. 1996 Stock Incentive Plan.
  10.2**    --   Amendment No. 1 to Mobius Management Systems, Inc. 1996
                 Stock Incentive Plan.
  10.3**    --   Mobius Management Systems, Inc. 1998 Employee Stock Purchase
                 Plan.
  10.4**    --   Mobius Management Systems, Inc. 1998 Non-Employee Director
                 Stock Option Plan.
  10.5**    --   Mobius Management System, Inc. 1998 Executive Incentive
                 Plan.
  10.6**    --   Form of Grantee Option Agreement.
  10.7**    --   Lease dated December 4, 1997 by and between Old Boston Post
                 Road Associates LLC and the Registrant.
  10.8**    --   Lease dated February 14, 1983 by and between American
                 National Bank and Trust Company of Chicago and the
                 Registrant.
  10.9**    --   Stock Purchase Agreement dated as of May 12, 1997 by and
                 among the Registrant and the other parties listed on the
                 signature pages thereto.
  10.10**   --   Stockholders' Agreement dated as of May 12, 1997 by and
                 among the Registrant and the other parties listed on the
                 signature pages thereto.
  10.11**   --   Registration Rights Agreement dated May 12, 1997 by and
                 among the Registrant and the other parties listed on the
                 signature pages thereto.
  10.12**   --   Employment Agreement between the Registrant and Mitchell
                 Gross, dated February 26, 1998.
  10.13**   --   Employment Agreement between the Registrant and Joseph
                 Albracht, dated February 26, 1998.
  10.14**   --   Severance Agreement dated as of September 30, 1997 between the Registrant and Joseph Tinnerello.
  10.15**   --   Option Agreement dated as of September 30, 1997 between the
                 Registrant and Joseph Tinnerello.
  10.16**   --   Letter Agreement, dated as of December 28, 1997 between the
                 Registrant and Joseph Tinnerello.
  10.17**   --   Stockholder Agreement, dated as of December 30, 1997 between the Registrant and Joseph Tinnerello.
  10.18**   --   Loan and Security Agreement dated as of October 21, 1997
                 between Silicon Valley Bank and the Registrant.
  10.19**+  --   Software Assets Purchase Agreement dated as of December 10,
                 1990 among the Registrant, Compucept of Nevada and Software
                 Assist Corporation.
  10.20**+  --   OEM Agreement between the Registrant and CDP Communications,
                 Inc. dated as of October 15, 1993.
  10.21**+  --   Source Code License and Amendment to OEM Agreement between the Registrant and CDP Communications Inc. dated as of
                 August 12, 1997.
  10.22**+  --   Amendment #1 to License and Amendment to OEM Agreement
                 between the Registrant and CDP Communications, Inc. dated
                 November 21, 1997.
  21.1**    --   Subsidiaries of the Registrant.
  23.1**    --   Consent of KPMG Peat Marwick LLP.
  23.2*     --   Consent of Kramer, Levin, Naftalis & Frankel (included in
                 Exhibit 5.1).
  24.1**    --   Power of Attorney.


---------------
 * To be filed by amendment

** Previously filed

 + Confidential treatment has been requested as to certain portions of this Exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

     (b) Financial Statement Schedule for each of the three years in the period ended June 30, 1996:

                                                               PAGE NUMBER
                                                               -----------
Schedule II -- Valuation and Qualifying Accounts and
  Reserves                                                        II-7

     All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS.

     The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on April 6, 1998.


                                          MOBIUS MANAGEMENT SYSTEMS, INC.

                                          By: /s/ MITCHELL GROSS
                                            ------------------------------------
                                            Mitchell Gross
                                            Chairman of the Board, Chief
                                              Executive
                                            Officer and President

                        POWER OF ATTORNEY AND SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                    SIGNATURES                                    TITLE(S)                    DATE
                    ----------                                    --------                    ----
                /s/ MITCHELL GROSS                   Chairman of the Board, Chief         April 6, 1998
---------------------------------------------------  Executive Officer, President
                  Mitchell Gross                     (Principal Executive Officer) and
                                                     Director

                         *                           Executive Vice President, Chief      April 6, 1998
---------------------------------------------------  Operating Officer, Secretary and
                Joseph J. Albracht                   Director

                         *                           Vice President, Finance, Chief       April 6, 1998
---------------------------------------------------  Financial Officer and Treasurer
                  E. Kevin Dahill                    (Principal Financial and Accounting
                                                     Officer)

                         *                           Director                             April 6, 1998
---------------------------------------------------
                  Peter J. Barris

                         *                           Director                             April 6, 1998
---------------------------------------------------
               Edward F. Glassmeyer

                         *                           Director                             April 6, 1998
---------------------------------------------------
                Kenneth P. Kopelman

                         *
                /s/ MITCHELL GROSS
---------------------------------------------------
                  Mitchell Gross
                 Attorney in Fact

                                                                     SCHEDULE II

                        MOBIUS MANAGEMENT SYSTEMS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                          ADDITIONS
                                                    ----------------------
                                      BALANCE AT    CHARGED TO    CHARGES                    BALANCE
                                      BEGINNING     COSTS AND     TO OTHER                   AT END
            DESCRIPTION               OF PERIOD      EXPENSES     ACCOUNTS    DEDUCTIONS    OF PERIOD
            -----------               ----------    ----------    --------    ----------    ---------
Year ended June 30, 1995:
Deductions from asset account:
  Allowance for doubtful accounts...      80           126          --           (126)          80
Year ended June 30, 1996:
Deductions from asset account:
  Allowance for doubtful accounts...      80           575          --           (232)         423
Year ended June 30, 1997:
Deductions from asset account:
  Allowance for doubtful accounts...     423           817          --           (519)         721

                                 EXHIBIT INDEX


                                                                               SEQUENTIAL
EXHIBIT NO.                              DESCRIPTION                            PAGE NO.
-----------                              -----------                           ----------
  1.1       --   Form of Underwriting Agreement..............................
  3.1**     --   Form of Second Amended and Restated Certificate of
                 Incorporation of the Registrant.............................
  3.2**     --   Form of Restated By-Laws of the Registrant..................
  4.1**     --   Specimen certificate representing the Common Stock..........
  5.1*      --   Opinion of Kramer, Levin, Naftalis & Frankel................
 10.1**     --   Mobius Management Systems, Inc. 1996 Stock Incentive
                 Plan........................................................
 10.2**     --   Amendment No. 1 to Mobius Management Systems, Inc. 1996
                 Stock Incentive Plan........................................
 10.3**     --   Mobius Management Systems, Inc. 1998 Employee Stock Purchase
                 Plan........................................................
 10.4**     --   Mobius Management Systems, Inc. 1998 Non-Employee Director
                 Stock Option Plan...........................................
 10.5**     --   Mobius Management System, Inc. 1998 Executive Incentive
                 Plan........................................................
 10.6**     --   Form of Grantee Option Agreement............................
 10.7**     --   Lease dated December 4, 1997 by and between Old Boston Post
                 Road Associates LLC and the Registrant......................
 10.8**     --   Lease dated February 14, 1983 by and between American
                 National Bank and Trust Company of Chicago and the
                 Registrant..................................................
 10.9**     --   Stock Purchase Agreement dated as of May 12, 1997 by and
                 among the Registrant and the other parties listed on the
                 signature pages thereto.....................................
 10.10**    --   Stockholders' Agreement dated as of May 12, 1997 by and
                 among the Registrant and the other parties listed on the
                 signature pages thereto.....................................
 10.11**    --   Registration Rights Agreement dated May 12, 1997 by and
                 among the Registrant and the other parties listed on the
                 signature pages thereto.....................................
 10.12**    --   Employment Agreement between the Registrant and Mitchell
                 Gross, dated February 26, 1998..............................
 10.13**    --   Employment Agreement between the Registrant and Joseph
                 Albracht, dated February 26, 1998...........................
 10.14**    --   Severance Agreement dated as of September 30, 1997 between the Registrant and Joseph Tinnerello........................
 10.15**    --   Option Agreement dated as of September 30, 1997 between the
                 Registrant and Joseph Tinnerello............................
 10.16**    --   Letter Agreement, dated as of December 28, 1997 between the
                 Registrant and Joseph Tinnerello............................
 10.17**    --   Stockholder Agreement, dated as of December 30, 1997 between the Registrant and Joseph Tinnerello........................
 10.18**    --   Loan and Security Agreement dated as of October 21, 1997
                 between Silicon Valley Bank and the Registrant..............
 10.19**+   --   Software Assets Purchase Agreement dated as of December 10,
                 1990 among the Registrant, Compucept of Nevada and Software
                 Assist Corporation..........................................
 10.20**+   --   OEM Agreement between the Registrant and CDP Communications,
                 Inc. dated as of October 15, 1993...........................
 10.21**+   --   Source Code License and Amendment to OEM Agreement between the Registrant and CDP Communications Inc. dated as of
                 August 12, 1997.............................................
 10.22**+   --   Amendment #1 to License and Amendment to OEM Agreement
                 between the Registrant and CDP Communications, Inc. dated
                 November 21, 1997...........................................
 21.1**     --   Subsidiaries of the Registrant..............................
 23.1**     --   Consent of KPMG Peat Marwick LLP............................
 23.2*      --   Consent of Kramer, Levin, Naftalis & Frankel (included in
                 Exhibit 5.1)................................................
 24.1**     --   Power of Attorney...........................................


---------------
 * To be filed by amendment

** Previously filed

 + Confidential treatment has been requested as to certain portions of this Exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.